                                  SCHEDULE 14C
                                 (RULE 14c-101)


        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:


[X]  Preliminary Information Statement     [ ]  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14c-5(d)(2))
[ ]  Definitive Information Statement


                           COMPUTER INTEGRATION CORP.
                              (Name of Registrant)

                           COMPUTER INTEGRATION CORP.
               (Name of Person(s) Filing Information Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1)     Title of each class of securities to which transaction applies:

                 Common Stock
                 --------------------------------------------------------------

         (2)     Aggregate number of securities to which transaction applies:

                 14,046,010
                 --------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                 $0.919 (calculated based on the maximum amount of cash to be distributed to common stockholders divided by the number of issued and outstanding shares).
                 --------------------------------------------------------------

         (4)     Proposed maximum aggregate value of transaction:

                 $12,901,400
                 --------------------------------------------------------------

         (5)     Total fee paid:

                 $2,580
                 --------------------------------------------------------------

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                      LOGO

                                 April ___, 1998

Dear Stockholder:

         This is to advise you that on April 10, 1998, certain common stockholders of Computer Integration Corp. ("CIC"), representing in excess of the percentage shareholder interest in CIC required under applicable law, have, by written consent, authorized and approved an Agreement and Plan of Merger, dated as of April 7, 1998 (the "Merger Agreement"), among CIC, CompuCom Systems, Inc., ("CompuCom") and CIC Acquisition Corp., a wholly-owned subsidiary of CompuCom ("CompuCom Subsidiary"). This transmittal letter serves as written notice of this action, in accordance with the requirements of Section 228(d) of the Delaware General Corporation Law (the "DGCL").

         Under the terms of the Merger Agreement, CompuCom Subsidiary will merge with and into CIC (the "Merger"), with CIC remaining as the surviving corporation and thus becoming a wholly-owned subsidiary of CompuCom. The effect of the Merger on the holders of each class of capital stock of CIC will be as follows:

         1. Each share of common stock of CIC (the "CIC Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than shares of CIC Common Stock as to which the holders thereof have exercised dissenters' rights under the DGCL ("Dissenting Shares"), shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive:

                  (i) cash consideration of approximately $0.723 per share of CIC Common Stock, payable following the Effective Time of the Merger; and

                  (ii) additional cash consideration of up to $0.196 per share of CIC Common Stock, the payment of which is contingent upon certain developments after the Effective Time of the Merger and, if payable, will be paid no earlier than the first anniversary of the date the Merger closes.

         2. Each share of Series D, 9% Cumulative Convertible Redeemable Preferred Stock of CIC (the "Series D Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $100 in cash (the "Series D Merger Consideration"), which, on a per share basis, equals the stated value of the Series D Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series D Preferred Stock, cash consideration of $1,903,600; and

         3. Each share of Series E, 9% Cumulative Convertible Redeemable Preferred Stock of CIC (the "Series E Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $4,000 in cash (the "Series E Merger Consideration"), which, on a per share basis, equals the stated value of the Series E Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series E Preferred Stock, cash consideration of $500,000.

         At the Effective Time, each share of each class of CIC capital stock, if any, held in CIC's treasury or owned by CompuCom, CompuCom Subsidiary or any direct or indirect wholly-owned subsidiary of either of them will be cancelled and retired without payment of any consideration for such share(s).

         The Information Statement accompanying this transmittal letter describes in greater detail the terms of the Merger Agreement and the transactions contemplated under such agreement. The Board of Directors of CIC urges you to read the Information Statement in its entirety.

         THE BOARD OF DIRECTORS OF CIC HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AS BEING IN THE BEST INTERESTS OF CIC AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS OF CIC HAS RECEIVED A WRITTEN OPINION FROM CIC'S FINANCIAL ADVISOR, J.C. BRADFORD & CO., THAT, AS OF MARCH 31, 1998, AND AS OF THE DATE OF THE INFORMATION STATEMENT, AND SUBJECT TO CERTAIN ASSUMPTIONS, FACTORS AND LIMITATIONS SET FORTH IN THE WRITTEN OPINION, THE CONSIDERATION TO BE PAID BY COMPUCOM IN THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF SHARES OF CIC COMMON STOCK.

         As noted above, holders of in excess of the requisite percentage of shares of CIC Common Stock have, by written consent, authorized and approved CIC's execution and delivery of the Merger Agreement and CIC's performance of its obligations thereunder. Neither the holders of shares of Series D Preferred Stock nor the holders of shares of Series E Preferred Stock are entitled to vote on the Merger Agreement or the Merger. Accordingly, no further authorization or approval of CIC's stockholders is required. However, under the DGCL, holders of each class of CIC capital stock who have not consented to the Merger are entitled to an appraisal of the fair value of their shares of such stock. Thus, if you have not provided a written consent to the Merger and do not wish to accept the consideration payable with respect to your shares of stock in CIC, you may assert your appraisal rights under Delaware law. The procedure for doing so is described in the Information Statement.

                                          Sincerely,


                                          John E. Paget
                                          President and Chief Executive Officer

                           COMPUTER INTEGRATION CORP.
                     15720 John J. Delaney Drive, Suite 500
                         Charlotte, North Carolina 28277

                      ------------------------------------

                              INFORMATION STATEMENT

                      ------------------------------------


         This Information Statement is being furnished by the Board of Directors of Computer Integration Corp., a Delaware corporation ("CIC"), to inform the stockholders of CIC of the authorization and approval of the execution, delivery and performance by CIC of an Agreement and Plan of Merger, dated as of April 7, 1998 (the "Merger Agreement"), among CIC, CompuCom Systems, Inc., a Delaware corporation ("CompuCom") and CIC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CompuCom ("CompuCom Subsidiary"). Under the terms of the Merger Agreement, CompuCom Subsidiary will merge with and into CIC (the "Merger"), with CIC remaining as the surviving corporation (the "Surviving Corporation") and thus becoming a wholly-owned subsidiary of CompuCom.

         The effect of the Merger on the holders of each class of capital stock of CIC will be as follows:

         1. Each share of common stock, $.001 par value per share, of CIC (the "CIC Common Stock") issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), other than shares of CIC Common Stock as to which the holders thereof have exercised dissenters' rights under the DGCL ("Dissenting Shares"), shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive:

                  (i) cash consideration of approximately $0.723 per share of CIC Common Stock, payable following the Effectice Time of the Merger (the "Merger Consideration Due at Closing"); and

                  (ii) additional cash consideration of up to an additional $0.196 per share of CIC Common Stock the payment of which is contingent upon certain developments after the Effective Time of the Merger and, if payable, will be paid no earlier than the first anniversary of the date of closing (the "Closing Date") of the Merger (the "Merger Contingent Consideration").

         2. Each share of Series D, 9% Cumulative Convertible Redeemable Preferred Stock of CIC (the "Series D Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $100 in cash (the "Series D Merger Consideration"), which, on a per share basis, equals the stated value of the Series D Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series D Preferred Stock, cash consideration of $1,903,600; and

         3. Each share of Series E, 9% Cumulative Convertible Redeemable Preferred Stock of CIC (the "Series E Preferred Stock") issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $4,000 in cash (the "Series E Merger Consideration"), which, on a per share basis, equals the stated value of the Series E Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series E Preferred Stock, cash consideration of $500,000.

         At the Effective Time, each share of each class of CIC capital stock, if any, held in CIC's treasury or owned by CompuCom, CompuCom Subsidiary or any direct or indirect wholly-owned subsidiary of either of them will be cancelled and retired without payment of any consideration for such share(s).

         Certain holders of shares of CIC Common Stock have, by written consent, authorized CIC's entering into the Merger Agreement and consummating the Merger. Such holders' shares represent approximately fifty-six percent (56%) of the total number of shares of CIC Common Stock issued and outstanding as of the effective date of such consent -- in excess of the majority of shares of such stock required to approve the Merger Agreement and the Merger under Delaware law. Neither the holders of shares of Series D Preferred Stock nor the holders of shares of Series E Preferred Stock are entitled to vote on the Merger Agreement or the Merger. Accordingly, no further authorization or approval of CIC's stockholders is required.

         This Information Statement is first being mailed to the stockholders of CIC on or about April __, 1998.

                    WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                      ARE REQUESTED NOT TO SEND US A PROXY

           The date of this Information Statement is April ___, 1998.

                                TABLE OF CONTENTS

SUMMARY......................................................................................
    Introduction ............................................................................
    Action by Written Consent of the Stockholders of CIC.....................................
    The Merger and the Merger Agreement......................................................
       Parties to the Merger.................................................................
       The Stock Purchase Agreement..........................................................
       Merger Consideration..................................................................
       Treatment of Options and Warrants.....................................................
       Appraisal Rights......................................................................
       Recommendation of the Board of Directors of CIC.......................................
       Opinion of CIC's Financial Advisor....................................................
       Interests of Certain Persons in the Merger............................................
       Governmental and Regulatory Requirements..............................................
       Conditions to the Merger..............................................................
       Certain Covenants.....................................................................
       Termination and Expenses..............................................................
       Federal Income Tax Consequences.......................................................
       Accounting Treatment..................................................................

THE MERGER...................................................................................
    General..................................................................................
    Background of the Merger.................................................................
    Reasons for the Merger; Recommendation of the Board of CIC...............................
    Opinion of CIC's Financial Advisor.......................................................
    The Merger...............................................................................
    Effective Time...........................................................................
    Merger Consideration.....................................................................
    Treatment of Options and Warrants........................................................
    Payment Procedures and Disbursing Agent..................................................
    Purchase of Stock of Certain Common Stockholders Prior to the Merger.....................
    The Escrow Agreement.....................................................................
    Representations and Warranties...........................................................
    Covenants................................................................................
    Conditions to the Merger.................................................................
    Government and Regulatory Requirements...................................................
    Interest of Certain Persons in the Merger................................................
    No Solicitation; Break-Up Fee............................................................
    Termination and Expenses.................................................................
    Appraisal Rights.........................................................................
    Certain Federal Income Tax Consequences..................................................
    Accounting Treatment.....................................................................

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................

MARKET PRICES AND DIVIDENDS..................................................................

BUSINESS.....................................................................................
    General..................................................................................
    Industry.................................................................................
    Sales and Marketing......................................................................


    Customers..................................................................................
    Products and Manufacturers.................................................................
    Customer Services..........................................................................
    Distribution...............................................................................
    Management Information Systems.............................................................
    Employees..................................................................................
    Patents and Trademarks.....................................................................

PROPERTIES.....................................................................................

LEGAL PROCEEDINGS..............................................................................

SELECTED FINANCIAL DATA........................................................................

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS................................................................................
    General....................................................................................
    Results of Operations......................................................................
    Six Months ended December 31, 1997 and 1996................................................
    Fiscal 1997 Compared to Fiscal 1996........................................................
    Fiscal 1966 Compared to Pro Forma Fiscal 1995..............................................
    Liquidity and Capital Resources............................................................
    Seasonal Factors...........................................................................
    Inflation..................................................................................

FINANCIAL STATEMENTS...........................................................................       F-1
    For the Years Ended June 30, 1997 and 1996.................................................       F-
    For the Six Months Ended December 31, 1997 and 1966 (Unaudited)............................       F-

APPENDIX A - MERGER AGREEMENT..................................................................       A-1

APPENDIX B - STOCK PURCHASE AGREEMENT..........................................................       B-1

APPENDIX C - ESCROW AGREEMENT .................................................................       C-1

APPENDIX D - FAIRNESS OPINION..................................................................       D-1

APPENDIX E - SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW...............................       E-1



                        SUMMARY OF INFORMATION STATEMENT

         THE FOLLOWING SUMMARY IS INTENDED TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT. THIS SUMMARY IS NOT A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION PRESENTED HEREIN AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS INFORMATION STATEMENT AND IN THE ACCOMPANYING APPENDIXES AND THE DOCUMENTS REFERRED TO HEREIN. STOCKHOLDERS ARE ENCOURAGED TO READ THE INFORMATION STATEMENT AND THE ACCOMPANYING APPENDIXES IN THEIR ENTIRETY. ALL INFORMATION CONCERNING COMPUCOM AND/OR COMPUCOM SUBSIDIARY INCLUDED IN THIS INFORMATION STATEMENT HAS BEEN PROVIDED BY COMPUCOM, AND ALL INFORMATION CONCERNING CIC INCLUDED IN THIS INFORMATION STATEMENT HAS BEEN PROVIDED BY CIC.

INTRODUCTION

         This Information Statement is provided to inform holders of each class of CIC capital stock of an action, by written consent, of certain holders of shares of CIC Common Stock authorizing and approving the acquisition of CIC by CompuCom (i.e., the Merger). To acquire CIC, CompuCom has organized a subsidiary (i.e., CompuCom Subsidiary) which will merge with and into CIC, with CIC remaining as the Surviving Corporation and thus becoming a wholly-owned subsidiary of CompuCom.

         In connection with the Merger, each share of each class of CIC capital stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, will be converted into the right to receive cash consideration. Upon consummation of the Merger, CIC's stockholders will not own any shares of stock of CIC, the Surviving Corporation, CompuCom or CompuCom Subsidiary.

         Information regarding the Merger, the cash consideration to be paid, the background of and reasons for the Merger, the interests of CIC's directors and executive officers in the Merger arising other than out of their ownership of shares of CIC capital stock, and other information regarding the Merger and CIC is presented below. Stockholders are urged to read this Information Statement carefully.

ACTION BY WRITTEN CONSENT OF CERTAIN HOLDERS OF CIC COMMON STOCK

         On April 10, 1998, certain holders of CIC Common Stock, by written consent, authorized and approved CIC's entering into the Merger Agreement and consummating the Merger. Such holders' shares represent approximately fifty-six percent (56%) of the total number of shares of CIC Common Stock issued and outstanding as of the effective date of such consent -- in excess of the majority of shares of such stock required to approve the Merger Agreement and the Merger under Delaware law. Neither the holders of shares of Series D Preferred Stock nor the holders of shares of Series E Preferred Stock are entitled to vote on the Merger Agreement or the Merger. Accordingly, no further authorization or approval of CIC's stockholders is required.

         Notwithstanding the authorization and approval of the Merger Agreement and the Merger, holders of any class of CIC capital stock who have not provided their written consent to the Merger and do not wish to accept the consideration payable with respect to their shares of such stock are entitled to assert their appraisal rights under Delaware law. These rights are described in detail in this Information Statement. See "The Merger--Appraisal Rights."

THE MERGER AND THE MERGER AGREEMENT

PARTIES TO THE MERGER

         CIC. CIC (which term includes Computer Integration Corporation and its wholly-owned operating subsidiary, CIC Systems, Inc., a Delaware corporation, hereafter ("CICS")) is one of the largest, by volume, resellers in the United States of microcomputers, workstations and related products to large and medium-sized corporations, federal, state and local government entities, and colleges and universities. CIC distributes a broad range of microcomputer-related products of major hardware manufacturers and software developers such as Hewlett-Packard Company ("HP"), Compaq Computer Corporation ("Compaq"), Sun Microsystems Computer Corporation ("Sun"), Toshiba America Information Systems, Inc. ("Toshiba"), International Business Machines ("IBM"), Lexmark International ("Lexmark"), NEC Technologies, Inc. ("NEC"), 3COM, Inc. ("3COM"), Oracle Corporation ("Oracle"), Netscape Communications Corporation ("Netscape"), Sterling Commerce, Inc. ("Sterling"), Novell, Inc. ("Novell") and Microsoft Corporation ("Microsoft"). During the fiscal year ended June 30, 1997 ("Fiscal 1997"), sales of HP products accounted for approximately sixty-seven percent (67%) of CIC's net sales.

         CIC's principal executive offices are located at 15720 John J. Delaney Drive, Suite 500, Charlotte, North Carolina 28277, and its telephone number is
(704) 714-4000.

         COMPUCOM. CompuCom, together with its subsidiaries, is a leading provider of distributed desktop computer products and network integration services to large and medium-sized businesses throughout the United States. CompuCom helps Fortune 1000 companies manage information technology to achieve their business goals by providing a wide range of services in provisioning, support and technology management. Products and services are sold by a direct sales force to over 5,000 business customers through approximately 40 sales and service centers located in and serving large metropolitan areas nationwide. CompuCom's principal executive offices are located at 7171 Forest Lane, Dallas, Texas 75230, and its telephone number is (972) 856-3600.

         COMPUCOM SUBSIDIARY. CompuCom Subsidiary is a wholly-owned subsidiary of CompuCom formed for the sole purpose of effecting the Merger. CompuCom Subsidiary's principal executive offices are located at 7171 Forest Lane, Dallas, Texas 75230, and its telephone number is (972) 856-3600.

THE STOCK PURCHASE AGREEMENT

         In accordance with the terms of a Stock Purchase Agreement (the "Stock Purchase Agreement"), entered into - at the same time as CIC entered into the Merger Agreement - by certain holders of CIC capital stock, consisting of members of CIC's Board of Directors, immediate family members of such directors and CIC's largest stockholder (the "Selling Shareholders"), CompuCom and CompuCom Subsidiary, the Selling Shareholders have agreed to sell all of their shares of such stock to CompuCom Subsidiary. A copy of the Stock Purchase Agreement is attached to this Information Statement as Appendix B. The Stock Purchase Agreement provides, among other things, that if CIC enters into a binding agreement to pursue a Takeover Proposal (as defined in the section of this Information Statement entitled "The Merger-No Solicitation; Break-Up Fee"), CompuCom Subsidiary will have the right to purchase the shares of CIC capital stock of the Selling Shareholders, except CIC's largest stockholder, and participate in the transaction contemplated by the Takeover Proposal on the same basis as any other CIC stockholder. The practical effect of the Stock Purchase Agreement is to ensure that CompuCom's offer to acquire CIC's capital stock represented by the Merger Agreement not be used by CIC to solicit other third-party offers for such stock.

         In the event that the Merger is consummated, the sale and purchase of the shares of CIC capital stock held by the Selling Shareholders will be consummated. The consideration to be paid for the purchase of the Selling Shareholders' shares is identical to that provided in the Merger Agreement (as described in this Information Statement). However, the Selling Shareholders will receive the Merger Consideration Due at Closing with respect to their shares at the Closing of the Merger and by wire transfer of funds, rather than at the time and manner applicable to all other holders of shares of CIC capital stock, as described in this Information Statement. See "The Merger-Payment Procedures and Disbursing Agent."

MERGER CONSIDERATION

         The effect of the Merger on the holders of each class of capital stock of CIC will be as follows:

         CIC COMMON STOCK

         Each share of CIC Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive (i) the Merger Consideration Due at Closing, and (ii) the Merger Contingent Consideration.

                    MERGER CONSIDERATION DUE AT CLOSING

         The Merger Consideration Due at Closing, expressed as an amount per share of CIC Common Stock, will equal a fraction, the NUMERATOR of which is $17,250,000, minus (a) the Series D Merger Consideration, (b) the Series E Merger Consideration, (c) an amount not to exceed $195,000, to be paid to J.C. Bradford & Co. ("Bradford"), CIC's financial advisor, (d) $500,000, to be paid to Current Exchange, Inc. (formerly known as Cedar Computer Center, Inc. and referred to in this Information Statement as "Current Exchange") in satisfaction of a contractual obligation of CIC, (e) an amount not to exceed $550,000, to satisfy certain severance payment obligations of CIC if certain CIC employees' employment with CIC is terminated after the Closing, (f) an amount not to exceed $700,000, representing prepayment and other fees to be paid in connection with CIC's termination of its credit facility (the "Credit Facility") with Congress Financial Corporation ("Congress") and (g) $2,750,000, representing the maximum amount of Merger Contingent Consideration payable to holders of CIC Common Stock and certain option and warrant holders, and the DENOMINATOR of which is the sum of (x) 14,046,010, representing the total number of issued and outstanding shares of CIC Common Stock on the date of execution of the Merger

Agreement and (y) the number of shares of CIC Common Stock underlying options and warrants (the "Option and Warrant Shares") for which payment is to be made to the holders of such options and warrants under the Merger Agreement.

         If all of the deductions described in clauses (c), (e) and (f) of the immediately preceding paragraph are made in full (i.e., a total of $1,445,000), the Merger Consideration Due at Closing will be equal to $.723 per share of CIC Common Stock, representing, on an aggregate basis, $10,151,400 of cash consideration to be paid to holders of shares of CIC Common Stock.

         The Merger Consideration Due at Closing is to be paid to the holders of shares of CIC Common Stock (other than the Selling Shareholders) promptly upon exchange by such holders of the certificates evidencing such shares. As soon as practicable after the Effective Time, CompuCom will cause a notice and transmittal form to be sent to each holder of record of shares of each class of CIC capital stock, including the CIC Common Stock, whose shares are to be converted in the Merger. The notice will advise of the effectiveness of the Merger and the procedure for surrendering such holder's share certificates for exchange into the cash consideration due with respect to such shares. CIC stockholders should not send in any stock certificates representing their shares of stock until they receive such notice and transmittal form.

                    MERGER CONTINGENT CONSIDERATION

         Subject to the terms of the Merger Agreement, holders of shares of CIC Common Stock, as well as option and warrant holders to which payment is to be made with respect to their Option and Warrant Shares under the Merger Agreement, shall also be entitled to the payment of the Merger Contingent Consideration. The aggregate maximum amount of the Merger Contingent Consideration is $2,750,000, which represents additional cash consideration of up to $0.196 per share of CIC Common Stock (including the Option and Warrant Shares for which payment is to be made to holders of the related options and warrants under the Merger Agreement).

         CompuCom will deposit $2,750,000 into an interest-bearing escrow account (the "Escrow Account") to be held by __________________, as escrow agent (the "Escrow Agent"). The Surviving Corporation will have the right to distributions from the Escrow Account in connection with adjustments, if any, to be made after the Closing Date of the Merger, to the purchase price to be paid by CompuCom for the shares of CIC Common Stock and in connection with certain other post-closing matters. The Merger Contingent Consideration which would otherwise be payable to the holders of such shares will be reduced by the aggregate amount of any such distributions. See "The Merger-Merger Consideration" and "The Merger-The Escrow Agreement."

         SERIES D PREFERRED STOCK

         Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $100 in cash (i.e., the Series D Merger Consideration), which equals the stated per share value of the Series D Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series D Preferred Stock, cash consideration of $1,903,600. The Series D Merger Consideration is to be paid to the holders of such stock concurrent with the payment of the Merger Consideration Due at Closing to the holders of shares of CIC Common Stock.

         SERIES E PREFERRED STOCK

         Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $4,000 in cash (i.e., the Series E Merger Consideration), which equals the stated per share value of the Series E Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series E Preferred Stock, cash consideration of $500,000. The Series E Merger Consideration is to be paid to the holders of such stock concurrent with the payment of the Merger Consideration Due at Closing to the holders of shares of CIC Common Stock. It should be noted that the sole holder of Series E Preferred Stock, as a Selling Shareholder, has signed the Stock Purchase Agreement and, accordingly, has agreed to sell the shares of such Series E Preferred Stock held by such holder on the Closing Date.

         At the Effective Time, each share of each class of CIC capital stock, if any, held in CIC's treasury or owned by CompuCom, CompuCom Subsidiary or any direct or indirect wholly-owned subsidiary of either of them (including any such shares owned by them as a result of the purchase of the shares of such stock from the Selling Shareholders under the Stock Purchase Agreement) will be cancelled and retired without payment of any consideration for such share(s), except, in the case of the shares of the Selling Shareholders, as provided under the Stock Purchase Agreement.

TREATMENT OF OPTIONS AND WARRANTS

         Each holder of outstanding options or warrants to purchase CIC Common Stock which are vested at the time of the Closing of the Merger will, upon consent of such holder, receive: (a) a cash payment, from CIC, in an amount (the "Option and Warrant Merger Consideration") equal to the product of (i) the per share Merger Consideration Due at Closing payable to holders of shares of CIC Common Stock, MINUS the per share exercise price of such options and/or warrants, MULTIPLIED BY (ii) the total number of shares of CIC Common Stock underlying such options and/or warrants (i.e., the Option and Warrant Shares), such cash payment to be made promptly after the Closing of the Merger; and (b) the per share Merger Contingent Consideration with respect to such Option and Warrant Shares, when and if payable.

         It should be noted that there are no outstanding options or warrants whose exercise price is less than the sum of the per share Merger Consideration Due at Closing and the Merger Contingent Consideration. Consequently, CIC does not anticipate that any outstanding options or warrants will be exercised in connection with the Merger.

APPRAISAL RIGHTS

         Under Delaware law, CIC stockholders who (i) did not provide their written consent to the Merger Agreement and the Merger and (ii) file a written demand for an appraisal within twenty (20) days after the date of mailing of this Information Statement, will have the right to seek, upon consummation of the Merger, an appraisal of the "fair value" of their shares of CIC stock by the Delaware Court of Chancery. In order to exercise such right, a stockholder must comply with all the procedural requirements of Section 262 ("Section 262") of the DGCL, a description of which is provided in the section of this Information Statement entitled "The Merger-Appraisal Rights." The full text of Section 262 is attached to this Information Statement as APPENDIX E. Such "fair value" will be determined in judicial proceedings, the result of which cannot be predicted and may be more or less than the consideration to be received in the Merger by CIC stockholders who choose not to exercise their appraisal rights. Failure to take any of the steps required under Section 262 may result in a loss of such appraisal rights.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIC

         After analyzing the Merger, and based upon advice received from Bradford and other information known to it, the Board of Directors of CIC, believing the Merger to be in the best interests of CIC and the holders of each class of CIC capital stock, unanimously approved the Merger Agreement. For a discussion of the factors considered by the CIC Board in reaching its decision, see "The Merger--Reasons for the Merger; Recommendation of the Board of Directors."

OPINION OF CIC'S FINANCIAL ADVISOR

         Bradford has acted as financial advisor to CIC in connection with the Merger. On March 31, 1998, Bradford delivered an opinion to the Board of Directors of CIC to the effect that, as of the date of such opinion, the Merger Consideration was fair, from a financial point of view, to the holders of CIC Common Stock. Bradford has confirmed the foregoing oral opinion by delivery of a written opinion, dated April 9, 1998. The full text of the written opinion of Bradford is attached to this Information Statement as APPENDIX D. CIC stockholders are urged to read the opinion in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations on the review undertaken. See "The Merger--Opinion of CIC's Financial Advisor."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of CIC's management and Board of Directors may be deemed to have interests in the Merger in addition to their interests solely as stockholders of CIC. Those interest relate to, among other things, (i) severance payments to be made to certain officers and other employees (totalling a maximum of $550,000), (ii) compensation for services to be rendered to CompuCom or the Surviving Corporation after the Closing of the Merger, pursuant to employment agreements or otherwise, and (iii) the maintenance, for a period of six years after the Closing Date, of director's and officer's liability insurance coverage. See "The Merger--Interests of Certain Persons in the Merger."

GOVERNMENTAL AND REGULATORY REQUIREMENTS

         CompuCom and CIC are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal and state securities laws, and the expiration or termination of the waiting periods applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR
Act") and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC"), and the specified waiting period requirements have been satisfied. On April 13, 1998, CompuCom and CIC each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The applicable waiting period for the Merger was terminated on _________________, 1998. Termination of the waiting period under the HSR Act permits consummation of the Merger without violating the HSR Act provision prohibiting such consummation prior to the expiration of the waiting period. See "The Merger--Governmental and Regulatory Requirements."

CONDITIONS TO THE MERGER

         In addition to obtaining the written consent of the Selling Stockholders to the Merger Agreement and the Merger, the obligations of each of CompuCom, CompuCom Subsidiary and CIC to consummate the Merger are subject to the satisfaction or waiver of various conditions, including, without limitation:
(a) the expiration or termination of all applicable waiting periods specified under the HSR Act; (b) the absence of any governmental suit, action, inquiry, investigation or proceeding which seeks to prevent consummation of the Merger;
(c) CIC's receipt of the opinion of Bradford to the effect that the consideration to be paid to the holders of CIC Common Stock pursuant to the Stock Purchase Agreement and the Merger Agreement is fair from a financial point of view (such opinion having been provided on April 9, 1998); and (d) the sending of this Information Statement to CIC's stockholders (other than the Selling Shareholders) and the expiration of the 20 day-period from and after the date the Information Statement is sent to such stockholders.

         The respective obligations of CompuCom and CompuCom Subsidiary, and CIC, to consummate the transactions contemplated by the Merger are each subject to the satisfaction of certain conditions in addition to those described in the immediately preceding paragraph. See "The Merger--Conditions to the Merger."

CERTAIN COVENANTS

         The Merger Agreement contains covenants of CIC with respect to the conduct of its business prior to the Closing, including that CIC will carry on its business solely in the ordinary course, consistent with past practice, and will not, without the prior written consent of CompuCom, take certain actions. In addition, CIC has agreed that, except as required to comply with the fiduciary duties of its Board of Directors, CIC will not solicit other acquisition transactions. See "The Merger--Covenants" and "The Merger--No Solicitation; Break-Up Fee."

         CompuCom, CompuCom Subsidiary and CIC have each agreed, among other things, to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, to coordinate in making public announcements, to obtain certain consents with respect to the Merger, and to provide each other with prompt notice upon the occurrence of certain events.

TERMINATION AND EXPENSES

         The Merger Agreement may be terminated at any time prior to the Effective Time under certain circumstances, including at the election of either CIC or CompuCom if the Merger has not been consummated by June 30, 1998 (provided that the terminating party is not then in breach of any representation or warranty of such party or has not failed to perform any of its obligations under the Merger Agreement which results in the failure of any condition to consummation of the Merger). In the event the Merger Agreement is terminated, the Merger Agreement will be void and have no effect, without any liability on the part of any party, its directors or officers, with the exception of the provisions of the Merger Agreement relating, to the extent applicable, to payment of the Termination Fee (as defined in the next paragraph), which shall remain in effect. Termination of the Merger Agreement will not relieve any party from liability for any breach of such agreement. See "The Merger-Termination and Expenses."

         The Merger Agreement provides for CIC to pay to CompuCom a termination fee of $1,000,000 (the "Termination Fee") in the event that CIC enters into a binding agreement with respect to a Takeover Proposal. A "Takeover Proposal" is defined in the Merger Agreement to mean (a) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of twenty percent (20%) or more of the assets of CIC or twenty percent (20%) or more of any class of equity securities of CIC, (b) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of any class of equity securities of CIC, (c) any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving CIC, other than the Merger, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to CompuCom of the Merger. See "The Merger--No Solicitation; Break-Up Fee."

FEDERAL INCOME TAX CONSEQUENCES

         The Merger will be a taxable transaction to CIC stockholders for federal income tax purposes. All CIC stockholders should read carefully the discussion under "The Merger-Certain Federal Income Tax Consequences" and are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local or any other applicable tax laws.

ACCOUNTING TREATMENT

         CompuCom will account for the Merger using the purchase method of accounting. See "The Merger--Accounting Treatment."

                                   THE MERGER

GENERAL

         This section of the Information Statement describes certain aspects of the Merger and other related matters. It does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this Information Statement as APPENDIX A and is incorporated herein by reference. All stockholders are urged to read the Merger Agreement in its entirety.

         The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, including but not limited to the receipt of all necessary third party, regulatory and stockholder approvals, CompuCom Subsidiary will be merged with and into CIC. CIC will remain as the Surviving Corporation and thus become a wholly-owned subsidiary of CompuCom.

BACKGROUND OF THE MERGER

         CIC has historically financed its operations from the private sale of equity securities, borrowings under the Credit Facility with Congress and an inventory line of credit from its principal supplier, HP.

         In December 1997, HP notified CIC that, effective immediately, CIC's inventory line of credit would be reduced by approximately 50%. HP's representatives advised CIC that due to concerns about HP's overall credit policies and credit exposure, it had recently implemented a company-wide review of such policies and exposure. As a result of that review and CIC's financial performance, HP had determined that it was no longer willing to extend the same level of credit to CIC as had historically been provided. CIC's management advised the Board of Directors of CIC of this decision in a telephone conference call which took place on January 2, 1998.

         On January 10, 1998, CIC executives met with HP representatives to discuss HP's credit decision and attempted to convince HP to restore its credit line to the previous level. During that meeting, CIC's executives discussed CIC's historical financial performance and provided an explanation of CIC's future plans and projections. HP stated that it would discuss CIC's credit situation internally and contact CIC the following week with a decision. During the week of January 11, 1998, HP notified CIC that it would not change its decision and that the CIC credit line would not be increased, to its former level or otherwise.

         A special meeting of CIC's Board of Directors was scheduled for January 14, 1998, to discuss the HP decision and appropriate remedial action. In addition, Matthew Waller, a member of the CIC Board and a former investment banker, was instructed to contact various investment banking firms to discuss CIC's strategic alternatives.

         At the Board meeting on January 14, 1998, John Paget, the Company's President and Chief Executive Officer, reported on the HP decision and management's unsuccessful attempts to convince HP to amend or revise its decision. Mr. Waller reported on his discussion with various investment bankers and introduced a representative of Bradford to the Board. Based on the report of Mr. Waller's discussions, and a presentation by the Bradford representative, the Board authorized the retention of Bradford to act as exclusive financial advisor to CIC in connection with its consideration of financial and strategic alternatives to enhance shareholder value. The engagement of Bradford was based on the firm's position as a nationally recognized investment banking firm and its experience in transactions of the type contemplated by CIC. The Board also instructed CIC's management to immediately develop alternative strategies to increase cash and product availability, including contacting third-party financing sources.

         Although the reduction in the HP credit facility did not have a material adverse effect on CIC's performance during the first forty-five days of 1998, CIC's management realized that, unless some corrective action was taken to augment its line of credit, raise additional capital or identify other sources for HP products, such a material adverse effect could occur since the reduction in the

HP credit facility did and would continue to have an unfavorable effect on CIC's ability to purchase HP products and fund some of its operating cash flow requirements. Consequently, management actively sought other sources of supply for HP products, continued to lobby for an increase of the HP credit line and contacted other potential sources of working capital. In addition to the various actions taken by CIC's management, Bradford was simultaneously seeking strategic partners for CIC and exploring the possibility of raising additional capital.

         As part of its engagement, Bradford conducted a market check by contacting six national computer resellers to discuss potential corporate combination transactions. Only two of those companies, including CompuCom, expressed any interest in such a transaction. One proposal, which never resulted in a firm offer, contemplated a transaction to be accounted for as a pooling of interests and was anticipated to take up to six months to complete. The other proposal, from CompuCom, involved a simple cash-for-stock merger of CIC with a CompuCom merger subsidiary. Neither CIC nor any member of its Board received any offers from other parties to acquire CIC.

         The CIC Board was continuously advised by CIC's management of CIC's financial condition and the status of Bradford's efforts. In addition, telephone Board meetings were held on February 12, February 17, February 26, March 5, and March 9, 1998, to discuss those matters. At each meeting, representatives of Bradford and Holland & Knight LLP, CIC's corporate and securities counsel, were present in person or by conference telephone.

         During the second half of February 1998 and the first week of March 1998, CompuCom began its due diligence investigation of CIC in connection with the preparation and delivery of a letter of intent. During that period, numerous meetings were held between members of CIC's and CompuCom's management teams to discuss the form of a corporate combination transaction, including CompuCom's provision of interim funding and/or product supply to CIC.

         By the second week in March, the Company's financial condition was seriously weakened. Due to the reduced credit line from HP, CIC's ability to purchase product from HP and other vendors had been seriously impaired. Various suppliers were requiring that CIC pay for inventory on a cash-only basis and HP inventory was at an historic low. The inability to acquire sufficient product was a serious impediment to CIC's ability to achieve the sales levels necessary to return to profitability. Partly as a result of those factors, on March 9, 1998, CompuCom advised Bradford that it was no longer interested in pursuing discussions with CIC. At the meeting of the CIC Board held on that date, the Board and its advisors discussed three possible alternatives: (1) reopening the discussion with the company which had proposed the pooling of interests transaction; (2) attempting to resume negotiations with CompuCom; and (3) a possible Chapter 11 reorganization. CIC's management advised the Board that, while significant progress had been made in identifying third party sources for HP product, there was no specific proposal from any supply source, no guarantee that the alternative supply efforts would ever be successful or that such alternatives could be implemented quickly enough to remedy CIC's deteriorating financial condition.

         At a telephone Board meeting held on March 11, 1998, Bradford reported that, after considerable discussion, CompuCom had resumed negotiations with CIC and the other potential corporate combination candidate had expressed further interest in CIC. The pooling of interests transaction was again rejected as unrealistic from a timing standpoint since no specific offer had ever been made to CIC. The CompuCom cash merger offer was viewed by the CIC Board and its advisors as the only viable alternative for CIC and clearly in the best interests of CIC's stockholders. The Board had previously been advised by Holland & Knight LLP that a Chapter 11 reorganization was not a practical alternative and that only a corporate combination with a financially sound strategic partner could quickly solve CIC's liquidity and cash flow difficulties.

         The CIC Board held telephone Board meetings on March 14, 15, and 16, to discuss the status of the negotiations with CompuCom and various related issues and on March 17, 1998, CIC received a letter of intent from CompuCom. The negotiations with CompuCom were conducted for CIC by John Paget, its Chief Executive Officer, Edward Meltzer, its Chief Financial Officer, and representatives of Bradford and Holland & Knight LLP. The Board held telephone meetings on March 18 and 19 to discuss the letter of intent and received a preliminary report from Bradford on March 19 as to the fairness, from a financial point of view, of the proposed merger consideration to be received by holders of CIC Common Stock in the proposed merger. At that meeting, the Board questioned the Bradford representative extensively with respect to certain aspects of the preliminary report. Such questioning pertained generally to the methodologies utilized by Bradford in its analysis and specifically to the market check which had been performed. After completing its discussion and analysis, the CIC Board authorized Mr. Paget to sign the letter of intent and to issue an appropriate press release.

         During the last two weeks of March, representatives of CompuCom, CIC and their respective counsel negotiated a definitive merger agreement and related stock purchase agreement. Representatives of CIC's and CompuCom's respective counsel also held discussions regarding the content of this Information Statement.

         In view of the engagement of legal counsel and Bradford as its independent financial advisor, the absence of any affiliation on the part of any member of the Board of Directors of CIC with CompuCom and the negotiations by CIC's counsel with CompuCom's counsel concerning the terms of the Merger Agreement (including provisions protecting CIC's stockholders, such as the right of the Board to pursue solicitations by third parties with respect to alternative proposals to the Merger), the Board of Directors did not consider it necessary to retain an unaffiliated representative to act on behalf of CIC's stockholders for the purpose of negotiating the terms of the Merger Agreement.

         On March 31, 1998, at a meeting of the CIC Board attended by all its members and representatives of Bradford and Holland & Knight LLP, Bradford presented its analysis of the proposed Merger to the CIC Board and rendered its oral opinion that the $.723 per share Merger Consideration Due at Closing and $.196 per share Merger Contingent Consideration was fair to holders of CIC Common Stock from a financial point of view. After discussion regarding the Bradford report and reviewing with representatives of Bradford the basis for its opinion, and reviewing with counsel the terms and conditions of the proposed Merger Agreement, the Board unanimously approved the Merger Agreement, concluded that the Merger is fair to and in the best interests of CIC and its stockholders and recommended that the holders of CIC Common Stock approve and adopt the Merger Agreement.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF CIC

         The Board of Directors of CIC, based upon its review of the terms of the Merger Agreement and its analysis of the Merger, believes that the terms of the Merger are fair to and in the best interests of CIC and its stockholders. The Board of Directors, in reaching its decision, considered a number of factors, including without limitation the following:

                  (a) The opinion of Bradford regarding the fairness, from a financial point of view, of the total Merger Consideration to the holders of CIC Common Stock and the written report and oral presentation regarding such report by Bradford to the Board of Directors.

                 (b) The premium by which the sum of the per share Merger Consideration Due at Closing, $.723, and the per share Merger Contingent Consideration, $.196, exceeded the closing bid and ask prices ($.688 and $.875) of the CIC Common Stock on the day prior to CIC's announcement of its execution of the letter of intent with respect to the Merger and the fact that the total Merger Consideration is substantially in excess of CIC's book value per share of $.38 at December 31, 1997, or approximately 2.4 times such book value per share.

                  (c) The low level of trading of the shares of CIC Common
Stock on the Nasdaq SmallCap Market and the small number of stockholders of record (approximately 400 as of December 31, 1997). As a result, a stockholder who currently wants to sell his or her shares of CIC Common Stock may find it very difficult to do so. The Merger would provide each stockholder with cash for his or her shares of such stock.

                  (d) The Board's assessment that CompuCom will be able to consummate the Merger in a timely fashion given its available resources allocated for that purpose.

         (e) The Board's knowledge of and familiarity with the business, financial condition, existing assets, results of operations and prospects of CIC, as well as its industry, the risks associated with achieving its projected operating results, and the impact on CIC of general economic and market conditions. The Board was cognizant of the continuing deterioration of the financial condition of CIC as a result of the reduction of its credit line with HP, limitations on supply imposed by other vendors, a resulting inability to acquire sufficient product to achieve the sales levels necessary to return to profitability and the unfavorable long-term prospects for CIC.

                  (f) The fact that, subsequent to the announcement of the Merger, no other offers to acquire CIC have been made, and no indications of interest in acquiring all or any part of CIC have been received by Bradford in response to its inquiries. Given these factors, the Board believed it was highly unlikely that a third party would offer to purchase the shares of CIC Common Stock held by its stockholders and that it was reasonable to conclude that a higher offer would not be received from a third party.

                  (g) The Merger Agreement provides for the payment of a $1 million break-up fee in the event CIC enters into an agreement with respect to a Takeover Proposal and restricts CIC from soliciting offers from third parties. In view of the absence of other offers to acquire CIC or even any indication of an interest to acquire CIC prior to entering into the Merger Agreement, the Board concluded that the break-up fee did not unduly detract from the proposed offer represented by the Merger.

                  (h) The opportunity stockholders have to seek appraisal of their shares in accordance with Delaware law. While the Board believes that the Merger is fair to the CIC's public stockholders, the availability of dissenters' rights for stockholders who may disagree with this belief supported the decision of the Board to recommend approval and adoption of the Merger Agreement.

         In view of the complexity, diversity and inter-related nature of the factors considered in connection with its evaluation of the Merger Agreement, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching its determination to approve the Merger Agreement and recommend its adoption by the holders of CIC Common Stock. As a general matter, the CIC Board determined that each of the factors discussed in (a) through (h) above were supportive of its conclusion that the Merger is fair to and in the best interests of the holders of CIC Common Stock.

         In conclusion, the Board's arms'-length negotiations with CompuCom through counsel regarding the terms of the Merger Agreement, together with the absence of any indications of interest from potential acquirors contacted by Bradford, CIC's financial condition, results of operations and prospects, and the Board's reliance on the analyses and opinion of Bradford were the principal factors upon which the Board based its conclusion that the Merger and the total Merger Consideration are fair to and in the best interests of CIC's stockholders.

         For the reasons set forth above, the Board of Directors of CIC unanimously approved the Merger Agreement and the transactions contemplated thereby.

OPINION OF CIC'S FINANCIAL ADVISOR

         Bradford has acted as financial advisor to CIC in connection with the Merger. Bradford is a nationally recognized investment banking firm that engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bradford was selected as CIC's financial advisor based upon such expertise and its particular focus on the computer reseller industry in which CIC participates.

         In connection with Bradford's engagement, the Board of Directors of CIC requested that Bradford evaluate the fairness to the holders of CIC Common Stock of the Merger Consideration from a financial point of view. On March 19, 1998, Bradford delivered a preliminary report to the CIC Board through a telephone meeting that the proposed merger consideration to be received by the holders of CIC Common Stock was fair from a financial point of view. On March 31, 1998, at a meeting of CIC's Board held to review and consider the terms of the Merger, Bradford rendered to CIC's Board an oral opinion to the effect that, as of such date, the Merger Consideration was fair to the holders of CIC Common Stock from a financial point of view. Bradford subsequently confirmed its oral opinion by delivery of its written opinion, dated April 9, 1998. That opinion was reaffirmed as of the date of this Information Statement. Bradford's opinion is directed only to the fairness from a financial point of view of the Merger Consideration to be received by the holders of CIC Common Stock in the Merger. Bradford's opinion does not address the likely tax consequences of the Merger to any holders of CIC Common Stock. Bradford did not make an independent evaluation or appraisal of the assets and liabilities (contingent or otherwise) of CIC nor was it furnished with any such evaluations or appraisals.

         The summary of the opinion of Bradford set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion. The full text of Bradford's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limits of its review undertaken in connection with the opinion, is included as APPENDIX D to this Information Statement and is incorporated by reference herein. Stockholders are urged to and should read such opinion in its entirety.

         In conducting its analysis and arriving at its opinion, Bradford considered such financial and other information as it deemed appropriate and feasible under the circumstances including, among other things, (i) the Merger Agreement, (ii) the historical and current financial position and results of operations of CIC, (iii) certain internal financial analyses and forecasts of CIC prepared by its senior management, (iv) certain financial and securities data of certain other companies in businesses similar to CIC, the securities of which are publicly traded and that Bradford believes to be comparable to CIC,
(v) prices and premiums paid in certain other acquisitions and transactions that Bradford believed to be relevant, (vi) historical and current price and trading activity for CIC Common Stock, and (vii) such other financial studies, analyses and investigations as Bradford deemed appropriate for purposes of its opinion. Bradford also held discussions with members of the senior management of CIC regarding the past and current business operations, financial condition, and future prospects of CIC. During such discussions, members of senior management of CIC advised Bradford that if the Merger were not to occur, CIC might not have sufficient capital resources to execute its business plan which could render CIC unable to pay its debts as they became due in the usual course of its business. In addition, Bradford took into account its assessment of general economic, market and financial conditions and its experience in other transactions as well as its experience in securities valuation and its knowledge of the industry in which CIC operates generally.

         Bradford's opinion is necessarily based upon general economic, market, financial and other conditions as they existed on the date thereof and the information made available to Bradford and conditions as they existed and could be evaluated on the date thereof. For purposes of the opinion, Bradford relied upon the accuracy and completeness of all the financial and other information received by it and did not assume responsibility for, nor undertake an independent verification of, such information. Bradford assumed that the internal operating data and financial analyses and forecasts provided by CIC had a reasonable basis and reflected the best currently available estimates and judgments of CIC's senior management as to the recent and likely future performance of CIC. Bradford relied upon the assurances of CIC's management that they were not aware of any information or fact that would make the information provided to Bradford incomplete or misleading. Events occurring after the date of its opinion could materially affect the assumptions used in preparing the opinion and Bradford has no duty or obligation to update or amend its opinion, or otherwise advise CIC's Board or any other party or person, of the occurrence of any such events.

         In preparing its opinion to CIC's Board, Bradford performed a variety of financial and comparative analyses and considered a variety of factors, including those set forth below. The summary of Bradford's analyses set forth below does not purport to be a complete description of the analyses underlying Bradford's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Bradford did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Bradford believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. With respect to the comparable company analysis, comparable transactions analysis and premium analysis summarized below, no company or single acquisition utilized as a comparison is identical to CIC or the Merger and such analyses necessarily involve complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading values of the companies concerned. In performing its analyses, Bradford made numerous assumptions with respect to industry performance, general business, economic, market, and financial conditions, and other matters. The analyses performed by Bradford are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Bradford's opinion and financial analyses were only one of many factors considered by CIC's Board in its evaluation of the Merger and should not be viewed as determinative of the views of CIC's Board or management with respect to the Merger Consideration or the Merger.

         The following is a summary of each of the material financial analyses performed by Bradford in connection with its opinion dated April 9, 1998.

         STOCK TRADING ANALYSIS. Bradford reviewed and analyzed the historical trading volume and prices at which CIC Common Stock has traded since January 2, 1998. Bradford noted that trading activity was limited and that the trading market was relatively illiquid. Bradford also noted that the highest traded price was $1.438, which occurred on March 20, 1998 (i.e., the day after the public announcement of the execution of the letter of intent related to the Merger), and the lowest traded price was $0.50, which occurred on March 12, 1998.

         PREMIUM ANALYSIS. For the time period occurring from January 1997 through March 1998, Bradford prepared an analysis of the premiums paid in 41 completed acquisitions of public companies where the acquired company, as is the ?????? with respect to CIC, had negative net income and cash flow for the latest twelve months prior to consummation of the transaction. Bradford considered the premiums paid based on the closing price of the acquired company's shares one day, one week and four weeks prior to the announcement of such acquisition. The average premiums were 18.6%, 21.7% and 28.4%, respectively. Applied to the closing bid price of CIC Common Stock immediately prior to the announcement of the Merger, these premiums imply a per share value of the CIC Common Stock of $0.815, $0.837 and $0.883, respectively.

         COMPARABLE COMPANY ANALYSIS. Using publicly available information, Bradford reviewed financial data, including revenues, historical and projected earnings, and earnings before interest, taxes, depreciation and amortization ("EBITDA") for 10 publicly traded companies engaged in the computer reseller industry (the "Comparable Company Group"). The Comparable Company Group included Alphanet Solutions Inc., CompuCom Systems Inc., Dataflex Corp., Elcom International Inc., En Pointe Technologies Inc., Inacom Corp.,

Manchester Equipment Inc., Microage, Inc., Pomeroy Computer Resources, Inc. and Vanstar Corp. Bradford calculated (i) the current price per share of each company as a multiple of its last twelve months earnings per share, which averaged, excluding the high and the low values, 14.3x; (ii) the current price per share of each company as a multiple of its estimated 1998 earnings per share, which averaged, excluding the high and the low values, 11.7x; (iii) the current price per share of each company as a multiple of estimated 1999 earnings per share, which averaged, excluding the high and low values, 9.8x; (iv) the market capitalization (defined as price per share multiplied by the number of shares outstanding, plus the balance sheet amount of short-term and long-term debt less cash on the balance sheet) of each company as a multiple of its last twelve months EBITDA, which averaged, excluding the high and the low values, 7.6x; and (v) the market capitalization of each company as a multiple of last twelve months revenues, which averaged, excluding the high and low values, 0.27x. Bradford calculated an implied per share price of CIC Common Stock utilizing each of the above-mentioned multiples. Because CIC had negative EBITDA and a net loss during each of fiscal year 1997 and the first six months of fiscal year 1998 and has projected a net loss for the remainder of fiscal 1998, the application of the Comparable Company Group multiples described in (i),
(ii), (iii) and (iv) to CIC yielded per share values of CIC Common Stock which were not meaningful. Application of the Comparable Company Group multiple described in (v) to CIC produces an implied per share value of CIC Common Stock of $5.36. Under the premise that stocks are generally valued on the basis of cash flow and net earnings, and recognizing that all of the companies in the Comparable Company Group had positive EBITDA and net earnings, Bradford determined that this multiple was not meaningful, as well.

         COMPARABLE TRANSACTIONS ANALYSIS. Using publicly available information, Bradford analyzed the purchase price and transaction multiples paid in 27 acquisition transactions from January 1991 through January 1998 which involved companies engaged in the computer reseller industry (the "Comparable Transaction Group"). Based upon the information available, Bradford determined that these transactions were valued at an average multiple, excluding the high and the low values, of (i) market capitalization to book value of 2.70x and (ii) market capitalization to revenues of 0.33x. Bradford then calculated an implied per share value of CIC Common Stock by applying each of the average multiples derived for the comparable transactions to corresponding financial data of CIC. This methodology indicated an implied per share value of CIC Common Stock of approximately $0.35 based on the former multiple and $7.03 based on the latter. The revenue-based multiple was considered not meaningful to the analysis because CIC's financial statements reveal both negative EBITDA and a net loss while the acquired companies in the Comparable Transaction Group generally had positive EBITDA and net income. As with the Comparable Company Group above, Bradford's analysis of comparable transactions also included calculation of average multiples of EBITDA and net income with respect to the acquired companies in the Comparable Transaction Group, but the application of these multiples to CIC yielded results which were not meaningful.

         Pursuant to the terms of Bradford's engagement, CIC has agreed to pay Bradford for its services in connection with the proposed Merger an aggregate financial advisory fee of 1.0% of the aggregate consideration to be received by CIC or its shareholders (or $172,500 based on the aggregate transaction value of $17,250,000) of which $28,875 was payable upon delivery of its written opinion and the balance will be payable upon consummation of the Merger. In addition, CIC has agreed to reimburse Bradford for its reasonable and direct out-of-pocket expenses, including the fees and disbursements of its counsel and to indemnify Bradford and certain related persons against certain liabilities relating to or arising out of its engagement, including certain liabilities under the federal securities laws. In the ordinary course of its business, Bradford has traded, and may in the future trade, securities of CIC and CompuCom for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

THE MERGER

         At the Effective Time, CompuCom Subsidiary will be merged with and into CIC, at which time the separate corporate existence of CompuCom Subsidiary will cease and CIC will be the Surviving Corporation and a wholly-owned subsidiary of CompuCom. From and after the Effective Time, the Surviving Corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of CIC and CompuCom Subsidiary, as provided under Delaware law. The Certificate of Incorporation and Bylaws of CompuCom Subsidiary, as amended and in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation from and after the Effective Time.

EFFECTIVE TIME

         The Merger Agreement provides that the Merger will become effective upon the filing of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware or at such other time as CompuCom Subsidiary and CIC agree should be specified in the Certificate of Merger (i.e., the Effective Time). The Certificate of Merger is to be executed, delivered, filed and recorded in accordance with the DGCL on the Closing Date. The Closing Date is to be a date specified by CompuCom or CompuCom Subsidiary, such date to be no later than the third business day after satisfaction of the last to occur of the joint conditions to the Merger. See the first paragraph of the "The Merger--Conditions to the Merger."

MERGER CONSIDERATION

         The effect of the Merger on the holders of each class of capital stock of CIC will be as follows:

         CIC COMMON STOCK

         Each share of CIC Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive (i) the Merger Consideration Due at Closing, and (ii) the Merger Contingent Consideration.

               MERGER CONSIDERATION DUE AT CLOSING

         The Merger Consideration Due at Closing, expressed as an amount per share of CIC Common Stock, will equal a fraction, the NUMERATOR of which is $17,250,000, minus (a) the Series D Merger Consideration (in the aggregate amount of $1,903,600), (b) the Series E Merger Consideration (in the aggregate amount of $500,000), (c) an amount not to exceed $195,000, to be paid to Bradford, CIC's financial advisor, (d) $500,000, to be paid to Current Exchange in satisfaction of a contractual obligation of CIC, (e) an amount not to exceed $550,000, to satisfy certain severance payment obligations of CIC if certain CIC employees' employment with CIC is terminated after the Closing, (f) an amount not to exceed $700,000, representing prepayment and other fees to be paid in connection with CIC's termination of the Credit Facility with Congress, and (g) $2,750,000, representing the maximum amount of Merger Contingent Consideration payable to holders of CIC Common Stock, and vested options and warrants, and the DENOMINATOR of which is the sum of (x) 14,046,010, representing the total number issued and outstanding shares of CIC Common Stock on the date of execution of the Merger Agreement, and (y) the number of shares of CIC Common Stock underlying options and warrants (i.e., the Option and Warrant Shares) for which payment is to be made to the holders of such options and warrants under the Merger Agreement.

         If all of the deductions described in clauses (c), (e) and (f) of the immediately preceding paragraph are made in full (i.e., a total of $1,445,000), the Merger Consideration Due at Closing will be equal to $.723 per share of CIC Common Stock, representing, on an aggregate basis, $10,151,400 of cash consideration to be paid to holders of shares of CIC Common Stock.

         The Merger Consideration Due at Closing is to be paid to the holders of CIC Common Stock (other than the Selling Shareholders) promptly upon exchange by such holders of the certificates evidencing such shares. As soon as practicable after the Effective Time, CompuCom will cause a notice and a transmittal form to be sent to each holder of record of shares of each class of CIC capital stock whose shares are to be converted in the Merger. The notice will advise of the effectiveness of the Merger and the procedure for surrendering such holder's share certificates for exchange into the cash consideration due with respect to such shares.

         MERGER CONTINGENT CONSIDERATION

         Subject to the terms of the Merger Agreement, holders of shares of CIC Common Stock shall also be entitled to the payment of Merger Contingent Consideration. The aggregate maximum amount of such consideration payable to the holders of shares of CIC Common Stock, options and warrants, is $2,750,000, which will represent additional cash consideration of up to $0.196 per share of CIC Common Stock (including the Option and Warrant Shares).

         CompuCom, CompuCom Subsidiary, CIC, members of a committee designated by the Selling Shareholders (the "Escrow Committee") and the Escrow Agent, have entered into an escrow agreement (the "Escrow Agreement"), a copy of which is attached to this Information Statement as Appendix C. In accordance with the terms of the Escrow Agreement, CompuCom will, at or prior to the Effective Time, deposit $2,750,000 into an escrow account (the "Escrow Account"). The Escrow Account is to be held by the Escrow Agent for a period not to exceed twelve months from the Closing Date of the Merger (the "Escrow Period). During the Escrow Period, the Surviving Corporation will have the right to distributions of escrowed funds from the Escrow Account in connection with adjustments, if any, to be made after the Closing of the Merger, to the purchase price to be paid by CompuCom for the shares of CIC Common Stock and certain other matters, as described more specifically in the next two paragraphs and the section below entitled "The Merger--The Escrow Agreement". The Merger Contingent Consideration which would otherwise be payable to the holders of shares of CIC Common Stock (other than Dissenting Shares), options and warrants, will be reduced by the aggregate amount of any such distributions. Funds remaining, if any, in the Escrow Account upon the expiration of the Escrow Period will be paid, provided there is not then an objection by CompuCom to such payment, to the former holders of shares of CIC Common Stock, and such options and warrants, promptly upon the expiration of the Escrow Period.

         Funds deposited in the Escrow Account will be distributed to the Surviving Corporation instead of the former holders of shares of CIC Common Stock, options and warrants, under certain circumstances. If the stockholders' equity of CIC is less than $2,300,000 as of the close of business on the Closing Date, as set forth on a closing balance sheet ("Closing Balance Sheet") prepared in accordance with generally accepted accounting principles, consistently applied, but without reflecting any accrual for the payment of certain severance obligations, the termination fees payable to CIC's lender, Congress, under the Credit Facility, the payment to be made to Current Exchange and the fee to be paid to Bradford, then the Surviving Corporation shall be entitled to receive a distribution of funds from the Escrow Account equal to the amount by which the stockholders' equity set forth on the Closing Balance Sheet is less than $2.3 million. The Escrow Committee will employ an independent accounting firm to assist it in reviewing the Closing Balance Sheet and any other matters for which the Surviving Corporation seeks a distribution from the Escrow Account.

         On December 31, 1997, CIC's stockholders' equity was $5.34 million. It is anticipated that the Closing Date will be on or about May 15, 1998. Management expects that CIC will record a net loss for the three months ended March 31, 1998 and continue to operate at a loss through the Closing Date. It is likely that CIC's stockholders' equity will be less than $2.3 million on the Closing Date and a commensurate reduction will be made from the Escrow Account after the preparation of the Closing Balance Sheet.

         The Surviving Corporation shall also be entitled to distributions of funds from the Escrow Account (which will result in a concomitant reduction in the Merger Contingent Consideration) to the extent of:

         (a) any payments by the Surviving Corporation with respect to any claims, suits, actions or proceedings asserted against the Surviving Corporation relating to certain actions, occurrences or omissions of CIC occurring prior to Closing which are not reserved for on the Closing Balance Sheet, plus the amount of any reserves which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the 12-month period following the Closing;

         (b) any accounts payable or other liabilities of CIC relating to the period prior to the Closing which may be asserted against the Surviving Corporation after the Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the 12-month period following the Closing; and

         (c) the amount of any sales or income tax liability which may be asserted against the Surviving Corporation after Closing with respect to the operations of CIC prior to Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following the Closing.

         While CIC is unaware of any specific claims which might result in deductions from the Escrow Account, such claims may arise after the Closing. Therefore, there can be no assurance that the stockholders will realize all or any portion of the benefit from the Merger Contingent Consideration.

         SERIES D PREFERRED STOCK

         Each share of Series D Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $100 in cash (i.e., the Series D Merger Consideration), which equals the stated per share value of the Series D Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series D Preferred Stock, cash consideration of $1,903,600. The Series D Merger Consideration is to be paid to the holders of such stock concurrent with the payment of the Merger Consideration Due at Closing to the holders of shares of CIC Common Stock.

         SERIES E PREFERRED STOCK

         Each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares of such stock, shares held as treasury stock by CIC and shares held, directly or indirectly, by CompuCom, CompuCom Subsidiary or any wholly-owned subsidiary of either of them, shall be converted into the right to receive $4,000 in cash (i.e., the Series E Merger Consideration), which equals the stated per share value of the Series E Preferred Stock and will represent, in the aggregate and assuming there are no Dissenting Shares of Series E Preferred Stock, cash consideration of $500,000. The Series E Merger Consideration is to be paid to the holders of such stock concurrent with the payment of the Merger Consideration Due at Closing to the holders of shares of CIC Common Stock. It should be noted that the sole holder of Series E Preferred Stock, as a Selling Shareholder, has signed the Stock Purchase Agreement and, accordingly, has agreed to sell the shares of such Series E Preferred Stock held by such holder on the Closing Date.


         The governing terms of the shares of Series D and Series E Preferred Stock each allow for CIC's payment of a dividend on such stock in January 1998. Further, such shares are subject to optional redemption, at any time, by CIC at 110% of the stated value of such shares. In negotiating the terms of the Merger, the Board of Directors of CIC determined that it would not be appropriate to either pay the dividend or the redemption premium with respect to the shares of Series D and Series E Preferred Stock.

TREATMENT OF OPTIONS AND WARRANTS

         Immediately before the Effective Time, CIC will terminate its 1994 Stock Option Plan, to the extent permitted by such plan. Each holder of outstanding options or warrants to purchase CIC Common Stock which are vested at the time of the Closing of the Merger will, upon consent of such holder, receive in settlement of such options or warrants: (a) a cash payment, from CIC, in an amount equal to the product of (i) the per share Merger Consideration Due at Closing payable to holders of shares of CIC Common Stock, MINUS the per share exercise price of such options and/or warrants, MULTIPLIED BY (ii) the total number of shares of CIC Common Stock underlying such options and/or warrants (i.e., the Option and Warrant Shares), such cash payment to be made promptly after the Closing of the Merger; and (b) the per share Merger Contingent Consideration with respect to such Option and Warrant Shares, when and if payable. The amounts payable with respect to such options and warrants shall be reduced by any applicable federal and state withholding taxes.

         It should be noted that there are no outstanding options or warrants whose exercise price is less than the sum of the per share Merger Consideration Due at Closing and the per share Merger Contingent Consideration. Consequently, CIC does not anticipate that any outstanding options or warrants will be exercised in connection with the Merger.

PAYMENT PROCEDURES AND DISBURSING AGENT

         Prior to the Effective Time, CompuCom will appoint a bank, trust company or other entity reasonably satisfactory to CIC to act as the disbursing agent (the "Disbursing Agent") in effecting the exchange of the cash consideration for certificates of shares of CIC capital stock to be converted in the Merger. All costs and expenses of the Disbursing Agent are to be borne by CompuCom. On or before the Effective Time, CompuCom or CompuCom Subsidiary will deposit with the Disbursing Agent cash sufficient to make the payments to be made to holders of CIC stock certificates upon surrender and exchange of such certificates. From and after the Effective Time, each holder of a CIC stock certificate shall be entitled to receive, upon surrender of such certificate to the Disbursing Agent and subject to applicable withholding taxes, the consideration to be paid in exchange for the shares of stock evidenced by such certificate.

         As soon as practicable after the Effective Time, CIC will cause the Disbursing Agent to mail to each holder of record of a CIC stock certificate whose shares are to be converted in the Merger a notice and transmittal form, which will advise of the effectiveness of the Merger and specify the procedure for effecting the surrender of such holder's stock certificates. Upon surrender to the Disbursing Agent of such certificates, together and in accordance with such transmittal form, and any other required documents, the holder of such stock certificates will be entitled to receive the cash consideration due with respect to the shares of CIC capital stock evidenced by such certificates, and the certificates shall be canceled. Upon surrender of such certificates to the Disbursing Agent, CompuCom shall cause the Disbursing Agent promptly to deliver the cash consideration, net of any withholding taxes, due with respect to the shares of CIC capital stock evidenced by such certificates to the person entitled to such consideration.

STOCKHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES REPRESENTING COMMON STOCK UNTIL THEY RECEIVE THE NOTICE AND TRANSMITTAL FORM FROM THE DISBURSING AGENT.

         After the Effective Time, there will be no transfers on CIC's stock transfer books of CIC capital stock issued and outstanding immediately prior to the Effective Time. Until surrendered to the Disbursing Agent, each certificate previously representing such stock shall be deemed for all purposes to represent only the right to receive the consideration payable with respect to the class of such CIC capital stock multiplied by the number of shares of such class. No interest will be paid or accrued on the cash payable upon the surrender of any stock certificate, nor will any dividends be paid to, or accrued for the benefit of, former holders of CIC capital stock after the Effective Time.

         None of CompuCom, CompuCom Subsidiary, CIC, the Surviving Corporation, or the Disbursing Agent shall be liable to a holder of shares of any class of CIC capital stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In addition, any portion of the consideration to be paid in the Merger which remains in the Disbursing Agent's possession and remains unclaimed shall, following the six-month anniversary of the Effective Time, be delivered to the Surviving Corporation. Thereafter, holders of CIC stock certificates may look only to the Surviving Corporation for payment of the consideration due with respect to the shares of CIC capital stock evidenced thereby.

         If a certificate for one or more shares of any class of CIC capital stock has been lost, stolen or destroyed, the person claiming that such certificate has been lost, stolen or destroyed must submit an affidavit to the Surviving Corporation to this effect and, in the discretion of the Board of Directors of the Surviving Corporation, a bond in such sum as the Board of the Surviving Corporation may require (as an indemnity against any claim that may be made against the Surviving Corporation with respect to such certificate), and upon receipt of such affidavit and bond, to the extent required, the Surviving Corporation will issue the cash consideration applicable to the shares of CIC capital stock represented by such certificate.

THE STOCK PURCHASE AGREEMENT

         In accordance with the terms of the Stock Purchase Agreement, the Selling Shareholders have agreed to sell all of their shares of CIC capital stock to CompuCom Subsidiary. The

Stock Purchase Agreement provides, among other things, that if CIC enters into a binding agreement to pursue a Takeover Proposal (as defined in the section of this Information Statement entitled "The Merger--No Solicitation; Break-Up Fee"), CompuCom Subsidiary will have the right to purchase the shares of the Selling Shareholders, except for CIC's largest stockholder, and participate in the transaction contemplated by the Takeover Proposal on the same basis as any other CIC stockholder. The practical effect of the Stock Purchase Agreement is to ensure that CompuCom's offer to acquire CIC's capital stock represented by the Merger Agreement not be used by CIC to solicit other third-party offers for such stock.

         In the event that the Merger is consummated, the sale and purchase of the shares of CIC capital stock held by the Selling Shareholders will be consummated. The consideration to be paid for the purchase of the Selling Shareholders' shares is identical to that provided in the Merger Agreement (as described in this Information Statement). However, the Selling Shareholders will receive the Merger Consideration Due at Closing with respect to their shares at the Closing of the Merger and by wire transfer of funds, rather than at the time and manner applicable to all other holders of shares of CIC capital stock, as described in this Information Statement.

THE ESCROW AGREEMENT

         The Escrow Agreement provides for the appointment of Frank Zappala and Araldo Cossutta, each a member of the Board of Directors of CIC, as the Escrow Committee. The Escrow Committee will represent the former holders of CIC Common Stock, options and warrants, in matters pertaining to the Escrow Agreement. The decisions and agreements of the Escrow Committee and the Surviving Corporation shall be binding on the former holders of shares of CIC Common Stock, options and/or warrants.

         If the Surviving Corporation believes it is entitled to a distribution of all or any portion of the funds held in the Escrow Account, it must make a demand for such distribution by written notice to the Escrow Agent, with a copy to the Escrow Committee, specifying the amount of the distribution the Surviving Corporation believes it is entitled to and the reasons for the belief. The Escrow Agent will distribute the amount demanded to the Surviving Corporation out of the Escrow Account unless the Escrow Committee objects within 30 days of such notice. If the Escrow Committee believes that the Surviving Corporation is not entitled to such distribution, the Escrow Committee may, by written notice to the Surviving Corporation and the Escrow Agent, object to the distribution demanded by the Surviving Corporation. In the event the Surviving Corporation and the Escrow Committee are unable to resolve any such objection within 20 days after such notice of objection, the objection will be resolved through binding arbitration.

         The Merger Agreement provides that the fees for the independent accounting firm engaged by the Escrow Committee to review the Closing Balance Sheet and any other matters for which the Surviving Corporation seeks a distribution from the Escrow Account are to be paid from the Escrow-Account. Each member of the Escrow Committee will be entitled to a fee of $750 for reviewing each notice given by the Surviving Corporation to the Escrow Agent seeking a distribution from the Escrow Account and to reimbursement for reasonable out-of-pocket expenses incurred by such member in performing services as a member of the Escrow Committee. In addition, the members of the Escrow Committee may also purchase a liability insurance policy in an amount not to exceed $3,000,000, insuring them against any claims by former holders of CIC Common Stock, options and warrants which may be asserted against the Escrow Committee members in performing their duties. Any such fees, reimbursements and the costs and expenses of the insurance policy (including a reasonable premium) are to be paid from the Escrow Account to the extent there are funds available and otherwise by CompuCom.

REPRESENTATIONS AND WARRANTIES

         The Merger Agreement contains various representations and warranties by each of CIC, CompuCom and CompuCom Subsidiary relating to, among other things:
(a) corporate organization, existence and good standing; (b) corporate power and authority to enter into and perform the Merger Agreement; (c) the validity and binding effect of the Merger Agreement; (d) consents and approvals of governmental bodies and third parties; (e) the absence of conflicts with the Merger posed by the respective companies' charter documents and contracts, and applicable laws; and (f) the accuracy of the information supplied by the respective party contained in this Information Statement.

         The Merger Agreement contains additional representations and warranties by CIC related to (a) its capital structure; (b) the accuracy of all reports, schedules, statements and other documents filed by CIC with the Securities and Exchange Commission ("SEC"); (c) the compliance, in all material respects, of the financial statements filed by CIC with the SEC with applicable accounting requirements, federal securities laws and SEC rules and regulations; (d) the absence of undisclosed liabilities that could, individually or in the aggregate, have a material adverse effect on CIC's business, operations or condition; (e) the absence of certain changes or events that, individually or in the aggregate, have or may be expected to have a material adverse effect on CIC's business, operations or condition; (f) the nature and origin of its accounts receivable;
(g) certain tax matters; (h) CIC's material agreements; (i) the validity of its intellectual property; (j) the absence of any undisclosed litigation; (k) CIC's compliance with applicable laws; (l) matters relating to its employee benefit plans; (m) labor matters; (n) its customers; (o) the adequacy of assets necessary for the conduct of its business; (p) the ownership or holding of material licenses and permits to carry on its business; (q) CIC's owned and leased real property, facilities and equipment; (r) insurance; (s) the accuracy of its books and records; (t) the absence of certain business practices; (u) its bank accounts; (v) the payment of broker fees incurred in connection with the Merger; and (w) the receipt of a fairness opinion in connection with the Merger.

         CompuCom also makes a representation and warranty relating to the possession or access to funds sufficient to perform CompuCom's obligations under the Merger Agreement.

COVENANTS

         CIC has agreed that, from the date of execution of the Merger Agreement and until the Effective Time, it will, and will cause its subsidiaries, to conduct its business and operations in the ordinary course consistent with past practices and, except as contemplated by the Merger Agreement, will not take certain actions without the prior written consent of CompuCom, which actions include, without limitation: (a) the issuance of any shares of any class of CIC capital stock or other equity interests in CIC, except for the issuance of CIC Common Stock upon the exercise of, and in accordance with, vested options and warrants; (b) the split up, combination or reclassification of any of CIC's capital stock or other equity interests; (c) the grant of any options, warrants or other rights to subscribe for or purchase any shares of CIC capital stock, other equity interests in CIC or any security directly or indirectly convertible into or exchangeable for any shares of any class of CIC capital stock or any equity interest in CIC; (d) the purchase, redemption or other acquisition of any shares of CIC capital stock or other equity securities; (e) the declaration, setting aside for payment or payment of any dividend on, or the making of any other distribution or payment with respect to, any share of any class of CIC capital stock or any other equity interest in CIC; (f) the grant or payment of any increase in the salaries or other compensation of any of its officers or directors, or any of its employees, agents or consultants (other than in the ordinary course of business consistent with past practice); (g) the creation, assumption, guarantee, endorsement, refinancing, modification, extension, renewal or otherwise becoming liable for any debt, obligation or other liability for money borrowed (except pursuant to existing or planned lines of credit) or any other debt, obligation or other liability (except in the ordinary course of business consistent with past practice); (h) the disposition or assignment of any of CIC's material fixed or internal use assets or properties or the permitting of any of its assets or properties to be subjected to any liens, or the sale of any part of CIC's operations or business to any other person or entity; (i) the change or removal of CIC's independent certified public accountants; (j) except as disclosed in a disclosure schedule to the Merger Agreement, the making of any capital expenditure in excess of $5,000 or the making of capital expenditures in excess of $25,000 in the aggregate; and (k) the entering into, directly or indirectly, of any transaction with any affiliate of CIC.

          Each of CompuCom and CIC has agreed to (a) cooperate to make certain filings and obtain certain consents necessary to consummate the transactions contemplated by the Merger Agreement; (b) provide prompt notice of certain events with respect to the Merger Agreement; (c) cooperate in the preparation of this Information Statement; and (d) cooperate with respect to making any public announcements regarding the proposed transaction.

         CompuCom has also agreed that for a period of six years from and after the Closing Date, CompuCom will cause the Surviving Corporation to maintain in effect, at no expense to the insured thereunder, the current policy (or policies) of director's and officer's liability insurance maintained by CIC. Such policy or policies need cover only wrongful acts of the insured that occurred prior to the Closing Date. Further, if the premium for such policy or policies exceeds 150% of the premium paid by CIC in its last fiscal year, then the Surviving Corporation will only be obligated to maintain a policy of director's and officer's liability insurance providing the amount of coverage that can be purchased for 150% of such premium.

CONDITIONS TO THE MERGER

         The obligations of each of CompuCom, CompuCom Subsidiary and CIC to consummate the Merger are subject to the satisfaction of certain conditions, including without limitation: (a) the expiration or termination of all applicable waiting periods specified under the HSR Act; (b) the absence of any governmental suit, action, inquiry, investigation or proceeding which seeks to prevent consummation of the Merger; (c) CIC's receipt of the opinion of Bradford to the effect that the consideration to be paid to the holders of CIC Common Stock pursuant to the Stock Purchase Agreement and the Merger Agreement is fair from a financial point of view (such opinion having been provided on April 9, 1998); and (d) the sending of this Information Statement to CIC's stockholders (other than the Selling Shareholders) and the expiration of the 20-day period from and after the date the Information Statement is sent to such stockholders.

         The obligations of CompuCom and CompuCom Subsidiary to consummate the transactions contemplated by the Merger are subject to the satisfaction of additional conditions including, without limitation: (a) CompuCom's determination, to its reasonable satisfaction, that all of the conditions to the closing of the transactions contemplated by the Stock Purchase Agreement have been satisfied and the parties to the Stock Purchase Agreement are in a position to close such transactions simultaneous with the Closing of the Merger; (b) the truth and correctness, in all material respects, of the representations and warranties of CIC contained in the Merger Agreement; (c) CIC's performance of or compliance, in all material respects, with its obligations under the Merger Agreement; (d) the absence of any material adverse change in the business, assets, liabilities, financial condition or results of operation of CIC; (e) CIC's having entered, at least five days prior to the Closing of the Merger, into agreements, with each of certain of its employees to whom it has severance payment obligations if such employee's employment with CIC is terminated after the Closing, to accept an aggregate of not more than $550,000 in full satisfaction of all severance obligations owing to such employees: (f) CIC's receipt, at least five days prior to the Closing of the Merger, of written confirmation that any prepayment or other fees owing to Congress as a result of the termination of the Credit Facility will not exceed $700,000; (g) CIC's receipt, at least five days prior to the Closing, of the written agreement of Bradford that its fee in connection with the consummation of the Merger and the transactions provided for in the Stock Purchase Agreement will not exceed $195,000; (h) CIC's having entered, at least five days prior to the Closing, into an agreement to pay an amount not to exceed $500,000 to Current Exchange in full and complete satisfaction of a contractual price guarantee (which required CIC to pay to Current Exchange, on July 2, 1998, with respect to 515,000 shares of CIC Common Stock held by Current Exchange, the difference between the closing market price of CIC Common Stock on that date and $10.00); and (i) the taking by CIC of all actions necessary to terminate its 401(k) Plan, such termination to be effective immediately prior to Closing.

         With respect to the condition described in clause (e) of the immediately preceding paragraph, representatives of CompuCom and CIC are currently engaged in discussions with those CIC employees who have an employment agreement with severance payment arrangements. There can be no assurance that such discussions will result in agreements with these employees to satisfy all severance obligations for less than $550,000. If this condition is not satisfied, CIC and CompuCom may be forced to renegotiate the terms of the Merger.

         With respect to the condition described in clause (h) of the immediately preceding paragraph, CIC has satisfied such condition by entering into an agreement with Current Exchange, dated as of March 19, 1998, which provides for CIC's payment to Current Exchange of $500,000 in full and final satisfaction of any and all claims of Current Exchange against CIC, including claims arising out of the contractual price guarantee. If the closing market price of the CIC Common Stock on July 2, 1998, remained the same as such price on March 18, 1998 (the last day preceding the public announcement of the Merger), CIC would have been obligated to pay Current Exchange approximately $4.8 million. Thus, the $500,000 settlement represents a significant concession from the amount potentially payable in satisfaction of the contractual price guarantee.

         The obligations of CIC to consummate the Merger are also subject to certain additional conditions including, without limitation: (a) the truth and correctness, in all material respects, of the representations and warranties of CompuCom and CompuCom Subsidiary contained in the Merger Agreement; and (b) CompuCom's performance of or compliance, in all material respects, with its obligations under the Merger Agreement.

GOVERNMENTAL AND REGULATORY REQUIREMENTS

         CompuCom and CIC are not aware of any governmental or regulatory requirements for consummation of the Merger other than compliance with applicable federal securities laws and the expiration or termination of the waiting period applicable to the Merger under the HSR Act and the rules and regulations thereunder. Under the HSR Act, certain acquisition transactions, such as the Merger, may not be consummated unless required information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and the specified waiting period requirements have been satisfied. On April 13, 1998, CompuCom and CIC each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger. The applicable waiting period for the Merger was terminated on ____________, 1998. Termination of the waiting period under the HSR Act permits consummation of the Merger without violating the HSR Act provision prohibiting such consummation prior to the expiration of the waiting period.

         Notwithstanding the termination or expiration of the waiting period, at any time before or after the Effective Time, the Antitrust Division or the FTC could take actions under the antitrust laws as either of them deem necessary and desirable in the public interest, including seeking to enjoin the Merger or seeking divestitures of substantial assets of CompuCom or CIC. In addition, in appropriate circumstances, state officials and private parties may also bring legal actions under the antitrust laws. Under the Merger Agreement, in the event suit is instituted challenging the Merger as violative of the antitrust laws, CompuCom and CIC have agreed to use reasonable efforts to resist or resolve such a suit. If injunctive relief is sought or obtained in a challenge to the Merger, the consummation of the Merger could be delayed. If the Merger is not consummated by June 30, 1998, the Merger Agreement could be terminated by CompuCom or CIC.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         In considering the Merger, CIC stockholders should be aware that certain CIC Board members and executive officers have interests that are in addition to their interests solely as stockholders of CIC, as described below.

         At the Effective Time, the persons who are the directors and officers of CompuCom Subsidiary will become the directors and officers of CIC, the Surviving Corporation. Certain of the officers of CIC immediately before the Effective Time are expected to continue as employees of the Surviving Corporation after the Effective Time, pursuant to employment agreements and otherwise.

         Each of certain CIC officers and certain other employees is a party to an employment agreement with CIC that provides for severance payments in the event that CIC terminates such officer or employee. These agreements were not entered into in contemplation of the Merger. The employment of certain of such officers and employees is expected to be terminated in connection with the Merger. CIC's total contractual severance obligations under such agreements is approximately $1.5 million. Samuel C. McElhaney, a director and executive officer of CIC, has, in connection with the Merger, agreed to waive his entire severance payment entitlement. Several officers of CIC are expected to be offered positions with CompuCom and, if they accept such offers are expected to release CIC from its severance obligations under their employment contracts. One other officer has agreed to accept a smaller severance package than the amount to which he is contractually entitled. In view of the foregoing, it is anticipated that CIC will be obligated to pay severance payments in an aggregate amount not to exceed $550,000. However, there can be no assurance that CIC will be able to enter into agreements with these officers and employees to satisfy all severance obligations to them for less than $550,000, which is a condition to CompuCom's obligations under the Merger. If this condition is not satisfied, CIC and CompuCom may be forced to renegotiate the terms of the Merger.

         On March 30, 1998, each of Frank Zappala and Araldo Cossutta, directors of CIC, exercised options to purchase 5,000 shares of CIC Common Stock. The exercise price of the options was $.10 per share. The options were issued to Messrs. Zappala and Cossutta on March 30, 1993, in connection with their service on CIC's Board of Directors and the options would have expired at the close of business on March 30, 1998.

         CompuCom has also agreed that for a period of six years from and after the Closing Date, CompuCom will cause the Surviving Corporation to maintain in effect, at no expense to the insured thereunder, the current policy (or policies) of director's and officer's liability insurance maintained by CIC. Such policy or policies need cover only wrongful acts of the insured that occurred prior to the Closing Date. Further, if the premium for such policy or policies exceeds 150% of the premium paid by CIC in its last fiscal year, then the Surviving Corporation will only be obligated to maintain a policy of director's and officer's liability insurance providing the amount of coverage that can be purchased for 150% of such premium.

NO SOLICITATION; BREAK-UP FEE

         CIC, on behalf of itself, its officers, directors, employees, representatives and agents, has agreed to (i) immediately cease any ongoing discussions or negotiations with respect to a Takeover Proposal (as defined in the Merger Agreement), (ii) not authorize or permit any of its officers, directors or employees, or any investment banker, financial advisor, attorney, accountant or other representative retained by CIC to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information concerning CIC) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or which may reasonably be expected to lead to, a Takeover Proposal, and (iii) not participate in any discussions or negotiations regarding any Takeover Proposal, unless the Board of Directors of CIC determines in good faith, after consultation with outside legal counsel, that it is necessary to furnish information with respect to CIC and participate in negotiations regarding an unsolicited Takeover Proposal in order to comply with its fiduciary duties to CIC's stockholders under applicable law.

         A "Takeover Proposal" is defined in the Merger Agreement to mean (a) any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of twenty percent (20%) or more of the assets of CIC or twenty percent (20%) or more of any class of equity securities of CIC,
(b) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of any class of equity securities of CIC, (c) any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving CIC, other than the Merger, or (d) any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to CompuCom of the Merger.

          The CIC Board of Directors has also agreed not to withdraw its approval of the Merger, approve or recommend a Takeover Proposal or cause CIC to enter into any agreement with respect to a Takeover Proposal, unless necessary to do so in order to comply with its fiduciary duties to CIC's shareholders under applicable law. CIC has agreed to inform CompuCom of any Takeover Proposal, including any such proposal which the CIC Board determines in good faith, based on the advice of a financial advisor of nationally recognized reputation, to be more favorable to CIC stockholders than the Merger, the material terms and conditions of such Takeover Proposal, and the identity of the person making such Takeover Proposal.

         The Merger Agreement provides that, if CIC enters into an agreement with respect to any Takeover Proposal, it shall concurrently pay to CompuCom the Termination Fee (in the amount of $1,000,000).

TERMINATION AND EXPENSES

         The Merger Agreement may be terminated prior to the Effective Time (i) by mutual written consent of CompuCom and CIC; (ii) by either CompuCom or CIC if the Merger has not been consummated prior to June 30, 1998, if the terminating party is not in breach of any representation or warranty of such party or has not failed to perform any of its obligations under the Merger Agreement which results in the failure of any condition to condition to consummation of the Merger; or (iii) by either CompuCom or CIC if any government, arbitration panel, court or any governmental department, commission, board or agency shall have issued an order, decree or ruling or taken any action permanently enjoining, restraining or otherwise prohibiting the Merger, and such order, decree or ruling or other action shall become final and nonappealable.

         In addition, CompuCom shall, unless it is then in breach of its obligations under the Merger Agreement, have the right to terminate the Merger Agreement prior to the Effective Time if: (i) any of the representations and warranties of CIC contained in the Merger Agreement shall not have been (or shall cease to be) true and correct in all material respects; (ii) CIC shall have breached or failed to perform in any material respect any covenant or agreement to be performed by CIC under the Merger Agreement; or (iii) the Stock Purchase Agreement shall have been terminated.

         CIC shall, unless it is then in breach of its obligations under the Merger Agreement, have the right to terminate the Merger Agreement prior to the Effective Time if: (i) CIC enters into a definitive agreement with respect to a Takeover Proposal, provided that CIC complies with all of the provisions of the Merger Agreement in such event, including payment of the Termination Fee; (ii) any of the representations and warranties of CompuCom or CompuCom Subsidiary contained in the Merger Agreement shall not have been (or shall cease to be) true and correct in all material respects; or (iii) CompuCom or CompuCom Subsidiary shall have breached or failed to perform in any material respect any covenant or agreement to be performed by them under the Merger Agreement.

         In the event the Merger Agreement is terminated, the Merger Agreement will be void and have no effect, without any liability on the part of any party, its directors or officers, with the exception of the provisions of the Merger Agreement relating to the payment of the Termination Fee (if the termination stems from CIC's entering into a definitive agreement with respect to a Takeover Proposal). Termination of the Merger Agreement as described above will not relieve any party from liability for any breach of the Merger Agreement.

APPRAISAL RIGHTS

         Record holders of shares of CIC capital stock are entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262, which is reprinted in its entirety as APPENDIX E to this Information Statement. Except as set forth herein and in APPENDIX E, holders of shares of CIC capital stock will not be entitled to appraisal rights in connection with the Merger.

         Under the DGCL, record holders of CIC capital stock who follow the procedures set forth in Section 262 and who have not provided their written consent to the Merger Agreement and the Merger will be entitled to have their shares of such stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

         Under Section 262, where a merger agreement is approved by the stockholders of a corporation without a meeting, the company must notify each of the holders of its stock, either before the effective date of the merger or within ten (10) days thereafter, that the merger has been approved and that such holders are entitled to appraisal rights. The notice must include a copy of
Section 262. This Information Statement constitutes such notice. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and APPENDIX E carefully because failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the DGCL.

         A holder of any class of CIC capital stock wishing to exercise appraisal rights must deliver to CIC, within twenty (20) days after the date of the mailing of this Information Statement, a written demand for appraisal of such holder's shares of such stock. In addition, a holder of shares of any class of CIC capital stock wishing to exercise appraisal rights must hold of record such shares of stock on the date the written demand for appraisal is made and must continue to hold such shares of stock through the Effective Time.

         Only a holder of record of CIC capital stock is entitled to assert appraisal rights for the shares of such stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates.

         If shares of CIC capital stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares of such stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the owner or owners. A record holder such as a broker who holds shares of CIC capital stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of such stock held for one or more beneficial owners while not exercising such rights with respect to the shares of such stock held for other beneficial owners. In such case, the written demand should set forth the number of shares of such stock as to which appraisal is sought and, where no number of shares of such stock is expressly mentioned, the demand will be presumed to cover all shares of such stock held in the name of the record owner. Holders of shares of CIC capital stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee. All written demands for appraisal of shares of CIC capital stock should be mailed to CIC's principal offices at 15720 John J. Delaney Drive, Suite 500, Charlotte, North Carolina 28277, Attention: Edward A. Meltzer.

         Within ten (10) days after the Effective Time, CIC, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within one hundred and twenty (120) days after the Effective Time, but not thereafter, the Surviving Corporation or any such stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such stockholders. Upon the filing of any such petition by a stockholder, service of a copy of the petition must be made to CIC, as the Surviving Corporation, which shall, within twenty (20) days after such service, file in the office of the Register in Chancery where the petition was filed a verified list containing the names and addresses of all stockholders who have demanded payment for the shares and with whom agreements as to the value of their shares have not been reached by the Surviving Corporation. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares of CIC capital stock. CIC stockholders seeking to exercise appraisal rights should assume that the Surviving Corporation will not file a petition with respect to the appraisal of the value of shares of CIC capital stock and that the Surviving Corporation will not initiate any negotiations with respect to the "fair value" of such shares. Accordingly, CIC stockholders who wish to exercise their appraisal rights should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 262.

         Within one hundred and twenty (120) days after the Effective Time, any record holder of shares of any class of CIC capital stock who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of CIC capital stock for which a written consent to the Merger Agreement and the Merger has not been obtained and with respect to which a demand for appraisal was received by CIC, and the aggregate number of holders of such shares of CIC capital stock. Such written statement must be mailed within ten
(10) days after the written request therefore has been received by the Surviving Corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

         If a petition for appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine the holders of shares of CIC capital stock entitled to appraisal rights and will appraise the "fair value" of the shares of CIC capital stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of their shares of CIC capital stock as determined under Section 262 could be more than, the same as or less than the value of the consideration that they would otherwise have received under the Merger Agreement if they did not seek appraisal of their shares of CIC capital stock. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community or otherwise admissible in court" should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of CIC capital stock have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances.

         The court may also order that all or a portion of the expenses incurred by any holder of shares of CIC capital stock in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of CIC capital stock entitled to appraisal.

         Any CIC stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote his or her shares of such stock for any purpose nor, after the Effective Time, be entitled to the payment of dividends or other distributions thereon.

         If no petition for an appraisal is filed within the 120-day period after the Effective Time, or if a CIC stockholder delivers to the Surviving Corporation a written withdrawal of his or her demand for an appraisal and an acceptance of the terms offered under the Merger Agreement within sixty (60) days after the Effective Time or, thereafter, with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease and such stockholder shall be entitled to receive the consideration provided under the Merger Agreement, without interest, as if he or she had not demanded appraisal of her or her shares of CIC capital stock.

         No pending appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of such court, which approval may be conditioned on such terms as the court deems just.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the principal federal income tax consequences of the Merger is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, judicial authority, administrative rulings and practice as of the date hereof, all of which are subject to change, and the advice of Holland & Knight LLP, counsel to CIC. The discussion does not purport to be a complete analysis or listing of all potential tax effects relevant to a particular CIC stockholder nor does it address the tax consequences that may be relevant to particular categories of stockholders subject to special treatment under certain federal income tax laws, including, without limitation, foreign corporations, tax-exempt entities and persons who acquired their shares of CIC Common Stock pursuant to the exercise of an employee option or otherwise as compensation. In addition, it does not describe any tax consequences arising under the laws of any state, local or foreign jurisdiction.

         Stockholders are encouraged to consult their tax advisors concerning the tax consequences in their particular circumstances, as well as any tax implications and consequences arising under foreign, state or local law.

         The cancellation of shares of CIC capital stock in exchange for cash pursuant to the Merger will be a taxable transaction to the holders thereof for federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws.

         In general, a stockholder who receives the consideration to be paid in the Merger will recognize gain or loss realized in the Merger equal to the difference between the amount of cash received in exchange for such stockholder's shares of CIC capital stock and the adjusted basis of such shares. Such gain or loss will be capital gain or loss if, as should be the case for most holders of shares of CIC capital stock, the shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if the stockholder has held such shares for more than one year at the Effective Time. The foregoing discussion may not apply to stockholders who acquired their shares of CIC capital stock pursuant to the exercise of stock options or other compensation arrangements with CIC, who are not citizens or residents of the United States or who are otherwise subject to special tax treatment under the Code. In addition, a stockholder may be required to allocate the adjusted tax basis of his shares of CIC Common Stock to the receipt of the Merger Consideration Due at Closing and Merger Contingent Consideration to determine the actual gain or loss with respect to the receipt of each type of consideration. Each stockholder is urged to consult with his tax advisor as to such allocation and other issues that may be applicable with respect to the Merger Contingent Consideration.

         Each holder of CIC capital stock who receives the consideration to be paid in the Merger will, in general, be required to provide to the Disbursing Agent a Social Security or other taxpayer identification number, or in certain instances other information, in order to avoid "back-up withholding" requirements which might otherwise apply under the Code. Any such person who does not furnish such information may be subject to a penalty imposed by the Internal Revenue Service.

         A CIC stockholder who exercises dissenters' rights with respect to such stockholder's shares will be subject to tax on the receipt of any payment with respect thereto pursuant to Section 302 of the Code (taking into account the application of the stock attribution rules of Section 318 of the Code). In general, if the shares of CIC capital stock are held by a stockholder as a capital asset, at the Effective Time, such stockholder will recognize capital gain or loss measured by the difference between the amount of cash received by such stockholder and the adjusted basis of his shares.

         The federal income tax discussion set forth above does not necessarily set forth all of the tax consequences of the Merger that may be relevant to all stockholders in all circumstances. Stockholders should therefore consult their tax advisors as to the specific tax consequences to them of the Merger, including the effects of applicable state, local or other tax laws.

ACCOUNTING TREATMENT

         CompuCom will account for the Merger as a purchase for financial reporting purposes under generally accepted accounting principles. Under purchase accounting, CompuCom will allocate the total cost of acquiring the CIC capital stock (based on the total amount of cash paid) to the fair market value of assets acquired and liabilities assumed. The excess of cost over the amounts allocable to the assets acquired and liabilities assumed will be recorded as intangible assets and amortized over the lives of such intangible assets.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the CIC Common Stock, as of March 31, 1998, by (i) each person or group who is known by CIC to be the beneficial owner of more than 5% of the outstanding shares of CIC Common Stock, (ii) each director of CIC, (iii) each executive officer of CIC, and (iv) all directors and executive officers of CIC, as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the shares shown as beneficially owned by such persons, subject to applicable community property laws. However, as indicated by the notes following the table, certain shares are deemed to be beneficially owned by more than one person or entity as a result of attribution of ownership among affiliated persons and entities.

                                    AMOUNT AND NATURE      PERCENTAGE OF
      NAME AND ADDRESS                OF BENEFICIAL        OUTSTANDING
    OF BENEFICIAL OWNER                OWNERSHIP              SHARES
    -------------------             -----------------      -------------

Codinvest Limited ..............      4,672,897               33.29%
c/o M.L. Argand
6 Rue Bellot
Geneva, Switzerland

Araldo Cossutta ................      2,881,885(1)            19.07%
920 5th Avenue
New York, NY 10021

Robert Johnson .................      1,349,999                9.61%
P.O. Box 5415
New York, NY 10185

Ronald G. Farrell ..............        780,596(2)             5.51%
3030 Wellington Road
Alpharetta, GA 30202

John Paget .....................        200,000(3)             1.40%
c/o CIC
15720 John J. Delaney Drive
Suite 500
Charlotte, NC 28277

Donald Russell .................        210,000(4)             1.49%
101 East Kennedy Boulevard
Suite 3300
Tampa, FL 33602

Frank Zappala ..................        368,694(5)             2.60%
5584 S.W. Quail Hollow
Palm City, FL 34990

Samuel C. McElhaney ............        296,044(6)             2.10%
8200 Fairview Road
Charlotte, NC 28226

Michael G. Santry ..............         90,000(7)             0.64%
5950 Berkshire Lane
Suite 1650
Dallas, TX 75225

                                               AMOUNT AND NATURE  PERCENTAGE OF
              NAME AND ADDRESS                   OF BENEFICIAL     OUTSTANDING
            OF BENEFICIAL OWNER                    OWNERSHIP         SHARES
            -------------------                    ---------         ------

Matthew S. Waller ........................         90,000(7)          0.64%
7880 Bent Branch Drive
Suite 150
Irving, TX 75063

Edward A. Meltzer ........................         65,000(8)          0.46%
c/o CIC
15720 John J. Delaney Drive,
Suite 500
Charlotte, NC 28277

All executive officers and ...............      4,201,623            26.80%
directors as a group (8 persons) (9)



----------------

     (1) Includes 456,000 shares of CIC Common Stock issuable upon the conversion of 11,400 shares of Series D Preferred Stock, 500,000 shares of CIC Common Stock issuable upon the conversion of 125 shares of Series E Preferred Stock, 23,885 shares of CIC Common Stock owned by trusts for which Mr. Cossutta is the sole trustee and 16,000 shares of CIC Common Stock issuable upon the conversion of 400 shares of Series D Preferred Stock owned by trusts for which Mr. Cossutta is the sole trustee. Also includes immediately exercisable options to purchase (i) 5,000 shares of CIC Common Stock, which are exercisable at $1.00 per share and expire on July 12, 2000; (ii) 10,000 shares of CIC Common Stock, which are exercisable at $4.00 per share and expire on October 12, 2001;
              (iii) 10,000 shares of CIC Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002; (iv) 10,000 shares of CIC Common Stock, which are exercisable at $1.44 per share and expire on November 4, 2007; and (v) 35,000 shares of CIC Common Stock, which are exercisable at $1.00 per share and expire on March 28, 2007. Includes 11,000 shares of CIC Common Stock owned by Mr. Cossutta's wife, as to which shares Mr. Cossutta disclaims beneficial ownership. Excludes 566,464 shares of CIC Common Stock held in trust, with independent trustees, for the benefit of Mr. Cossutta's children and other family members. Mr. Cossutta has disclaimed beneficial ownership of such shares.

     (2) Includes (i) 596,586 shares of CIC Common Stock held by RGF Investments, Inc., a Georgia corporation ("RGFI"), of which Mr. Farrell is the sole stockholder, director and executive officer; and (ii) immediately exercisable options to purchase 118,000 shares of CIC Common Stock, which are exercisable at $1.10 per share and expire on September 30, 1999. Also includes 66,000 shares of CIC Common Stock held by Mr. Farrell's wife, as to which shares Mr. Farrell disclaims beneficial ownership.

     (3) Includes immediately exercisable options to purchase 200,000 shares of CIC Common Stock, which are exercisable at $1.41 per share and expire on July 24, 2007.

     (4) Includes immediately exercisable options to purchase 10,000 shares of CIC Common Stock, which are exercisable at $1.44 per share and expire on November 4, 2007.

     (5) Includes 40,000 shares of CIC Common Stock issuable upon the conversion of 1,000 shares of Series D Preferred Stock. Also includes immediately exercisable options to purchase (i) 5,000 shares of CIC Common Stock, which are exercisable at $1.00 per share and expire on July 12, 2000; (ii) 10,000 shares of CIC Common Stock, which are exercisable at $4.00 per share and expire on October 12, 2001; (iii) 10,000 shares of CIC Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002; (iv) 10,000 shares of CIC Common Stock, which are exercisable at $1.44 per share and expire on November 4, 2007; and
              (v) 35,000 shares of CIC Common Stock, which are exercisable at $1.00 per share and expire on March 28, 2007. Includes 62,830 shares of CIC Common Stock owned by Mr. Zappala's wife, as to which shares Mr. Zappala disclaims beneficial ownership.

     (6) Includes immediately exercisable options to purchase (i) 10,000 shares of CIC Common Stock, which are exercisable at $1.56 per share and expire on October 30, 2002; and (ii) 50,000 shares of CIC Common Stock, which are exercisable at $1.50 per share and expire on December 9, 2006. Includes 50,000 shares of CIC Common Stock owned by Mr. McElhaney's wife, as to which shares Mr. McElhaney disclaims beneficial ownership.

     (7) Includes immediately exercisable warrants to purchase 90,000 shares of CIC Common Stock, which are exercisable at $1.13 per share and expire on June 30, 2004.

     (8) Includes immediately exercisable options to purchase 40,000 shares of CIC Common Stock, which are exercisable at $1.50 per share and expire on January 15, 2002.

     (9) Includes an aggregate of (i) 450,000 shares of CIC Common Stock underlying immediately exercisable options; (ii) 180,000 shares of CIC Common Stock underlying immediately exercisable warrants;
              (iii) 512,000 shares of CIC Common Stock issuable upon the conversion of 12,800 shares of Series D Preferred Stock; and (iv) 500,000 shares of CIC Common Stock issuable upon the conversion of 125 shares of Series E Preferred Stock.

                          MARKET PRICES AND DIVIDENDS

         The CIC Common Stock is traded on the Nasdaq SmallCap Market under the trading symbol "CICC." The table below sets forth, for the quarters indicated, the high and low bid prices of the CIC Common Stock, as reported by the Nasdaq SmallCap Market.

                                                                         HIGH                 LOW
                                                                      ---------             --------
Quarter Ended March 31, 1998...............................            1  3/8                  1/2

FISCAL YEAR ENDED JUNE 30, 1997

         Fourth Quarter....................................            1  7/16                 7/8

         Third Quarter.....................................            1 11/16                15/16

         Second Quarter....................................            1 15/64                 3/4

         First Quarter.....................................            1 19/32                 3/4

FISCAL YEAR ENDED JUNE 30, 1996

         Fourth Quarter....................................            1 19/32                 3/4

         Third Quarter.....................................            4  1/4                1 1/4

         Second Quarter (beginning June 24, 1996)..........            4  5/8                4 3/16



         CIC has never paid any dividends on the CIC Common Stock. Pursuant to the revolving credit agreement between CICS and its principal lender, the ability of CICS to transfer funds to CIC and the resulting availability of funds to CIC for the payment of dividends, is restricted and, therefore, CIC's ability to pay dividends on the CIC Common Stock is effectively prohibited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

         The common stock of CompuCom is traded on the Nasdaq National Market System. The last sale price per share of CIC Common Stock and CompuCom common stock as of March 18, 1998 (the last trading day prior to the public announcement of the execution of the letter of intent related to the Merger), was $.69 and $8.75, respectively. On April 8, 1998, the last business day preceding public announcement of the execution of the Merger Agreement, the last sale price per share of CIC Common Stock and CompuCom common stock was $.50 and $7.75, respectively. The last reported sale price per share of CIC common stock and CompuCom common stock as of ______________ (the latest practicable trading day before the printing of this Information Statement) was $___________ and $_________, respectively. At March 31, 1998 and December 31, 1997, the book value of a share of CIC Common Stock was $_____ and $.38, respectively.

                                    BUSINESS

GENERAL

         CIC, together with its subsidiary, CICS, is one of the largest, by volume, resellers of microcomputers, workstations and related products, services and solutions to large and medium-sized corporations, federal, state and local government entities and colleges and universities in the United States. CIC distributes a broad range of microcomputer-related products from major hardware manufacturers and software developers such as HP, Compaq, Sun, Toshiba, IBM, Lexmark, NEC, 3COM, Oracle, Netscape, Sterling, Novell, and Microsoft. CIC is one of the largest resellers of computer products manufactured by HP in the United States. During the year ended June 30, 1997 ("Fiscal 1997"), sales of HP products accounted for approximately 67% of CIC's net sales.

         CIC has experienced rapid growth. On March 30, 1993, CIC acquired Copley Systems Corporation ("Copley") of Norwood, Massachusetts. Effective July 1, 1994, CIC acquired Dataprint, Inc. ("Dataprint") of Charlotte, North Carolina, and effective July 1, 1995, CIC acquired substantially all of the assets of Cedar Computer Center, Inc. (now known as Current Exchange) of Des Moines, Iowa (the "Cedar Acquisition"). At the time of their acquisitions, Copley and Dataprint were two of the largest dealers of HP computer products in the northeastern and southeastern United States, respectively. Cedar was one of the largest dealers of HP computer products in the midwestern and western United States. Cedar's products complemented CIC's existing product lines and increased CIC's market share of Compaq products. CIC's net sales increased from $103.9 million for the fiscal year ended June 30, 1993 to $417.5 million in Fiscal 1997.

         The microcomputer industry has grown dramatically over the past several years as a result of equipment price reductions, significant improvements in hardware performance and software applications, increased use of microcomputers by governments and businesses and increased product familiarity by end users. The microcomputer distribution industry has experienced related growth in the use of wholesale distribution channels by manufacturers for the distribution of their products. CIC has distinguished itself from its competitors by focusing primarily on the direct delivery of selected manufacturers' personal computer ("PC") hardware, peripherals and software to a broad range of customers through a low-cost, efficient method of distribution. CIC configures PCs and printers with memory, operating systems and software at its distribution center in Charlotte, NC. Management believes that CIC's focus on a limited number of manufacturers, its expertise with their product lines, commitment to servicing its customers, and efficient distribution and delivery of products provide CIC with a competitive advantage and enable it to operate with relatively low operating costs.

         In September, 1997 CIC announced a new logistics strategy and consolidation of headquarters functions into a new office in Charlotte, NC. The new logistics strategy had two elements: (i) outsourcing of its distribution, warehousing and configuration operations for all non-HP products which had previously been handled by CIC and (ii) consolidating its warehouse and configuration operations from its facilities in Norwood, MA and Charlotte, NC to a new facility in Charlotte, NC. The strategy was completed on December 31, 1997. CIC's headquarters functions have been consolidated into a new headquarters facility in Charlotte. CIC maintains its Northeast Regional Headquarters and its customer support, human resources departments, and certain other departments in an office in a Boston suburb.

INDUSTRY

         Significant technological advances have transformed the microcomputer industry during the past ten years. Once dominated by several large manufacturers, the market now consists of several hundred manufacturers offering products ranging from hand-held computers to sophisticated UNIX-based workstations. During the same period, demand for microcomputers and related products has increased substantially as a result of several factors, including:
(i) decreases in the prices of microcomputers, peripherals and software, primarily as a result of intense competition among manufacturers, retailers and resellers; (ii) improvements in microcomputer hardware performance and development of new software applications; (iii) increased use of microcomputers by business, government and educational institutions; and (iv) the development of industry standards and component compatibility. While the technology and level of product sophistication continue to improve, the cost of products has continued to decline. Over the last several years, the industry has experienced aggressive price reductions by personal computer manufacturers which have exerted additional pressure on the profit margins of all manufacturers and distributors. However, the lower prices have also stimulated demand, resulting in increased sales to both existing and first-time buyers.

         As the microcomputer products industry has grown, parallel growth has occurred in the microcomputer products distribution industry in response to increased demand for products and the increased use of wholesale distribution channels by manufacturers. Microcomputer products are delivered to the ultimate consumer through a combination of distribution channels including manufacturers, wholesale distributors, aggregators and resellers. Wholesale distributors and aggregators sell directly to resellers. Resellers, such as CIC, sell directly to consumers, including corporations, government entities, educational institutions, small and medium-sized businesses and individuals, integrate computer systems, and provide technical support services.

         There are various categories of resellers, including retailers such as computer superstores and office supply chains, mail-order firms, and systems integrators. The larger computer manufacturers such as HP, Compaq and IBM, have historically required resellers to purchase their products from an affiliated aggregator or designated distributors or directly from such manufacturers. CIC purchases the majority of the products it sells, including HP products, directly from the manufacturer and purchases the balance of such products, including Compaq, Sun and IBM products, from aggregators and distributors.

         Another product distribution model is the "manufacturer direct" model. Dell Computer Corporation and Gateway 2000 have been the leaders in this area, offering products via a single toll free 800 telephone number. Traditionally, this distribution model has fulfilled a small business and individual consumer niche. Over the past year, both Dell and Gateway have penetrated the larger business market. With commercial sales well into the billions, this type of product fulfillment will increasingly be a competitive threat.

         Due to significant changes in technology, the industry has experienced rapid product obsolescence. The average life cycle of PCs and peripherals before enhanced models are available is approximately six months. As technology advances, customers generally desire to purchase the newest and fastest products to gain a competitive advantage. Therefore, inventory management is critical to profitability.

         Technological advances in the microcomputer industry typically result in increased demand for the products sold by CIC. For example, Windows 95(TM), an operating system software introduced by Microsoft, generated increased sales of memory chips, hard drives, new computers and 32-bit software, to make existing hardware systems compatible with this operating system and to upgrade existing hardware systems to take advantage of all of its features.

         The networking segment of the microcomputer industry is also currently experiencing rapid growth. In addition to increased purchases of local and wide area networks by CIC target customers, new, previously undeveloped markets have also been created by developments such as the Internet, an informal world-wide network of proprietary computer networks and individuals interconnected by various telecommunications systems.

         In recent years, companies such as Oracle, Sybase, Inc., and Informix Software Corp. have generated several billion dollars in annual revenues by selling and developing tools which have enabled companies to reduce their technical staff, upgrade their computer equipment and commensurately reduce operating expenses by increasing the efficiency of their management information systems. In addition, hardware manufacturers have developed products to interface with other hardware systems. These trends in the microcomputer industry have created additional demand and markets for the products sold by CIC.

SALES AND MARKETING

         CIC has historically conducted its sales operations, for both products and services, from sales offices located throughout the United States. CIC is organized into four regions: the Northeast, with headquarters in metropolitan Boston (Norwood), Massachusetts; the Southeast, with headquarters in Charlotte, North Carolina; the Central East, with headquarters in metropolitan Washington, DC; and the West, with headquarters in Denver, Colorado.

         CIC markets its products and services directly to large and medium-sized end-user customers in the corporate, government and education markets. CIC believes that this sales approach is a highly effective method for distributing, serving and supporting such customers by providing name brand product assortment and low-cost distribution and technical service capabilities, while delivering a high level of local customer service and support.

         Certain of CIC's major product suppliers provide marketing and advertising credits or allowances, the amount of which is based on a percentage of purchases or sales made by CIC. Such arrangements typically allow CIC, at its discretion, to participate in various advertising campaigns and marketing strategies and subsequently seek reimbursement for all or a portion of the related costs. However, CIC must expend advertising or marketing funds before suppliers will allow the utilization of advertising or marketing credits. The total amount of such credits funded by suppliers by means of credits in Fiscal 1997 was less than 1.0% of CIC's net sales.

CUSTOMERS

         CIC has two major target customer groups: (i) large and medium-sized corporations and (ii) federal, state and local governments and their various divisions (the "government market") and colleges and universities. CIC maintains specialty marketing groups to focus specifically on the corporate, government and education markets. CIC believes that such specialty groups have enabled CIC to become more knowledgeable about specific industry needs, thereby allowing it to become more responsive in providing desired products and services. During Fiscal 1997, no single customer accounted for more than 10.0% of CIC's net sales.

PRODUCTS AND MANUFACTURERS

         PRODUCT SELECTION. CIC distributes a broad range of microcomputer-related products including printers, desktop computers, workstations, laptop computers, peripherals and software. Peripherals include printers, plotters, modems, storage devices and memory. Substantially all of CIC's products are purchased from suppliers located in the United States. CIC's main products are printers made by HP; Intel-based desktop computers made by HP and Compaq; UNIX-based workstations made by Sun and HP; laptop computers made by HP, Compaq and Toshiba; microcomputing peripherals, other than printers, made by HP; software developed by Microsoft, Sun, Netscape, Oracle, and Sterling; and networking products developed by Sun.

         CIC evaluates its product assortment based on technological advances and market demand for information technology products. CIC also continuously evaluates its existing product lines to determine whether such products are achieving their market potential. If sales volume declines with respect to a particular product, or a product is determined to be obsolete, of poor quality or is subject to delays in delivery, the product is discontinued.

         CIC obtains the majority of the products its sells from its major supplier, HP. During Fiscal 1997 and Fiscal 1996, 67.0% and 65.0%, respectively, of CIC's net sales were derived from products manufactured by HP. CIC purchases its other products from a number of distributors. During Fiscal 1997 products from one distributor accounted for 13% of CIC's net sales (the "Primary Distributor").

         SUPPLIER AGREEMENTS. CIC has resale agreements with most of its suppliers, which, in the opinion of management, reflect terms and conditions customarily used by each manufacturer. With the exception of its agreement with HP, CIC's distribution agreements generally allow distribution of products on a non-exclusive basis with no geographic restrictions. Such agreements usually contain provisions that allow either party to terminate the agreement, without cause, upon 30 to 60 days notice and do not restrict CIC from selling competing products from different manufacturers. In addition, such agreements typically provide CIC the right to terminate or curtail sales of one product line in favor of another product line as a result of technological change, pricing considerations, customer demand or supplier distribution policy.

         CIC's current resale agreement with HP expires on March 31, 1999. The agreement allows either party to terminate the agreement without cause upon 30 days written notice, or with cause upon 15 days written notice. The agreement authorizes CIC, on a non-exclusive basis, to sell HP personal computers, peripherals and other computer-related products in those metropolitan areas in the United States in which CIC has office locations. Some specific HP products have no geographical resale restrictions and may be sold anywhere in the United States. CIC may resell HP products to any educational institution in the United States and to any state government if CIC has an office in such state.

         In December 1997, CIC was informed by HP that, due to concerns about HP's overall credit policies and credit exposure and in view of CIC's existing financial condition, the maximum amount of credit HP would extend under CIC's credit line for purchases of HP products was being reduced by approximately 50%, effective immediately. This reduction affected CIC's ability to purchase HP products and had an unfavorable impact on sales. However, as a result of the pending Merger, HP has increased the maximum amount of credit HP will extend under CIC's credit line to the point that it no longer constrains CIC's ability to purchase product from HP.

         CIC's current agreement with its Primary Distributor has a one-year term which expires on December 10, 1998. The agreement allows either party to terminate with or without cause on 30 days notice.

         Copley became an authorized, non-exclusive, reseller of Sun hardware and software products in February 1990. In January 1994, CIC entered into an exclusive sales agent agreement with Sun for the sale and marketing of Sun products in the education marketplace in New England, including Vermont, New Hampshire, Maine, Rhode Island and eastern Massachusetts. Such agreement covers grades K through 12 and universities, with the exception of certain designated universities to which Sun sells directly.

         Most of CIC's U.S. suppliers, including HP and Sun, provide price protection, by way of credits, against price reductions by the supplier between the time of the initial sale to CIC and CIC's subsequent sale to its customers. Historically, credits, refunds or other payments to which CIC has been entitled by reason of price protection have offset most of any inventory write-downs CIC has made as a result of such price reductions.

CUSTOMER SERVICES

         CIC offers a wide range of technical and customer support services, including hardware configuration, software installation, CPU burn-in (product testing), project management and training. Before any project begins, CIC assembles a project team which consists of several client representatives. All project details are agreed upon in advance and referenced in a project contract. In addition, control and project reporting procedures are established. Prior to the shipment of any equipment from one of CIC's distribution centers or one of its distribution or aggregation partners, technical personnel perform as much of the necessary configurations, software installation and CPU burn-in as is possible to minimize installation and service expenses charged to its customers or incurred by CIC.

         In addition to providing initial technical and support services, CIC also offers on-going technical and support services on all distributed products, including training, telephone support, including toll-free 800 numbers, hardware and software support contracts which require CIC to dispatch technical personnel to customers' offices, and consulting. CIC provides warranty repair work at customers' offices for all hardware it sells and also offers extended warranties for many of the products it sells. CIC anticipates that depot warranty work (returns of defective equipment directly to CIC, which is then repaired by CIC at the expense of the equipment manufacturer) is likely to increase due to the equipment configuration of its customers' network environments, the convenience of CIC's repair facilities and CIC's ability to repair equipment in an efficient and timely manner. CIC has entered into strategic relationships with third parties who provide most of these services on behalf of CIC.

         The microcomputer industry is characterized by the existence of numerous hardware and software systems utilizing different, and often incompatible, operating components. CIC provides systems integration services which focus on developing computer environments that maximize the efficient utilization of its clients' equipment, platforms, applications, protocols, user preferences and ultimate project output. A systems integrator offers extensive technical background and expertise in the development of computer environments that coordinate a client's existing hardware and software to maximize efficient equipment utilization in a user-friendly manner. CIC's engineers and consultants provide advice and technical assistance with respect to office automation, internets and intranets, electronic publishing, image processing, relational databases, database publishing, network integration, wide-area networking, right-sizing and application integration. CIC's staff provides five primary areas of support to its systems integration clients: connectivity, networking, consulting, project management, and configuration and installation services. Such support is provided in the form of hardware maintenance and warranty repair, technical inquiry assistance via telephone and software/systems training.

DISTRIBUTION

         CIC typically fills its orders within 48 hours of receipt. In addition, CIC has the ability to ship products that require testing, customization or configuration within five days of receipt. CIC also coordinates product "rollouts" for customers which involve shipping in accordance with a customer's determined schedule over a period of weeks or months. Upon request, CIC provides expedited delivery via an overnight or courier service for an additional cost. CIC performs the majority of its testing, customization and configuration at its distribution center in Charlotte, North Carolina.

         CIC's order processing and inventory controls allow it to forecast and order products only when needed. CIC communicates electronically and by fax with its suppliers to further reduce overhead. Additionally, CIC manages its inventory levels by providing for the "drop shipment" of products directly from certain manufacturers or distributors to customers. Drop shipments reduce CIC's physical handling, inventory, storage, and shipping costs and allow it to expedite delivery of products to customers. This inventory management technique enables CIC to offer a greater range of products without increasing inventory requirements.

         CIC has historically attempted to maximize product availability and delivery response times while minimizing inventory levels to reduce the risk of product obsolescence and price fluctuations. Most products are stocked to provide only a 10 to 30 day supply. During Fiscal 1997, CIC turned its inventory an average of 19 times per year compared to 17 times in Fiscal 1996. CIC's management information systems provide perpetual inventory management and real-time transaction processing for all product receipts and shipments. CIC conducts frequent physical inventory cycle counts and reconciles such inventory to its perpetual inventory records. Historically, CIC's inventory shrinkage has been less than 0.5% of net sales.

MANAGEMENT INFORMATION SYSTEMS

         CIC's operations are computerized with respect to inventory, accounts receivable, accounts payable, order entry, payroll and general ledger software systems, and such information is continuously updated. Each of CIC's locations operate on an interactive basis. CIC utilizes its management information systems ("MIS") to monitor inventory levels and sales trends, assist in purchase decisions, monitor customer credit status and provide product availability, order status and pricing information to customers.

         CIC has allocated approximately $2.0 million to be expended in the year ended June 30, 1998 ("Fiscal 1998") to significantly upgrade its MIS, including installation of a new integrated software system for order entry, purchasing, inventory, distribution and accounting, equipping virtually all sales executives and systems engineers with HP laptop computers, upgrading desktop personal computer hardware and software, and enhancing its company-wide electronic mail system. Management believes that these upgrades are necessary for CIC to take advantage of technological information system improvements, reduce ongoing operating costs, and enhance its competitive position. CIC has received reimbursement for some of these capital expenditures and has financed a portion of these capital expenditures with an operating lease.

         CIC uses the Internet to enhance customer support and interbusiness correspondence. Internet access provides a convenient communication device enabling customers to contact their sales, customer service and technical support representatives via text-based messages.

EMPLOYEES

         As of June 30, 1997, CIC employed 400 full-time employees, consisting of 54 in management (including executive officers), 83 in administration, 130 in sales and marketing, 46 in technical support and engineering, 65 in customer service, and 22 in warehouse operations. CIC considers its relations with its employees to be excellent. It has no employees who are represented by unions.

PATENTS AND TRADEMARKS

         CIC does not have any patents or material trademarks and does not consider patents or trademarks to be significant to its operations.

                                   PROPERTIES

         CIC currently maintains its executive and main administrative offices in Charlotte, North Carolina and Norwood, Massachusetts. CIC distributes most of the products that it sells from its distribution center. CIC also has 21 sales offices in 18 states, leasing approximately 170,000 total square feet at an annual base rent of approximately $2 million.

                                LEGAL PROCEEDINGS

         On May 22, 1997, MCI Systemhouse, Inc. filed a complaint against CIC in the Circuit Court for Palm Beach County, Florida, seeking contractual damages in the amount of $2,036,882, plus accrued interest. The litigation concerns consulting services rendered to CIC by MCI's predecessor, SHL Systemhouse Corp. ("SHL"), in connection with CIC's MIS. See "Business--Management Information Systems". CIC has filed an answer and counter-claim seeking return of monies previously paid to SHL in consulting fees and, at SHL's recommendation, to a third-party vendor of computer software, as well as damages. The litigation is currently in the early stages of discovery.

                             SELECTED FINANCIAL DATA

         The selected consolidated financial data set forth below for each of the fiscal years ended June 30, 1995, 1996 and 1997 has been derived from the CIC audited consolidated financial statements and related notes thereto of CIC appearing elsewhere in the Information Statement. This data should be read in conjunction with Management's Discussion and Analysis of Financial Conditions and Results of Operations of CIC contained in this Information Statement.

                                      COPLEY
                                      SYSTEMS
                                    CORPORATION
                                    (PREDECESSOR)                          COMPUTER INTEGRATION CORP. AND SUBSIDIARY
                                                                 -----------------------------------------------------------
                                                    PERIOD
                                       PERIOD        FROM
                                        FROM       INCEPTION
                                       JULY 1,      JULY 29,                                                      SIX MONTHS
                                        1992         1992                                                            ENDED
                                      THROUGH       THROUGH                  YEAR ENDED JUNE 30,                    DEC. 31,
                                      MARCH 30,     JUNE 30,     -----------------------------------------------------------
                                        1993         1993(1)      1994        1995         1996         1997         1997
                                      ---------     -------      -------     -------      -------      -------      ---------
                                                     (in thousands except per share data)                         (unaudited)
STATEMENTS OF INCOME DATA:

Net sales .........................    $ 76,770    $ 27,134    $ 103,786   $ 209,226    $ 449,954    $ 417,532    $ 208,609
Cost of goods sold ................      69,563      24,290       93,068     188,685      407,313      378,109      191,112

Gross profit ......................       7,207       2,844       10,718      20,541       42,641       39,423       17,497
Selling, general and
  administrative expenses .........       5,484       2,351        8,755      15,975       37,563       43,656       21,464

Income (loss) from operation ......       1,723         493        1,963       4,566        5,078       (4,233)      (4,989)
Interest and other expenses(2) ....         224         218        1,611       2,565        5,324        4,480        1,841
Income (loss) before income
  taxes and extraordinary item ....       1,499         275          352       2,001         (246)      (8,713)      (6,830)
Provision (benefit) for
  income taxes (3) ................         569         125          265         868          157       (2,749)        (718)

Income (loss) before
  extraordinary item ..............         930         150           87       1,133         (403)      (5,964)      (6,112)
Extraordinary item, net of taxes ..          --          --          165          --           --           --           --

Net income (loss) .................         930         150          252       1,133         (403)      (5,964)      (6,112)
Required dividends on
  preferred stock .................          --          93          171         202          218          218           __

Income (loss) applicable to
  common stock ....................         930          57           81         931         (621)      (6,182)      (6,112)

SHARE-RELATED DATA(4):
Income (loss) before
  extraordinary item ..............                     .01         (.02)        .15         (.09)        (.89)        (.46)
Extraordinary item ................                      --          .03          --           --           --           --
Income (loss) applicable to
  Common Stock ....................                     .01          .01         .15         (.09)        (.89)        (.46)


                                        COPLEY
                                        SYSTEMS
                                      CORPORATION
                                      (PREDECESSOR)                          COMPUTER INTEGRATION CORP. AND SUBSIDIARY
                                                                   -----------------------------------------------------------
                                                      PERIOD
                                         PERIOD        FROM
                                          FROM       INCEPTION
                                         JULY 1,      JULY 29,                                                      SIX MONTHS
                                          1992         1992                                                            ENDED
                                        THROUGH       THROUGH                  YEAR ENDED JUNE 30,                    DEC. 31,
                                        MARCH 30,     JUNE 30,     -----------------------------------------------------------
                                          1993         1993(1)      1994        1995         1996         1997         1997
                                        ---------     -------      -------     -------      -------      -------      ---------
                                                       (in thousands except per share data)                         (unaudited)

Common shares and
  equivalents outstanding (4) .......                5,034,181     5,900,000     6,409,000   6,916,383    6,976,661   13,166,000

BALANCE SHEET DATA:
Working capital .....................                 $  6,566      $  4,614      $  9,222   $  22,475    $  19,559     $ 18,078
Total assets ........................                   24,457        29,785        54,755     114,991      102,661       92,218
Total short-term debt ...............                    2,378         8,936         9,955      19,315        9,277        6,217
Term note, less current
  portion ...........................                    5,101         5,037        12,508      27,500       27,500       27,500
Subordinated note, less current
  portion ...........................                    2,481            11            --       1,611        1,343          672
Total long-term debt ................                    7,582         5,048        12,508      29,619       29,059       28,228
Shareholders' equity ................                    2,583         2,780         6,591      10,246        4,216        5,340





(1) CIC acquired all of the outstanding capital stock of Copley effective as of March 30, 1993. Includes the operating results of Copley from March 31, 1993 through June 30, 1993.

(2) For the years ended June 30, 1994 and 1996, respectively, includes $509,000 and $486,000, respectively, of costs associated with public offerings.

(3) For all periods presented prior to March 31, 1993, Copley was taxed as an S Corporation pursuant to Subchapter S of the Internal Revenue Code of 1986, as amended. Net income reflects a provision for income taxes as if Copley were subject to regular corporate income taxes based on the tax laws in effect during such periods.

(4) Prior to its acquisition by CIC, Copley had 1,088 shares of Common Stock outstanding. Earnings per share data has not been presented for Copley for all periods presented prior to March 31, 1993, as such historical information would not be meaningful.

                           MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

         CIC began operations in 1992 with the organization of CICS, and acquired Copley on March 30, 1993 and Dataprint effective July 1, 1994. Effective July 1, 1995, CIC acquired substantially all the assets and operations of Cedar Computer Center, Inc. which acquisition increased CIC's net sales, on a pro forma basis, for the year ended June 30, 1995 by 121.1%. All historical financial information relates to CIC.

         In December 1997, CIC was informed by HP that, due to concerns about HP's overall credit policies and credit exposure and in view of CIC's existing financial condition, the maximum amount of credit HP would extend under CIC's credit line for purchases of HP products was being reduced by approximately 50%, effective immediately. This reduction affected CIC's ability to purchase HP products and had an unfavorable impact on sales. However, as a result of the pending Merger, HP has increased the maximum amount of credit HP will extend under CIC's credit line to the point that it no longer constrains CIC's ability to purchase product from HP.

RESULTS OF OPERATIONS

         All financial results related to operations of CIC include historical results for the years ended June 30, 1997, June 30, 1996, and June 30, 1995 ("Fiscal 1997", "Fiscal 1996," and "Fiscal 1995", respectively). The pro forma information for Fiscal 1995 ("Pro Forma Fiscal 1995") relates to CIC's and Cedar's operations, combined on a pro forma basis, as if the acquisition of Cedar had occurred on July 1, 1994. The following summary tables have been presented to set forth certain income statement data, in dollars and as a percentage of net sales, to assist in the understanding of the explanation of operations for the periods ended June 30, 1997, 1996 and 1995. The pro forma consolidated financial information does not purport to represent what CIC's financial position or results of operations would have been if the Cedar Acquisition had in fact occurred on such date or as of the beginning of such period.

                                                            YEAR ENDED JUNE 30,
                                        --------------------------------------------------------
                                           1995           1995           1996            1997
                                        HISTORICAL      PRO FORMA      HISTORICAL     HISTORICAL
                                        ----------      ---------      ----------     ----------
                                                             (IN THOUSANDS)
Net Sales .........................      $ 209,226      $ 462,543      $ 449,954       $ 417,532
Gross Profit ......................         20,541         40,641         42,641          39,423
Selling, General &
   Administrative Expense .........         15,975         28,396         37,563          43,656
Income (loss) from Operations .....          4,566         12,245          5,078          (4,233)
Interest Expense ..................          2,565          5,092          4,838           4,480
Net Income (loss) .................          1,133          4,255           (403)         (5,964)



                                                          YEAR ENDED JUNE 30,
                                        --------------------------------------------------------
                                           1995           1995           1996            1997
                                        HISTORICAL      PRO FORMA      HISTORICAL     HISTORICAL
                                        ----------      ---------      ----------     ----------
                                                      (AS A PERCENT OF NET SALES)
Net Sales ...........................        100.0%         100.0%         100.0%          100.0%
Gross Profit ........................          9.8            8.8            9.5             9.4
Selling, General & Administrative
  Expense ...........................          7.6            6.1            8.3            10.5
Income (loss) from Operations .......          2.2            2.6            1.1            (1.0)
Interest Expense.....................          1.2            1.1            1.1             1.1
Net Income (loss)....................          0.5            0.9           (0.1)           (1.4)


SIX MONTHS ENDED DECEMBER 31, 1997 AND 1996

         Net sales for the six months ended December 31, 1997 (the "Fiscal 1998 Period") were $208.6 million compared to $207.2 million for the six months ended December 31, 1996 (the "Fiscal 1997 Period"), an increase of $1.4 million or 0.7%. The increase in sales was primarily due to improved focus by the sales organization, including efforts to expand CIC's customer base and regain business from former customers, offset by HP's inability to supply a sufficient quantity of selected products for which CIC had customer orders.

         Gross profit decreased to $17.5 million in the Fiscal 1998 Period from $21.6 million in the Fiscal 1997 Period. Gross profit margin decreased to 8.4% in the Fiscal 1998 Period compared to 10.4% in the Fiscal 1997 Period. The decrease in gross profit margin was primarily the result of increased competitive pressures in the marketplace resulting in reduced selling prices and increased inventory losses and obsolescence. The decline in gross profit was caused by the reduced gross profit margin.

         During the Fiscal 1998 Period, CIC recorded a charge of $1.0 million ("1998 Period Restructuring Charge"), associated with a planned consolidation of its headquarters and distribution facilities to two new facilities in Charlotte, NC, the closing of certain branch offices, and reductions in management and professional services personnel. This charge includes approximately $455,000 for severance benefits for approximately 90 affected employees, $394,000 for estimated future costs of terminating lease liabilities on idle facilities, and $173,000 for the write-off of property and equipment which will no longer be required. The Fiscal 1997 Period included the impact of reversing $1.8 million of the previously recorded $2.3 million restructuring accrual, as discussed in the "Fiscal 1997 Compared to Fiscal 1996" section immediately below.

         Excluding the 1998 Period Restructuring Charge and the Fiscal 1997 Period restructuring charge reversal, SG&A expenses were $21.5 million in the Fiscal 1998 Period, compared to $20.0 million in the Fiscal 1997 Period, an increase of $1.5 million or 7.2%. The Fiscal 1997 Period included a charge of $786,000 associated with the costs of terminating a lease agreement. Excluding this charge, SG&A increased $2.3 million or 12% from the Fiscal 1997 Period primarily due to non-recurring costs such as employee and facility overlap, recruiting, and relocation associated with the Company's consolidation into one distribution center and one headquarters; higher salary expenses due to increased executive staff and system engineers; and increased travel, telephone and computer network expenses. Interest expense decreased to approximately $1.8 million for the Fiscal 1998 Period from $2.6 million during the Fiscal 1997 Period as a result of lower borrowings under CIC's line of credit.

         For the Fiscal 1998 Period, CIC recorded an income tax benefit of $718,000 compared with an income tax expense of $396,000 for the Fiscal 1997 Period. At December 31, 1997 the Company had deferred tax assets of approximately $5.4 million and a valuation allowance of $2.1 million leaving net deferred tax assets of $3.3 million. Management believed that it was more likely than not that the realization of the deferred tax assets would occur in the future based on current earnings forecasts and reversals of book-tax temporary differences. In coming to this conclusion CIC considered its historical profitability until recent quarters, the non-recurring nature of some of its recent losses and the expected benefits of its consolidation, cost cutting, and new management information system. CIC will continue to assess the realization of the deferred tax assets on an ongoing basis.

         As a result of the factors discussed above, CIC had a net loss of $6.1 million in the Fiscal 1998 Period compared to net income of approximately $427,000 in the Fiscal 1997 Period.

FISCAL 1997 COMPARED TO FISCAL 1996

         Net sales for Fiscal 1997 were $417.5 million compared to $450.0 million for Fiscal 1996, a decrease of $32.5 million or 7.2%. This decrease was primarily due to a loss in customer base resulting from the distraction and lack of focus of CIC's organization associated with changes in its executive management and the planned relocation to Atlanta which was announced in June 1996 and canceled in October 1996. CIC has taken various actions to refocus its employees, which has since increased sales levels.

         Gross profits decreased to $39.4 million in Fiscal 1997 from $42.6 million in Fiscal 1996, a decrease of $3.2 million or 7.5%. Gross profit margins decreased to 9.4% in Fiscal 1997 compared to 9.5% in Fiscal 1996. The decrease in gross profits primarily resulted from the 7.2% decrease in net sales discussed above.

         Selling, general and administrative ("SG&A") costs were $43.7 million in Fiscal 1997 compared to $37.6 million in Fiscal 1996. SG&A expenses, as a percentage of net sales, increased to 10.5% in Fiscal 1997 compared to 8.3% in Fiscal 1996 as explained below.

         During the fourth quarter of Fiscal 1996, CIC recorded a charge of $2.3 million for restructuring costs associated with a planned consolidation of CIC's headquarters and certain sales and distribution facilities and relocation to Atlanta. These costs included approximately $1.7 million for severance benefits for approximately 125 affected employees, $400,000 for the write-off of property and equipment, and approximately $200,000 for lease extension and termination costs and other activities to close existing facilities. On October 30, 1996 CIC decided not to proceed with the consolidation of its headquarters, sales and distribution facilities and relocation to Atlanta. CIC decided instead to maintain these functions in its existing facilities in Norwood, MA and Charlotte, NC. This decision primarily reflected CIC's desire to retain certain key personnel for whom relocation was not a viable option, as well as other cost considerations. Accordingly, during the second quarter of Fiscal 1997, CIC reversed approximately $1.8 million of the original $2.3 million charge for restructuring costs. The remaining restructuring accrual balance of $128,000 as of June 30, 1997 primarily represents obligations for future severance payments related to the canceled Atlanta consolidation.

         During Fiscal 1996 and the first half of Fiscal 1997, CIC invested approximately $4.2 million in a management information system ("MIS System") which was intended to replace the multiple systems then in use. CIC concluded that the MIS system did not provide minimum required functionality and that the costs required to achieve such functionality did not justify further investment and therefore decided to abandon this MIS System and implement an alternative solution. As a result CIC recorded a charge of approximately $4.2 million in Fiscal 1997 associated with the write-off of its investment in this MIS System ("MIS Charge"). CIC believes that a portion of this write-off was caused by the failure of consultants, previously engaged by CIC, to assist with the implementation of the MIS System and to perform as required under their contracts. CIC is currently in litigation with such consultants concerning remaining amounts allegedly due under such contracts.

There can be no assurance that CIC will be successful in such litigation and the consolidated financial statements include these remaining amounts as liabilities.

         Exclusive of the above-mentioned restructuring charge reversal and MIS charge, SG&A expenses were $41.3 million for Fiscal 1997, compared to $35.3 million for Fiscal 1996, an increase of $6.0 million or 17.0%. Fiscal 1997 SG&A included a charge of approximately $895,000 associated with the termination of a lease which had been executed in connection with CIC's plans to relocate to Atlanta. Excluding this and the other charges discussed previously, SG&A increased $5.1 million or 14.4% from Fiscal 1996 primarily due to higher salary, severance, and temporary help caused by high employee turnover associated with the announced, then canceled, relocation to Atlanta and changes in executive management, an enhanced telecommunications system, and additional travel expenses.

         Interest expense decreased to $4.5 million for Fiscal 1997 from $4.8 million during Fiscal 1996, as a result of decreased outstanding indebtedness due to lower levels of inventory associated with improved inventory turnover and the 7.2% decrease in net sales.

         As a result of the foregoing, CIC's net loss increased by approximately $5.6 million to $6.0 million in Fiscal 1997 from a loss of approximately $403,000 in Fiscal 1996.

FISCAL 1996 COMPARED TO PRO FORMA FISCAL 1995

         Net sales for Fiscal 1996 were $450.0 million compared to $462.5 million for Pro Forma Fiscal 1995, a decrease of $12.5 million or 2.7%. This decrease was primarily due to reduced sales volume at existing locations in the Midwest acquired in the Cedar Acquisition.

         Gross profits increased to $42.6 million in Fiscal 1996 from $40.6 million in Pro Forma Fiscal 1995, an increase of $2.0 million or 4.9%. Gross profit margins increased to 9.5% in Fiscal 1996 compared to 8.8% in Pro Forma Fiscal 1995 as a result of increased emphasis by CIC's sales organization on transactions involving products with relatively higher profit margins, such as PCs, and decreased reliance on high volume, marginally profitable transactions.

         SG&A expenses increased by $9.2 million or 32.4% to $37.6 million in Fiscal 1996 compared to $28.4 million in Pro Forma Fiscal 1995. The primary components of CIC's SG&A expense (66.9%) are salaries and benefits. Salaries and benefits were $25.1 million in Fiscal 1996, an increase of 19.5% or $4.1 million from Pro Forma Fiscal 1995. The majority of the increase was attributable to a 9.9% increase in employee headcount during the year to approximately 500 at June 30, 1996. This increase was a direct result of putting in place a new executive management team and increased sales representatives during the year, along with redundant positions required as a result of relocating distribution and administration functions from the Midwest to Massachusetts during the fourth quarter of 1996. In January 1996, CIC began offering health and other benefits to employees acquired in connection with the Cedar Acquisition, resulting in additional salaries and benefit costs of approximately $200,000 during Fiscal 1996.

         Occupancy cost, which consists of rent and related utility costs, increased 23.5% to $2.1 million in Fiscal 1996 compared to $1.7 million in Pro Forma Fiscal 1995. This increase is primarily attributable to relocating CIC's distribution facility in the Los Angeles area to a new free-standing facility, and more than doubling the size of CIC's warehouse in Norwood, MA. The balance of the increase was a result of increased rents for existing locations.

         Depreciation and amortization increased to $1.5 million in Fiscal 1996 from $1.2 million in Pro Forma Fiscal 1995, primarily as a result of increased depreciation expense related to current year additions of fixed assets.

         Other SG&A expenses increased $2.1 million to $6.6 million in Fiscal Year 1996 compared to $4.5 million in Pro Forma Fiscal 1995. The increase was attributable to increased legal, professional and recruiting fees, higher than expected travel costs associated with the consolidation of distribution and administrative functions in Norwood, MA and overall higher other selling and administrative costs.

         During the fourth quarter of 1996, CIC recorded a special charge of $2.3 million for restructuring costs associated with the planned (and subsequently canceled) relocation and consolidation of its headquarters, sales and distribution facilities to Atlanta, Georgia.

         During Fiscal 1996, CIC incurred costs of approximately $486,000 related to expenses incurred in connection with the registration of its securities for a public offering which was not completed. There were no such costs in Pro Forma Fiscal 1995.

         As a result of the foregoing, CIC incurred a net loss of approximately $403,000 compared to net income of $4.3 million in Pro Forma Fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

         Historically, CIC has funded its activities through the private sale of equity securities and borrowings under its revolving line of credit, and, during certain periods, through cash flow from operations. As of December 31, 1997, CIC had cash of $1.0 million, net accounts receivable of $62.4 million, working capital of $18.1 million and available funds under its credit facility of approximately $8.8 million.

         Net cash used in operating activities during the Fiscal 1998 Period, was $3.9 million primarily as a result of a reduction in accounts payable of $10.3 million offset by reductions in inventory of $6.5 million and prepaid expenses of $1.8 million.

         Net cash used in investing activities for the Fiscal 1998 Period, was $700,000, which was related to the acquisition of office and computer equipment and software. Financing activities for the Fiscal 1998 Period, provided cash of $4.2 million primarily as a result of $7.2 million net proceeds from the sale of common stock offset by a $2.5 million reduction in the outstanding balance on CIC's credit facility.

         Net cash provided by operating activities during Fiscal 1997 was $6.3 million primarily as a result of a $6.4 million reduction in inventories and a $6.1 million increase in accounts payable, partially offset by an increase of $2.9 million in accounts receivable and $2.1 million in prepaid expenses and other assets.

         Net cash used in investing activities during Fiscal 1997 was approximately $1.7 million primarily as a result of purchases of office and computer equipment. Financing activities used approximately $10.9 million primarily as a result of a pay down in the outstanding balance on CIC's line of credit.

         In November 1997, CIC amended the Credit Facility with its primary lender, Congress, to extend the expiration date of the Credit Facility from July 1, 1998 to October 1, 1998 and to change the maximum credit amount from $77 million to $70 million. In February 1998, CIC amended the Credit Facility to extend its expiration date from October 1, 1998 to July 1, 1999. The Credit Facility is collateralized by CIC's accounts receivable and inventory and consists of a $27.5 million term loan and a $42.5 million revolving line of credit. Interest on the Credit Facility accrues at 1.0% over the prime rate of CoreStates Bank, N.A. (effective rate of 9.5% at December 31, 1997). The Credit Facility is used for inventory financing and working capital, and is subject to a borrowing base formula using eligible inventory and accounts receivable balances. The Credit Facility requires that CIC comply with financial covenants, including maintaining, at all times, certain net worth and working capital levels, and restricts the payment of dividends by CIC. CIC anticipates that it will not be in compliance with certain of such financial covenants as of March 31, 1998. If such is the case, Congress will have the right to take certain actions, including terminating the facility.

         CIC has communicated to Congress its present intention to terminate the Credit Facility upon consummation of the Merger. In connection with such early termination, CIC is obligated to pay Congress an early termination fee of $700,000.

         During Fiscal 1997, CIC entered into an agreement with a company to finance product purchases. The amount outstanding under this agreement is included in accounts payable in the consolidated balance sheets.

         On July 23, 1997, CIC completed the sale of 6,950,000 shares of CIC Common Stock to various unaffiliated third parties for an aggregate price of $7,436,500. As a result of the sale, the buyers now hold 49.86% of the outstanding shares of such stock. The net proceeds, of such sales approximately $7.2 million were used to repay borrowings under CIC's revolving line of credit.

         During Fiscal 1997, Fiscal 1996 and Fiscal 1995, CIC's capital expenditures were approximately $2.2 million, $3.4 million and $917,000, respectively.

         In connection with the acquisition of Cedar, CIC agreed to pay the seller, on July 2, 1998, an amount equal to the difference between the market price per share on that date for the 515,000 shares of CIC Common Stock owned by the seller, and $10 per share. In connection with the Merger, CIC has agreed to pay, and the seller has agreed to accept, in full satisfaction of CIC's obligations to the seller, $500,000.

         In September 1997, CIC announced a new logistics strategy and consolidation of headquarters and distribution functions into new facilities in Charlotte, NC. The consolidation was completed in January 1998. The non-recurring costs associated with the consolidation were approximately $2 million. These costs include employee severance benefits, reimbursed employee relocation expenses, recruiting, facility relocation expenses, the write-off of certain property and equipment, and the costs of duplication of certain employee positions and redundant facilities during the transition period. Additionally, expenditures for furniture, fixtures and equipment for the new Charlotte facilities and a new office facility in suburban Boston, Massachusetts were approximately $600,000 and have been capitalized.

         CIC has historically attempted to maximize product availability and delivery response times while minimizing inventory levels to reduce the risk of product obsolescence and price fluctuations. Most products are stocked to provide only a 10 to 30 day supply. During Fiscal 1997, CIC turned its inventory an average of 19 times per year compared to 17 times in Fiscal 1996. CIC's management information system provides perpetual inventory management and real-time transaction processing for all product receipts and shipments. CIC conducts physical inventory cycle counts and reconciles such inventory to its perpetual inventory records. Historically, CIC's inventory shrinkage has been less than 0.5% of net sales.

         Most of CIC's major suppliers, including HP and Sun, provide price protection, in the form of credits, against price reductions by the supplier between the initial sale to CIC and the subsequent sale by CIC to the ultimate consumer. Credits, refunds or other payments to which CIC has been entitled to historically by reason of price protection have offset most of any inventory write-downs CIC has incurred as a result of such price reductions. Net inventory write-downs after credits or refunds by suppliers amounted to less than 0.1% of net sales for each of Fiscal 1997 and Fiscal 1996, respectively. Such suppliers accept defective merchandise returned within three to six months after shipment to CIC and its major suppliers permit CIC to return slow-moving current inventory in exchange for other inventory, subject to certain volume limitations.

         CIC attempts to control losses on credit sales by closely monitoring customers' creditworthiness through its credit department, which maintains detailed, computerized, current information on each customer's payment history and other relevant credit information. CIC also subscribes to a national credit reporting service that provides credit rating information regarding customers on an on-line basis. Bad debt expense as a percentage of net sales was less than 0.5% for each of Fiscal 1997 and 1996.

SEASONAL FACTORS

         Because of the broad range of markets served by CIC, CIC's sales have not historically been subject to seasonal fluctuations.

INFLATION

         Inflation has not had a significant impact on CIC's operations as technological advances and industry competition have generally caused microcomputer equipment prices to decline. CIC has experienced few price increases and, historically, has passed them on to its customers, since prices charged by CIC are generally not fixed by long-term contracts.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                        PAGE
                                                                                        ----
COMPUTER INTEGRATION CORP.
Audited Consolidated Financial Statements
Report of Independent Certified Public Accountants....................................

Consolidated Balance Sheets as of June 30, 1997 and June 30, 1996.....................
Consolidated Statements of Operations for the Years Ended June 30, 1997, 1996 and
  1995................................................................................
Consolidated Statements of Shareholders' Equity for Years Ended June 30, 1997, 1996
  and 1995............................................................................
Consolidated Statements of Cash Flows for the Years Ended June 30, 1997, 1996, and
  1995................................................................................
Notes to Consolidated Financial Statements............................................

Schedule I -- Condensed Financial Information of Registrant...........................
Schedule II -- Valuation and Qualifying Accounts......................................

Unaudited Consolidated Financial Statements...........................................
Condensed Consolidated Balance Sheets as of December 31, 1997 and June 30, 1997.......
Condensed Consolidated Statements of Income for the Three Months Ended December 31,
  1997 and 1996.......................................................................
Condensed Consolidated Statements of Income for the Six Months Ended December 31,1997
  and 1996............................................................................
Condensed Consolidated Statements of Cash Flows for the Six Months Ended December 31,
  1997 and 1996.......................................................................
Notes to Condensed Consolidated Financial Statements..................................

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholders and Board of Directors
Computer Integration Corp.

     We have audited the accompanying consolidated balance sheets of Computer Integration Corp. and Subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Computer Integration Corp. and Subsidiary at June 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth herein.

Ernst & Young LLP
West Palm Beach, Florida
August 13, 1997, except for the second
 paragraph of Note 13 as to
 which the date is September 18, 1997

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                                                    JUNE 30,
                                                                                              ---------------------
                                                                                                1997         1996
                                                                                              --------     --------
ASSETS
Current assets:
  Cash......................................................................................  $  1,360     $  7,599
  Accounts receivable, less allowance of $1,362 in 1997 and $1,351 in 1996 for doubtful
    accounts................................................................................    63,905       62,743
  Inventories...............................................................................    17,350       23,706
  Deferred income taxes.....................................................................     2,952        2,169
  Prepaid expenses and other current assets.................................................     2,881          658
                                                                                              --------     --------
         Total current assets...............................................................    88,448       96,875
Furniture and office equipment, net of accumulated depreciation of $2,157 in 1997 and $1,635
  in 1996...................................................................................     2,145        3,177
Management information system...............................................................        --        1,834
Other assets:
  Goodwill, net of accumulated amortization of $1,814 in 1997 and $1,137 in 1996............    11,770       12,447
Other.......................................................................................       298          658
                                                                                              --------     --------
                                                                                                12,068       13,105
                                                                                              --------     --------
         Total assets.......................................................................  $102,661     $114,991
                                                                                              ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable under line of credit........................................................  $  8,717     $ 18,747
  Accounts payable..........................................................................    52,276       46,171
  Accrued expenses..........................................................................     6,348        5,862
  Restructuring accrual.....................................................................       128        2,300
  Income taxes payable......................................................................        --          132
  Current portion of subordinated notes payable.............................................       268          302
  Current portion of capital lease obligations..............................................       292          266
  Other current liabilities.................................................................       860          620
                                                                                              --------     --------
         Total current liabilities..........................................................    68,889       74,400
Noncurrent liabilities:
  Term note payable.........................................................................    27,500       27,500
  Subordinated notes payable, less current portion..........................................     1,343        1,611
  Capital lease obligations, less current portion...........................................       216          508
  Deferred income taxes.....................................................................       497          326
  Other.....................................................................................         -          400
                                                                                              --------     --------
         Total noncurrent liabilities.......................................................    29,556       30,345
Commitments
Shareholders' equity:
  Preferred stock, $.001 par value, 2,000,000 shares authorized; issued and outstanding as follows:
    Series A, 9% cumulative, convertible, redeemable preferred stock, stated value $100 per share; 40,000 shares authorized, -0- shares issued and outstanding at June 30, 1997 and
     1996...................................................................................        --           --
    Series B, 9% cumulative, convertible preferred stock, $.001 par value; 250 shares
     authorized, -0- shares issued and outstanding at June 30, 1997 and 1996................        --           --
    Series C, 9% cumulative, convertible, redeemable preferred stock, stated value $4,000 per share; 250 shares authorized, -0- shares issued and outstanding at June 30, 1997
     and 1996...............................................................................        --           --
    Series D, 9% cumulative, convertible, redeemable preferred stock, stated value $100 per share; 40,000 shares authorized, 19,036 and 19,250 shares issued and outstanding at
     June 30, 1997 and 1996, respectively...................................................        --           --
    Series E, 9% cumulative, convertible, redeemable preferred stock, stated value $4,000 per share; 250 shares authorized, 125 shares issued and outstanding at June 30, 1997
     and 1996...............................................................................        --           --
  Common stock, $.001 par value, 20,000,000 shares authorized, 7,084,810 and 6,944,700
    shares issued and outstanding at June 30, 1997 and 1996, respectively...................         7            7
  Additional paid-in capital................................................................     9,854        9,810
  (Accumulated deficit) retained earnings...................................................    (5,645)         429
                                                                                              --------     --------
         Total shareholders' equity.........................................................     4,216       10,246
                                                                                              --------     --------
         Total liabilities and shareholders' equity.........................................  $102,661     $114,991
                                                                                              ========     ========

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                     YEAR ENDED JUNE 30,
                                                            -------------------------------------
                                                              1997          1996          1995
                                                            ---------     ---------     ---------
Net sales.................................................  $ 417,532     $ 449,954     $ 209,226
Cost of goods sold........................................    378,109       407,313       188,685
                                                            ---------     ---------     ---------
Gross profit..............................................     39,423        42,641        20,541
Operating expenses:
  Selling, general and administrative.....................     41,338        35,263        15,975
  Restructuring charge (reversal).........................     (1,843)        2,300            --
  Loss on abandonment of management information system....      4,161            --            --
                                                            ---------     ---------     ---------
                                                               43,656        37,563        15,975
                                                            ---------     ---------     ---------
(Loss) income from operations.............................     (4,233)        5,078         4,566
Interest expense..........................................      4,480         4,838         2,565
Other -- costs associated with terminated public
  offering................................................         --           486            --
                                                            ---------     ---------     ---------
(Loss) income before income taxes.........................     (8,713)         (246)        2,001
(Benefit) provision for income taxes......................     (2,749)          157           868
                                                            ---------     ---------     ---------
Net (loss) income.........................................     (5,964)         (403)        1,133
Less required dividends on preferred stock................       (218)         (218)         (202)
                                                            ---------     ---------     ---------
(Loss) income applicable to common stock..................  $  (6,182)    $    (621)    $     931
                                                            =========     =========     =========
(Loss) income per common share............................  $    (.89)    $    (.09)    $     .15
                                                            =========     =========     =========

Common shares and common share equivalents outstanding....  6,976,661     6,916,383     6,409,000
                                                            =========     =========     =========

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                                                 (ACCUMULATED
                                             PREFERRED STOCK      COMMON STOCK      ADDITIONAL     DEFICIT)
                                             ---------------   ------------------    PAID-IN       RETAINED
                                             SHARES   AMOUNT    SHARES     AMOUNT    CAPITAL       EARNINGS
                                             ------   ------   ---------   ------   ----------   ------------
Balance at June 30, 1994...................      --    $--     5,900,000    $ 6       $2,636       $    138
  Proceeds from sale of Series A preferred
     stock, less offering costs of $26.....  19,250     --            --     --        1,898             --
  Issuance of Series B and Series C
     preferred stock in connection with the
     acquisition of Dataprint, Inc. .......     250     --            --     --        1,000             --
  Conversion of Series B preferred stock
     into common stock.....................    (125)    --       500,000     --           --             --
  Net income...............................      --     --            --     --           --          1,133
  Dividends declared on preferred stock
     ($8.94 and $390.57 per share for
     Series A and Series C,
     respectively).........................      --     --            --     --           --           (221)
                                             ------    ---     ---------    ---       ------       --------
Balance at June 30, 1995...................  19,375     --     6,400,000      6        5,534          1,050
  Issuance of common stock in connection
     with the acquisition of substantially
     all of the assets of Cedar Computer
     Center, Inc., less present value
     assigned to guarantee of $904.........      --     --       515,000      1        4,246             --
  Exchange of Series A and Series C
     preferred stock for Series D and
     Series E preferred stock,
     respectively..........................      --     --            --     --           --             --
  Exercise of stock options................      --     --        25,250     --           25             --
  Common stock grants to employees.........      --     --         4,450     --            5             --
  Net loss.................................      --     --            --     --           --           (403)
  Dividends declared on preferred stock
     ($9.00 and $360.00 per share for
     Series D and Series E,
     respectively).........................      --     --            --     --           --           (218)
                                             ------    ---     ---------    ---       ------       --------
Balance at June 30, 1996...................  19,375     --     6,944,700      7        9,810            429
  Conversion of Series D preferred stock
     into common stock.....................    (214)    --         8,572     --           --             --
  Exercise of stock options................      --     --       131,528     --          151             --
  Common stock grant to employee...........      --     --            10     --           --             --
  Net loss.................................      --     --            --     --           --         (5,964)
  Dividends declared on preferred stock
     ($9.00 and $360.00 per share for
     Series D and Series E,
     respectively).........................      --     --            --     --         (107)          (110)
                                             ------    ---     ---------    ---       ------       --------
Balance at June 30, 1997...................  19,161    $--     7,084,810    $ 7       $9,854       $ (5,645)
                                             ======    ===     =========    ===       ======       ========

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            YEAR ENDED JUNE 30,
                                                                                       -----------------------------
                                                                                         1997       1996      1995
                                                                                       --------   --------   -------
OPERATING ACTIVITIES
Net (loss) income....................................................................  $ (5,964)  $   (403)  $ 1,133
Adjustments to reconcile net (loss) income to net cash provided by (used in)
  operating activities:
    Depreciation expense.............................................................       895        864       502
    Goodwill amortization............................................................       677        629       364
    Deferred loan cost amortization..................................................       245        282       206
    Provision for bad debts..........................................................     1,707      1,639       375
    Restructuring charge (reversal)..................................................    (1,843)     2,300        --
    Common stock grants to employees.................................................        --          5        --
    Deferred income taxes............................................................      (612)    (1,279)     (105)
    Loss on abandonment of management information system.............................     4,161         --        --

    Changes in operating assets and liabilities, exclusive of effects of purchase business combinations:
      Accounts receivable............................................................    (2,869)     6,296    (8,822)
      Inventories....................................................................     6,356      3,895       977
      Prepaid expenses and other assets..............................................    (2,108)      (427)     (552)
      Accounts payable...............................................................     6,105    (19,138)    4,765
      Accrued expenses and other current liabilities.................................       (44)       630      (844)
      Other noncurrent liabilities...................................................      (400)        90       (95)
                                                                                       --------   --------   -------
Net cash provided by (used in) operating activities..................................     6,306     (4,617)   (2,096)

INVESTING ACTIVITIES
Purchase of substantially all of the assets of Cedar Computer Center, Inc. ..........      (500)    (9,892)     (274)
Purchase of Dataprint, Inc., net of cash acquired....................................       (38)      (462)      260
Acquisition of property and equipment................................................    (1,142)    (1,583)     (917)
                                                                                       --------   --------   -------
Net cash used in investing activities................................................    (1,680)   (11,937)     (931)

FINANCING ACTIVITIES
Proceeds from sale of capital stock, net of offering costs...........................        --         --     1,831
Payments of deferred loan costs......................................................      (200)        --        --
Proceeds from exercise of stock options..............................................       151         25        --
Net (decrease) increase in notes payable under line of credit........................   (10,030)     8,826      (484)
Proceeds received on term note payable...............................................        --     15,000     2,500
Repayments on subordinated notes payable.............................................      (303)      (164)     (780)
Payment of capital lease obligations.................................................      (265)      (114)      (39)
Preferred stock dividends paid.......................................................      (218)      (218)     (113)
                                                                                       --------   --------   -------
Net cash (used in) provided by financing activities..................................   (10,865)    23,355     2,915
                                                                                       --------   --------   -------
Net (decrease) increase in cash......................................................    (6,239)     6,801      (112)
Cash at beginning of period..........................................................     7,599        798       910
                                                                                       --------   --------   -------
Cash at end of period................................................................  $  1,360   $  7,599   $   798
                                                                                       ========   ========   =======
SUPPLEMENTAL INFORMATION
Interest paid........................................................................  $  4,502   $  4,416   $ 2,355
                                                                                       ========   ========   =======
Income taxes paid....................................................................  $    398   $  1,513   $ 1,202
                                                                                       ========   ========   =======
NONCASH INVESTING AND FINANCING ACTIVITIES
Preferred stock dividends accrued included in other current liabilities..............  $    107   $    108   $   108
                                                                                       ========   ========   =======
Costs associated with management information system included in accrued expenses.....  $  1,048   $    989   $    --
                                                                                       ========   ========   =======
Costs associated with management information system under capital leases.............  $     --   $    845   $    --
                                                                                       ========   ========   =======

See Note 2 for disclosure of noncash transactions associated with the acquisition of substantially all of the assets of Cedar Computer Center, Inc. and the acquisition of Dataprint, Inc.

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation and Consolidation

     The consolidated financial statements include the accounts of Computer Integration Corp. (CIC), and its wholly-owned operating subsidiary, CIC Systems, Inc. (CICS)(collectively the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     The Company is a reseller of microcomputers, workstations and related products, services and solutions to large and medium-sized corporations, federal, state and local governmental entities and colleges and universities throughout the United States. The Company distributes a broad range of microcomputer related products from major hardware manufacturers and software developers which include Hewlett-Packard Company (see Note 3); Compaq Computer Corporation; Sun Microsystems Computer Corporation; Toshiba America Information Systems, Inc.; International Business Machines; Lexmark International; NEC Technologies, Inc.; 3COM, Inc.; Oracle Corporation; Netscape Communications Corporation; Sterling Commerce, Inc.; Novell, Inc.; and Microsoft Corporation.

  Concentration of Credit Risk

     Accounts receivable are primarily from business, governmental, and educational customers located throughout the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts at a level which management believes is sufficient to cover probable credit losses.

  Inventories

     Inventories, which consist of finished goods available for sale, are valued at the lower of average cost or market value.

  Revenue Recognition

     The Company recognizes revenue upon the shipment of ordered merchandise and as services are rendered.

  Furniture and Office Equipment

     Furniture and office equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to seven years.

  Goodwill

     Goodwill related to acquired businesses is being amortized on the straight-line method over a 20-year period.

     The Company, at each balance sheet date, evaluates the recovery of the carrying amount of goodwill by determining if any impairment indicators are present. These indicators include duplication of resources resulting from acquisitions, income derived from businesses acquired and other factors. If this review indicates that goodwill will not be recoverable, as principally determined based on the estimated undiscounted cash flows of the entity over the remaining amortization period, the Company's carrying value of the goodwill is reduced by the estimated shortfall of future cash flows.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Fair Values of Financial Instruments

     The carrying amount of cash approximates its fair value. The fair value of the Company's notes payable and capital lease obligations are estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. The carrying value of these instruments approximates fair value at June 30, 1997 and 1996.

  Earnings Per Common Share

     Earnings per common share are calculated by dividing net earnings applicable to common stock by the weighted average of common shares and, if dilutive, common share equivalents outstanding during the periods. Common share equivalents represent the potentially dilutive effect of the assumed exercise of certain outstanding stock options and warrants. The effect of convertible preferred stock is not included in the calculation since it does not have a dilutive effect on the earnings per common share.

  Stock-Based Compensation

     The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its employee stock options because, as discussed in Note 6, the alternative fair value accounting provided for under Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

  Accounting Pronouncement to be Adopted in Future Periods

     In March 1997, the FASB issued Statement of Financial Accounting Standard
(SFAS) No. 128, Earnings Per Share. SFAS No. 128 requires companies with complex capital structures that have publicly held common stock or common stock equivalents to present both basic and diluted earnings per share (EPS) on the face of the income statement. The presentation of basic EPS replaces the presentation of primary EPS currently required by APB Opinion No. 15, Earnings Per Share. Basic EPS is calculated as income available to common stockholders divided by the weighted average number of common shares outstanding during the period. Diluted EPS (previously referred to as fully diluted EPS) is calculated using the "if converted" method for convertible securities and the treasury stock method for options and warrants as prescribed by APB Opinion No. 15. This statement is effective for financial statements issued for interim and annual periods ending after December 15, 1997. The Company does not believe the adoption of SFAS No. 128 in fiscal 1998 will have a significant impact on the Company's reported EPS.

  Reclassifications

     Certain reclassifications have been made to the 1996 consolidated financial statements to conform with the 1997 presentation. These reclassifications did not have a material impact on the Company's consolidated financial position or results of operations.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. ACQUISITIONS

     Effective July 1, 1995, the Company acquired substantially all of the assets and assumed all of the trade payables and certain other liabilities of Cedar Computer Center, Inc. (Cedar), an Iowa corporation, for a combination of cash, notes, and securities of the Company. The purchase price for the net assets of Cedar and related acquisition costs consisted of approximately $9,865,579 in cash, $3,760,000 of subordinated promissory notes, $515,000 representing the fair value at the date of acquisition of 515,000 shares of the Company's common stock and $3,731,427 representing the fair value of the Company's guarantee that the common stock will have a market value of $10 per share at the end of three years following the sale. The fair value of the Company's guarantee is included in additional paid-in capital in the consolidated balance sheets. Any payments required to be made by the Company under the guarantee will first be applied against the amount recorded and any excess will be charged against earnings in the period paid. The cash portion of the purchase price was obtained from the Company's revolving credit facility from Congress Financial Corporation (New England).

     The total purchase price of $17,872,006 was allocated to assets acquired and liabilities assumed, based on their respective estimated fair values. The excess of the purchase price over the aggregate amount assigned to the identifiable net assets acquired was recorded as an intangible asset (goodwill) which is being amortized using the straight-line method over 20 years. The initial allocation of the purchase price is summarized as follows (in thousands):

         Accounts receivable........................................  $ 40,773
         Inventories................................................    16,052
         Furniture and office equipment.............................       765
         Prepaid expenses...........................................       156
         Accounts payable and accrued expenses......................   (44,063)
                                                                      --------
         Fair value of assets acquired, net of liabilities assumed..    13,683
         Goodwill...................................................     4,189
                                                                      --------
                                                                      $ 17,872
                                                                      ========

     The asset purchase agreement related to the acquisition of Cedar provided for adjustment of the purchase price based on the ultimate realization of certain assets and the assumption of certain liabilities. During fiscal 1996, as a result of such adjustments, the asset purchase agreement was amended to reflect a reduction of $2,025,016 in the net assets acquired and a corresponding reduction in the purchase price of $1,682,780 through a reduction of subordinated seller notes. Goodwill increased by $342,236 as a result of this purchase price adjustment.

     At the time Cedar was acquired, management, with the approval of the Board of Directors, was assessing the activities conducted at Cedar to determine which functions, if any, were duplicative and should be eliminated. This assessment, which was completed in the second quarter of fiscal 1996, resulted in a plan to exit certain activities conducted by Cedar and resulted in the accrual of employee termination benefits of $311,000, write-off of assets no longer required of $200,000, lease termination payments of $52,000 and other costs associated with the facility closing of $237,000. A corresponding increase in goodwill of $800,000 was recorded. While these actions were substantially completed at June 30, 1996, approximately $500,000 remained to be paid and was included in accrued expenses in the consolidated balance sheet at June 30, 1996.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The results of operations of Cedar have been included in the Company's consolidated statements of operations since the effective date of acquisition, July 1, 1995. The following summarizes unaudited pro forma results of operations for the year ended June 30, 1995 assuming the acquisition occurred at July 1, 1994 (in thousands except per share data).

                Sales.............................................  $462,543
                Net income........................................     4,255
                Net income per common share.......................       .57

     The pro forma results have been prepared for analysis only and do not purport to be indicative of the results of operations which would have resulted had the combination been in effect on the date indicated or which may result in the future.

     Effective July 1, 1994, the Company acquired all of the capital stock of Dataprint, Inc. (Dataprint), a value added reseller of microcomputers and related equipment and products, in a transaction that was accounted for as a purchase business combination. The purchase price of $9,650,000 and acquisition costs of $260,439 were paid with cash of $1,371,089, issuance of notes payable of $250,000 and $1,000,000 in convertible preferred stock of CIC, direct proceeds from CICS's revolving line of credit of $7,100,000 and other liabilities incurred of $189,350. The total purchase price of $9,910,439 was allocated to assets acquired and liabilities assumed, based on their respective estimated fair values. The excess of the purchase price over the aggregate amount assigned to the net tangible assets acquired was recorded as an intangible asset (goodwill) that is being amortized using the straight-line method over 20 years. The allocation of the purchase price is summarized as follows (in thousands):

        Cash.......................................................    $ 1,631
        Accounts receivable........................................      6,304
        Inventories................................................      4,472
        Furniture and office equipment.............................        178
        Prepaid expenses...........................................         18
        Accounts payable and accrued expenses......................     (8,095)
                                                                       -------
        Fair value of assets acquired, net of liabilities assumed..      4,508
        Goodwill...................................................      5,402
                                                                       -------
                                                                       $ 9,910
                                                                       =======

     Based on operating results of Dataprint for the years ended June 30, 1996 and 1995, the Company incurred additional purchase price of $38,000 and $462,000, respectively, related to performance against a maximum contingent earn out of $500,000. Such amounts are included in goodwill in the consolidated balance sheets.

     In connection with the Company's acquisition of Dataprint, the Company paid an acquisition fee of $125,000 to R.G. Farrell, Inc., a company owned and controlled by the then president of the Company.

3. INVENTORIES

     The Company purchases a substantial portion of its inventory from one supplier, with which the Company has a signed U.S. reseller agreement that expires on February 28, 1998. The Company purchased approximately $252,900,000 and $264,800,000 in 1997 and 1996, respectively, from this single supplier. At June 30, 1997 and 1996, amounts due to this supplier included in accounts payable were approximately $40,400,000 and $33,000,000, respectively.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4. BORROWINGS

     The Company's borrowings consist of the following:

  Notes Payable

     During 1995, the Company entered into a $31.5 million bank-credit agreement that provided a $19.0 million revolving line of credit and a $12.5 million term loan through August 5, 1998. In 1996, the amount available under such agreement was increased to $77 million and the due date was extended to July 1, 1998. The allocation between the revolving line and the term loan was $49.5 million and $27.5 million, respectively. Amounts outstanding under the revolving line of credit totaled $8,716,575 and $18,746,703 at June 30, 1997 and 1996,
respectively. These amounts outstanding under the revolving line of credit are due on demand and bear interest payable at 1% over the prime rate of Corestates Bank, N.A. (9.5% effective rate at June 30, 1997). This credit agreement is collateralized by substantially all of the Company's trade accounts receivable and inventory, which have a combined carrying value of approximately $81,255,000 at June 30, 1997.

     Under the revolving portion of the line of credit, the Company may borrow up to a maximum of $49.5 million, including a total of $15 million in the form of irrevocable letters of credit. Letters of credit issued on behalf of the Company consist of a $10 million irrevocable letter of credit issued in 1996 to a major supplier of the Company which partially secures an account payable of approximately $40.4 million at June 30, 1997 and a $1.5 million irrevocable letter of credit issued in 1997 to a finance company which partially secures amounts owed under an inventory financing facility (see inventory financing facility discussed below). The $27.5 million term note payable is discussed below. At June 30, 1997, the Company has approximately $13 million available under this credit agreement. The credit agreement prohibits the Company from paying any dividends on its common stock and requires that the Company maintain minimum levels of working capital and adjusted net worth, both as defined in the agreement.

  Term Note Payable

     As discussed above, at June 30, 1997 and 1996, the Company has a $27.5 million term note payable to its principal lender. This note requires monthly interest payments of 1% over the prime rate of the Corestates Bank, N.A. (9.5% effective rate at June 30, 1997) and matures on July 1, 1998.

  Subordinated Notes Payable

     In connection with the acquisition of substantially all of the assets of Cedar (see Note 2), subordinated promissory notes in the aggregate principal amount of $3,510,000 and a short-term promissory note in the principal amount of $250,000 were issued to the seller. The subordinated promissory notes are payable in four annual installments of principal and interest at an interest rate of 7.25% per annum, commencing on July 2, 1996 through July 2, 1999. The short-term promissory note was payable in six equal monthly installments of principal and interest at an interest rate of 10% per annum, and was fully satisfied at June 30, 1996.

     As a result of the purchase price adjustments, described in Note 2, the aggregate principal amount of the subordinated promissory notes was reduced to $1,913,000 under the same terms and conditions. Future annual principal maturities of the subordinated promissory notes for the year ended June 30 are as follows: 1998 -- $267,440; 1999 -- $671,560; 2000 -- $671,560.

     The notes are subordinate and junior in right of payment to the prior payment of all indebtedness of CICS to its senior lenders, secured by a pledge of 15% of the issued and outstanding shares of common stock of CICS subject to the prior security interest of CICS' senior lenders and are guaranteed by the Company.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Inventory Financing Facility

     In 1997, the Company entered into an agreement with a company to finance inventory purchases from selected suppliers, with a maximum credit availability of $4.5 million. The amount outstanding under this agreement, which totaled approximately $3 million at June 30, 1997, is included in accounts payable in the consolidated balance sheet at June 30, 1997. The financing company has a lien on the inventory financed under this facility, and a $1.5 million irrevocable letter of credit has been issued on behalf of the Company in favor of the financing company. In addition, the agreement requires that the Company maintain a minimum level of working capital and annually profitability, both as defined in the agreement.

     For the year ended June 30, 1997, the Company did not satisfy the minimum level of profitability required by its inventory financing facility agreement and has been declared in default of its obligations under such agreement. However, on the condition that the Company maintain full compliance with all terms of the agreement, the financing company has agreed to forbear from exercising its right to accelerate the indebtedness and has agreed to continue to provide financing pursuant to the agreement, with a maximum credit limit of $3 million, through November 17, 1997, at which time the agreement will terminate and all amounts then outstanding will become due and payable by December 17, 1997. Management of the Company is currently involved in discussions with the finance company to replace the current facility with a new facility under mutually acceptable terms.

5. INCOME TAXES

     Significant components of the Company's deferred income tax assets and liabilities at June 30 are as follows (in thousands):

                                                                      1997       1996
                                                                     ------     ------
        Deferred income tax assets:
          Allowance for doubtful accounts..........................  $  537     $  725
          Inventory................................................     788        421
          Restructuring charge.....................................      51        922
          Accrued liability........................................     803         --
          Accrued expenses.........................................     384         --
          Net operating loss carryforwards.........................     307         46
          Other, net...............................................      82         55
                                                                     ------     ------
                  Total deferred income tax assets.................  $2,952     $2,169
                                                                     ======     ======
        Deferred income tax liabilities:
          Goodwill.................................................  $ (344)    $ (144)
          Depreciation.............................................    (153)      (182)
                                                                     ------     ------
                  Total deferred income tax liabilities............  $ (497)    $ (326)
                                                                     ======     ======

     At June 30, 1997, the Company had available net operating loss carryforwards of approximately $778,000 which expire in various amounts from 2003 to 2011. As a result of the sale of the Company's common stock (see Note
13), utilization of approximately $671,000 of net operating loss carryforwards will be limited as defined in Section 382 of the Internal Revenue Code (IRC). The utilization of approximately $107,000 of net operating loss carryforwards has already been limited to approximately $9,000 per year.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The (benefit) provision for income taxes as of June 30 consists of the following (in thousands):

                                                           1997        1996       1995
                                                          -------     -------     -----
          Current:
            Federal...................................    $(1,692)    $ 1,146     $ 743
            State.....................................       (445)        290       230
                                                          -------     -------     -----
                                                           (2,137)      1,436       973
          Deferred:
            Federal...................................       (504)     (1,014)      (82)
            State.....................................       (108)       (265)      (23)
                                                          -------     -------     -----
                                                             (612)     (1,279)     (105)
                                                          -------     -------     -----
                                                          $(2,749)    $   157     $ 868
                                                          =======     =======     =====

     At June 30, 1997, the Company had an income tax receivable of approximately $2.3 million included in prepaid expenses and other current assets in the consolidated balance sheet. This amount represents a refund due upon carryback of net operating losses.

     The reconciliation of income taxes attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax (benefit) expense as of June 30 is as follows (in thousands):

                                                           1997        1996       1995
                                                          -------      ----       ----
          Tax (benefit) expense at statutory rates....    $(2,962)     $(84)      $680
          Increase resulting from:
            Effect of state income taxes..............       (265)       76        154
            Amortization of goodwill..................        144       139        120
            Other.....................................        334        26        (86)
                                                          -------      ----       ----
                    Total.............................    $(2,749)     $157       $868
                                                          =======      ====       ====

6. CAPITAL STOCK

     On April 3, 1996, the Company's Board of Directors authorized the issuance of two new Series of cumulative, convertible, redeemable preferred stock, designated Series D and Series E. The Series D preferred stock is identical to the Company's Series A preferred stock, and Series E preferred stock is identical to the Company's Series C preferred stock, with the single exception that the mandatory conversion feature of the Series A and Series C preferred stock was modified to extend the effective date of that conversion from five to ten days after the completion of a public offering of common stock and the trading of such stock at a price equal to or greater than $4.00 per share.

     On May 5, 1996, the Company completed a private exchange offer with the holders of its outstanding shares of Series A and Series C preferred stock. As a result of the exchange offer, the Company issued 19,250 shares of Series D preferred stock in exchange for 19,250 outstanding shares of Series A preferred stock and 125 shares of Series E preferred stock in exchange for 125 outstanding shares of Series C preferred stock.

     Holders of the Series D and Series E cumulative, convertible, redeemable preferred stock are entitled to receive, when, as and if declared by the Board, cumulative annual dividends of 9% of their respective stated values per share of $100 and $4,000, payable in cash or in kind. Such dividends are payable on January 31 and July 31. Accrued but unpaid dividends shall be cumulative, but shall not bear interest. Dividends paid during each year ended June 30, 1997 and 1996 totaled $218,250. So long as any shares of Series D and Series E preferred stock are outstanding, no dividends may be paid on the common stock or any Series of preferred

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

stock ranking junior to the Series D and Series E preferred stock, until all dividends accrued on the Series D and Series E preferred stock have been paid for the current and all prior periods. Except as, and if required by law, and as herein described, the Series D and Series E preferred stock are nonvoting. In the event the Company fails to declare and pay dividends for two consecutive Dividend Payment Dates, as defined, and for so long as such failure is continuing, the holders of a majority of each of the Series D and Series E preferred stock are entitled to vote separately as a class to elect one additional director per Series to the Board of Directors of the Company.

     The shares of Series D preferred stock will be convertible at any time and from time to time at the option of the holder thereof into shares of common stock of the Company at a conversion rate (the Series D Conversion Rate) of 40 shares of common stock for each share of Series D preferred stock. The shares of Series E preferred stock are convertible at any time and from time to time at the option of the holder thereof into shares of common stock of the Company at a conversion rate (the Series E Conversion Rate) of 4,000 shares of common stock for each share of Series E preferred stock. The shares of Series D or Series E preferred stock will automatically and mandatorily convert at the same Series D and Series E Conversion Rate, as applicable, into common stock at such time as the Company has completed a public offering of common stock and, thereafter, the common stock has traded for ten consecutive days at a bid and ask price equal to or greater than $4.00 per share.

     The shares of Series D and Series E preferred stock are subject to redemption by the Company, at its option, at any time and from time to time, after one year from the date of issue at a redemption price of 110% of their respective stated values of $100 and $4,000 per share of the Series D and Series E preferred stock, respectively, plus all accrued and unpaid dividends as of the date of redemption.

     On July 23, 1997, the Company completed the sale of 6,950,000 shares of its common stock for an aggregate price of approximately $7.4 million (see Note 13).

     Stock Options: The Company's 1994 Stock Option Plan, as amended, permits the granting of incentive and nonqualified stock options as provided in the relevant sections of the IRC. Under the plan, incentive options may be granted at prices not less than the fair market value on the date of the grant. The term of each option and the manner in which it may be exercised is determined by the Board of Directors at the date of

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

each grant, and options are for a period of no more than ten years. A summary of stock option activity related to the 1994 Stock Option Plan, as amended, is as follows:

                                                                                                WEIGHTED-
                                     NUMBER OF       NUMBER      WEIGHTED-                       AVERAGE
                                       SHARES          OF         AVERAGE                       EXERCISE
                                      RESERVED       SHARES      EXERCISE        NUMBER         PRICE PER
                                        FOR          UNDER       PRICE PER     OF OPTIONS        OPTION
                                      OPTIONS       OPTIONS       OPTION       EXERCISABLE     EXERCISABLE
                                     ----------     --------     ---------     -----------     -----------
Balance at June 30, 1994...........     500,000       40,000       $ .66
  Granted..........................          --      460,000        1.02
  Expired..........................          --       (5,000)        .10
                                     ----------     --------
Balance at June 30, 1995...........     500,000      495,000        1.00         180,000          $1.02
  Additional shares reserved for
     grant.........................     550,000           --
  Granted..........................          --      462,750        4.00
  Exercised........................     (25,250)     (25,250)       1.00
  Expired..........................          --       (3,850)       1.00
                                     ----------     --------
Balance at June 30, 1996...........   1,024,750      928,650        2.49         470,900           1.04

  Additional shares reserved for
     grant.........................     750,000           --
  Granted..........................          --      599,000        1.45
  Exercised........................    (131,528)    (131,528)       1.15
  Expired..........................          --     (493,750)       3.27
                                     ----------     --------
Balance at June 30, 1997...........   1,643,222      902,372        1.46         639,437           1.40
                                     ==========     ========

     The exercise price for 91,000 options outstanding at June 30, 1997 is $4.00 per share and have a weighted average remaining contractual life of 4.7 years. Of these options, 67,565 are currently exercisable. The remaining 811,372 options outstanding at June 30, 1997 have exercise prices ranging from $.10 to $1.56 and have a weighted average remaining contractual life of 5 years. Of these options, 571,872 are currently exercisable at a weighted average exercise price of $1.12.

     Pro forma information regarding net income and EPS is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996: risk-free interest rate of 6.5%; dividend yield of -0-%; volatility factor of the expected market price of the Company's common stock of .775; and a weighted average expected life of the option of 3 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. As a result, these pro forma disclosures are not likely to be representative of the effects of applying the provisions of FASB No. 123 on reported net income for future periods since 1997 and

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1996 reflect expense for only two and one year's vesting, respectively. The Company's pro forma information for the year ended June 30, 1997 and 1996 follows (in thousands except share related data):

                                                             1997       1996
                                                            -------     -----
                Pro forma net loss........................  $(6,835)    $(694)
                Pro forma loss per common share...........    (1.02)     (.15)

     The weighted average fair value of options granted during 1997 and 1996 is $.79 and $2.38 per share, respectively.

     Stock Purchase Warrants: At June 30, 1997, the Company has outstanding 55,000 warrants to purchase shares of the Company's common stock. These warrants, all of which are currently exercisable, have an exercise price of approximately $4.11 per share and expire in 2001.

7. COMMITMENTS

  Operating Leases

     The Company is committed through 2000 under various leases relating to facilities and equipment. Some leases have renewal clauses which may be extended, at the option of the Company, beyond their respective terms. These leases require fixed rental payments and require payments of property taxes and insurance. Rent expense for the Company relating to all of the above noncancelable lease agreements was approximately $1,927,000, $1,788,000 and $636,000 for the years ended June 30, 1997, 1996 and 1995, respectively. Included in rent expense for the year ended June 30, 1997 and 1996 is approximately $306,000 and $264,000, respectively, paid to a shareholder of the Company. At June 30, 1997, the approximate future minimum annual rentals due under the noncancelable leases are as follows (in thousands):

                1998..............................................    $1,324
                1999..............................................       515
                2000..............................................       216
                2001..............................................        55
                                                                      ------
                                                                      $2,110
                                                                      ======

  Capital Leases

     The Company has entered into capital equipment leases for approximately $973,000 which expire at varying dates through March 1998. The carrying value of the property under these leases was charged against earnings in fiscal 1997 as a result of the Company's abandonment of a management information system project (see Note 12).

     At June 30, 1997, future minimum lease payments pursuant to these leases are as follows (in thousands):

                1998...............................................    $ 339
                1999...............................................      225
                                                                       -----
                Total minimum lease payments.......................      564
                Less amounts representing interest of approximately
                  12%..............................................      (56)
                                                                       -----
                Present value of minimum lease payments............      508
                Less current portion...............................     (292)
                                                                       -----
                                                                       $ 216
                                                                       =====

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  Other

     The Company is a guarantor of a mortgage note payable, with an outstanding balance of approximately $1.3 million, which encumbers a building that is owned by the former owner of Copley Systems Corporation (Copley).

     At the time of its acquisition by the Company, Copley leased office and warehouse space from an affiliate of the principal stockholder of Copley (the Seller), which lease expires on June 25, 2007. The lease provides for monthly payments of $26,000. In exchange for a payment made at closing, the Seller assumed the lease, agreed to make all required payments thereunder, and indemnified the Company against any amounts which may become due under the lease for the balance of its term.

8. 401(k) PLAN

     The Company has a 401(k) plan under which full-time employees shall be eligible to become participants upon attaining age 21 and completing 3 months of service. Employer contributions are at the sole discretion of the Board of Directors. Contributions for the years ended June 30, 1997, 1996 and 1995 were approximately $149,000, $112,000 and $128,000, respectively.

9. COSTS ASSOCIATED WITH PUBLIC OFFERING

     In the first quarter of 1996, the Company incurred approximately $486,000 in connection with the preparation of a Registration Statement on Form S-1. This public offering was terminated and the related costs were charged against earnings during the year ended June 30, 1996.

10. MAJOR CUSTOMER

     A major customer accounted for approximately 10% of sales for the year ended June 30, 1995. No individual customer accounted for greater than 10% of sales for the years ended June 30, 1997 and 1996.

11. RESTRUCTURING CHARGE

     During the fourth quarter of fiscal 1996, the Company recorded a charge of $2.3 million for restructuring costs associated with the planned relocation and consolidation of the Company's headquarters, and certain sales and distribution facilities. These costs included approximately $1.7 million for severance benefits for approximately 125 affected employees, $400,000 for the write-off of property and equipment, and approximately $200,000 for lease extension and termination costs and other activities to close existing facilities. However, on October 30, 1996, the Company decided not to proceed with many of the planned restructuring activities, primarily as a result of the Company's desire to retain certain key personnel for whom relocation was not a viable option, as well as other cost considerations. Accordingly, during the second quarter of fiscal 1997, the Company reversed approximately $1.8 million of the original accrual for restructuring costs. During 1997, the Company paid approximately $328,000 associated with these activities and has approximately $128,000 accrued as of June 30, 1997 which represents future severance payments for four employees affected by the implementation of certain of the planned restructuring activities.

     In connection with the plans, discussed above, the Company had previously signed a ten-year lease commencing January 1997. During 1997, the Company negotiated a termination agreement with the landlord to be released of its obligations under the lease agreement for a charge of approximately $895,000, which is included in selling, general and administrative expenses in the consolidated statement of operations for the year ended June 30,1997. As of June 30, 1997, such obligation has been fully satisfied.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12. LOSS ON ABANDONMENT OF MANAGEMENT INFORMATION SYSTEM

     During 1997 and 1996, the Company invested a total of $4,161,370 in a management information system (MIS System) which was intended to replace the multiple systems then in use. During 1997, the Company concluded that the system did not provide the minimum required functionality and that the costs required to achieve such functionality did not justify further investment. Therefore, the Company decided to abandon the MIS System and implement an alternative solution. As a result, the Company recorded a charge of $4,161,370 in the third quarter of 1997 associated with the write-off of the carrying value of its investment in the MIS System, consisting primarily of software and capitalized consulting fees. The fees allegedly due to the consultants who were engaged in connection with the implementation of the MIS System are being disputed by the Company and, at June 30, 1997, such fees totaling approximately $2,037,000 are included in accrued expenses in the consolidated balance sheet.

13. SUBSEQUENT EVENTS

     On July 23, 1997, the Company completed the sale of 6,950,000 shares of its common stock for an aggregate price of $7,436,500 to various unaffiliated third parties. As a result of the sale, the buyers now hold 49.86% of the shares of the Company's common stock outstanding. In connection with the sale, the Company issued warrants to purchase 300,000 shares of the Company's common stock to the individuals who facilitated the transaction. The warrants are immediately exercisable at a price of $1.13 per share and expire in 2004. The proceeds received by the Company, net of associated expenses, of approximately $7.2 million were used to repay borrowings under the Company's revolving line of credit. Assuming this repayment had occurred on July 1, 1996, the loss per common share for the year ended June 30, 1997 would have been $(.41) as a result of a reduction of interest costs of approximately $670,000 and an increase in the common shares outstanding of 6,950,000.

     On September 18, 1997, the Company announced a new logistics strategy and plan to consolidate its headquarters functions into a new facility in Charlotte, NC. The Company expects that these actions will allow it to be more responsive to its customers and improve the quality, efficiency, and timeliness of the products and services it provides. The strategy will be implemented in stages with all elements expected to be completed by December 31, 1997. The Company's preliminary estimate of the costs associated with the consolidation is approximately $2 million. These costs include employee severance and relocation benefits, recruiting costs, facility relocation costs and the write-off of certain property and equipment. This estimate also includes the estimated costs associated with the duplication of certain employee responsibilities and redundant facilities during the transition period.

                           COMPUTER INTEGRATION CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            CONDENSED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                            JUNE 30,
                                                                                       -------------------
                                                                                        1997        1996
                                                                                       -------     -------
ASSETS
Current assets:
  Cash...............................................................................  $    30     $   101
  Other..............................................................................    4,441       1,713
                                                                                       -------     -------
Total current assets.................................................................    4,471       1,814
Other assets (principally investment in CIC Systems, Inc.)...........................   31,886      37,688
                                                                                       -------     -------
                                                                                       $36,357     $39,502
                                                                                       =======     =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities..................................................................  $   513     $   936
Long-term debt.......................................................................    1,343       1,610
Other noncurrent liabilities (principally amount due to CIC Systems, Inc.)...........   30,285      26,710
                                                                                       -------     -------
Total liabilities....................................................................   32,141      29,256
Shareholders' equity:
  Preferred stock....................................................................       --          --
  Common stock.......................................................................        7           7
  Other shareholders' equity.........................................................    4,209      10,239
                                                                                       -------     -------
Total shareholders' equity...........................................................    4,216      10,246
                                                                                       -------     -------
                                                                                       $36,357     $39,502
                                                                                       =======     =======

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED JUNE 30,
                                                                -------------------------------
                                                                 1997        1996        1995
                                                                -------     -------     -------
Operating expenses:
  Selling, general and administrative.........................  $ 2,943     $ 3,587     $ 1,653
  Restructuring charge (reversal).............................   (1,843)      2,300          --
                                                                -------     -------     -------
          Total operating expenses............................    1,100       5,887       1,653
                                                                -------     -------     -------
Loss from operations..........................................   (1,100)     (5,887)     (1,653)
Interest expense..............................................      283         880          13
Other -- costs associated with terminated public offerings....       --         486          --
                                                                -------     -------     -------
Loss before income taxes and equity in net income of
  subsidiary..................................................   (1,383)     (7,253)     (1,666)
Income tax benefit............................................      306       2,944         490
                                                                -------     -------     -------
Loss before equity in net (loss) income of subsidiary.........   (1,077)     (4,309)     (1,176)
Equity in net (loss) income of subsidiary.....................   (4,887)      3,906       2,309
                                                                -------     -------     -------
Net loss......................................................  $(5,964)    $  (403)    $ 1,133
                                                                =======     =======     =======

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                       CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED JUNE 30,
                                                                -------------------------------
                                                                 1997        1996        1995
                                                                -------     -------     -------
CASH USED IN OPERATING ACTIVITIES.............................  $(3,020)    $(7,285)    $(1,996)
INVESTING ACTIVITIES:
Purchase of substantially all of the assets of Cedar Computer
  Center, Inc. ...............................................     (500)     (9,892)       (274)
Purchase of Dataprint, Inc., net of cash acquired.............      (38)       (462)        260
Acquisition of equipment......................................       --         (22)        (57)
                                                                -------     -------     -------
Net cash used in investing activities.........................     (538)    (10,376)        (71)

FINANCING ACTIVITIES:
Proceeds of sale of capital stock, net of offering costs......       --          --       1,831
Net (repayments) proceeds of note payable.....................       --         (25)         25
Proceeds from exercise of stock options.......................      151          25          --
Repayment of long-term debt...................................     (303)       (164)       (780)
Dividends paid................................................     (218)       (218)       (113)
Advances from CIC Systems, Inc. ..............................    3,857      17,997         637
                                                                -------     -------     -------
Net cash provided by financing activities.....................    3,487      17,615       1,600
                                                                -------     -------     -------
Net decrease in cash..........................................      (71)        (46)       (467)
Cash at beginning of period...................................      101         147         614
                                                                -------     -------     -------
Cash at end of period.........................................  $    30     $   101     $   147
                                                                =======     =======     =======

                            See accompanying notes.

                           COMPUTER INTEGRATION CORP.

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                 JUNE 30, 1997

1. BASIS OF PRESENTATION

     In the parent-company-only financial statements, Computer Integration Corp.'s (CIC) investment in the subsidiary is stated at cost plus equity in undistributed earnings of its wholly-owned subsidiary CIC Systems, Inc. (CICS) since the date of acquisition. The parent-company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

2. GUARANTEE

     CICS has a $77 million bank credit agreement that provides a $49.5 million revolving line of credit and a $27.5 million term loan through July 1, 1998. Under the terms of the agreement, CIC has guaranteed the payment of all principal and interest.

3. DIVIDENDS FROM SUBSIDIARY

     No cash dividends were paid to CIC from CICS for the years ended June 30, 1997, 1996 and 1995.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                 BALANCE AT     CHARGES TO                     BALANCE AT
                                                 BEGINNING      COSTS AND                        END OF
                  DESCRIPTION                    OF PERIOD       EXPENSES      DEDUCTIONS        PERIOD
-----------------------------------------------  ----------     ----------     ----------      ----------
YEAR ENDED JUNE 30, 1997:
Deducted from asset accounts:
Allowance for doubtful accounts................    $1,351         $1,707         $1,696(1)       $1,362
                                                   ======         ======         ======          ======
YEAR ENDED JUNE 30, 1996:
Deducted from asset accounts:
Allowance for doubtful accounts................    $  495         $1,639         $  783(1)       $1,351
                                                   ======         ======         ======          ======
YEAR ENDED JUNE 30, 1995:
Deducted from asset accounts:
Allowance for doubtful accounts................    $  322         $  375         $  201(1)       $  495
                                                   ======         ======         ======          ======

---------------
(1) Uncollectible accounts written off, net of recoveries.

    The condensed, consolidated financial statements included herein have been prepared by the Registrant, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been consolidated or omitted pursuant to such rules and regulations; however, the Registrant believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed, consolidated financial statements be read in conjunction with the financial statements, and the notes thereto, included in the Registrant's consolidated financial statements for the year ended June 30, 1997.

    The condensed, consolidated financial statements for the interim periods included herein, which are unaudited, include, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position and results of operations for interim periods presented. The results of operations for interim periods should not be considered indicative of results to be expected for the full year.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)


ASSETS
                                          DECEMBER 31, 1997    JUNE 30, 1997
                                                                   (NOTE)
Current assets:

   Cash                                        $  1,027            $  1,360
   Accounts receivable, net                      62,372              63,905
   Inventory                                     10,832              17,350
   Deferred income taxes                          1,842               2,952
   Prepaid expenses and other
     current assets                                 655               2,881
                                               --------            --------
Total current assets                             76,728              88,448

Property and equipment, net                       2,322               2,145

Other assets:
   Goodwill, net                                 11,431              11,770
   Deferred income taxes                          1,495                  --
   Other                                            242                 298
                                               --------            --------
                                                 13,168              12,068
Total other assets                             --------            --------
Total assets                                   $ 92,218            $102,661
                                               ========            ========

Continued on next page.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

          CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (CONTINUED)
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)


                                                                           DECEMBER 31, 1997       JUNE 30, 1997
                                                                                                       (NOTE)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Note payable under line of credit                                          $   6,217             $   8,717
    Accounts payable                                                              41,952                52,276
    Accrued expenses                                                               8,097                 6,476
    Restructuring accrual                                                            886                    --
    Current portion of subordinated notes payable                                    672                   268
    Current portion of capital lease obligations                                     310                   292
    Other                                                                            516                   860
                                                                               ---------             ---------
Total current liabilities                                                         58,650                68,889

Noncurrent liabilities:
    Term note payable                                                             27,500                27,500
    Subordinated notes payable, less current portion                                 672                 1,343
    Capital lease obligations, less current portion                                   56                   216
    Deferred income taxes                                                             --                   497
                                                                               ---------             ---------
Total noncurrent liabilities                                                      28,228                29,556

Shareholders' equity:
  Preferred stock, $.001 par value, total authorized 2,000,000 shares, issued and outstanding as follows:
      Series A, 9% cumulative, convertible, redeemable
        preferred stock; 40,000 shares authorized,
        -0- issued and outstanding at June 30, 1997;
        eliminated effective November 14, 1997                                        --                    --
      Series B, 9% cumulative, convertible, redeemable
        preferred stock; 250 shares authorized,
        -0- issued and outstanding at June 30, 1997;
        eliminated effective November 14, 1997                                        --                    --
      Series C, 9% cumulative, convertible, redeemable
        preferred stock; 250 shares authorized,
        -0- issued and outstanding at June 30, 1997;
        eliminated effective November 14, 1997                                        --                    --
      Series D, 9% cumulative, convertible, redeemable
        preferred stock; 40,000 shares authorized,
        19,036 issued and outstanding in both
        periods                                                                       --                    --
      Series E, 9% cumulative, convertible, redeemable
        preferred stock; 250 shares authorized,
        125 issued and outstanding in both periods                                    --                    --
  Common stock, $.001 par value, 40,000,000 shares authorized,
   14,034,810 and 7,084,810 shares issued and outstanding
   at December 31, 1997 and June 30, 1997, respectively                               14                     7
  Additional paid-in capital                                                      17,083                 9,854
  Accumulated deficit                                                            (11,757)               (5,645)
                                                                               ---------             ---------
Total shareholders' equity                                                         5,340                 4,216
                                                                               ---------             ---------
Total liabilities and shareholders' equity                                     $  92,218             $ 102,661
                                                                               =========             =========



Note: The balance sheet at June 30, 1997 is derived from the Company's audited consolidated financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                        THREE MONTHS ENDED
                                                                           DECEMBER 31,
                                                                   --------             --------
                                                                     1997                 1996
                                                                   --------             --------
Net sales                                                          $ 95,839             $ 98,858
Cost of goods sold                                                   88,055               88,988
                                                                   --------             --------
Gross profit                                                          7,784                9,870

Selling, general and administrative expenses                         11,489               10,505
Restructuring accrual (reversal)                                        392               (1,843)
                                                                   --------             --------
                                                                     11,881                8,662
                                                                   --------             --------
(Loss) income from operations                                        (4,097)               1,208
Interest expense                                                        939                1,432
                                                                   --------             --------
Loss before income taxes                                             (5,036)                (224)
Income tax benefit                                                       --                  (44)
                                                                   --------             --------
Net loss                                                             (5,036)                (180)
Dividends on preferred stock (reversed) accrued                         (55)                  55
                                                                   --------             --------

Loss applicable to common stock                                    $ (4,981)            $   (235)
                                                                   ========             ========

Loss per common share (basic and diluted)                          $   (.35)            $   (.03)
                                                                   ========             ========


See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

             CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)



                                                                      SIX MONTHS ENDED
                                                                        DECEMBER 31,
                                                                 1997                 1996
                                                             ---------             ---------

Net sales                                                    $ 208,609             $ 207,190
Cost of goods sold                                             191,112               185,607
                                                             ---------             ---------
Gross profit                                                    17,497                21,583

Selling, general and administrative expenses                    21,464                20,022
Restructuring expense (reversal)                                 1,022                (1,843)
                                                             ---------             ---------
                                                                22,486                18,179
                                                             ---------             ---------
(Loss) income from operations                                   (4,989)                3,404
Interest expense                                                 1,841                 2,581
                                                             ---------             ---------
(Loss) income before income taxes                               (6,830)                  823
Income tax (benefit) expense                                      (718)                  396
                                                             ---------             ---------
Net (loss) income                                               (6,112)                  427
Less dividends on preferred stock                                   --                   110
                                                             ---------             ---------
(Loss) income applicable to common stock                     $  (6,112)            $     317
                                                             =========             =========


(Loss) income per common share:
    Basic                                                    $    (.46)            $     .05
                                                             =========             =========
    Diluted                                                  $    (.46)            $     .04
                                                             =========             =========



See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE RELATED DATA)

                                                                                 SIX MONTHS ENDED
                                                                                    DECEMBER 31,
                                                                           -----------------------------
                                                                              1997                 1996
                                                                           --------             --------
OPERATING ACTIVITIES
Net (loss) income                                                          $ (6,112)            $    427
Adjustments to reconcile net (loss) income to net cash
   used in operating activities:
   Depreciation and amortization                                                844                  923
   Restructuring accrual (reversal)                                           1,008               (1,843)
   Changes in operating assets and liabilities:
        Accounts receivable                                                   1,533                  647
        Inventory                                                             6,518                3,143
        Prepaid expenses and other assets                                     1,793                  654
        Accounts payable                                                    (10,324)              (4,560)
        Accrued expenses and other liabilities                                  887                 (831)
                                                                           --------             --------
Net cash used in operating activities                                        (3,853)              (1,440)

INVESTING ACTIVITIES
Acquisition of property and equipment                                          (700)              (2,119)
                                                                           --------             --------
Net cash used in investing activities                                          (700)              (2,119)

FINANCING ACTIVITIES
Proceeds from sale of capital stock, net of offering costs                    7,236                   --
Proceeds from exercise of stock options                                          --                   12
Net repayments on line of credit                                             (2,500)              (1,056)
Principal payments on subordinated notes payable                               (267)                (302)
Preferred stock dividends paid                                                 (107)                (108)
Repayments of capital lease obligations                                        (142)                (129)
                                                                           --------             --------
Net cash provided by (used in) financing activities                           4,220               (1,583)
                                                                           --------             --------

Net decrease in cash                                                           (333)              (5,142)
Cash at beginning of period                                                   1,360                7,599
                                                                           --------             --------
Cash at end of period                                                      $  1,027             $  2,457
                                                                           ========             ========

SUPPLEMENTAL INFORMATION
Interest paid                                                              $  1,841             $    149
                                                                           ========             ========
Income tax (net refunds received) paid                                     $ (2,199)            $      8
                                                                           ========             ========


See accompanying notes.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY


                         NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

                                DECEMBER 31, 1997

1. BASIS OF PRESENTATION

The condensed consolidated financial statements include the accounts of Computer Integration Corp. and its wholly-owned operating subsidiary, CIC Systems, Inc. ("CIC"), collectively, the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been condensed or omitted. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to present fairly the financial position, results of operations and cash flows have been included. The results of operations for the six months ended December 31, 1997 are not necessarily indicative of the results that may be expected for fiscal year 1998. It is suggested that these condensed consolidated financial statements be read in conjunction with the financial statements and notes thereto included in the Company's consolidated financial statements for the year ended June 30, 1997.

2. COMMON STOCK SALE

On July 23, 1997, the Company completed the sale of 6,950,000 shares of its common stock ("Common Stock") for an aggregate price of $7,436,500 to various unaffiliated third parties. As a result of the sale, the buyers held 49.86% of the shares of the Company's Common Stock outstanding. In connection with the sale, the Company issued warrants to purchase 300,000 shares of Common Stock to the individuals who facilitated the transaction. The warrants are immediately exercisable at a price of $1.13 per share and expire in 2004. The fair value assigned to the warrants was $1.09 per share. The total fair value of the 300,000 warrants, $327,000, was deducted from the proceeds received under the sale of Common Stock, and was allocated to additional paid-in capital applicable to stock warrants. The proceeds received by the Company, net of associated expenses, of approximately $7.2 million were used to repay borrowings under the Company's revolving line of credit. Assuming this repayment and stock sale had occurred on July 1, 1997, the loss per Common Share (basic and diluted) for the six months ended December 31, 1997 would have been ($.43) as a result of a reduction of interest costs of approximately $25,000 after tax and an increase in the weighted average common shares outstanding of 868,750.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY


                         NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)


3. RESTRUCTURING CHARGES

In September 1997, the Company announced a new logistics strategy and consolidation of headquarters and distribution functions into new facilities in Charlotte, NC. The consolidation was completed in January 1998. The non-recurring costs associated with the consolidation were approximately $2 million. These costs include employee severance benefits, reimbursed employee relocation expenses, recruiting, facility relocation expenses, and the write-off of certain property and equipment. This amount also includes the costs associated with the duplication of certain employee positions and redundant facilities during the transition period. Additionally, expenditures for furniture, fixtures and equipment for the new Charlotte facilities and a new office facility in suburban Boston, Massachusetts were approximately $600,000 and have been capitalized.

In conjunction with this planned relocation and consolidation, during the first half of fiscal 1998, the Company recorded a charge of $1.0 million for restructuring costs of which $392,000 was recorded in the second quarter. This charge, which is included in the $2 million total cost discussed above, includes approximately $455,000 for severance benefits for approximately 90 affected employees, $394,000 for lease payments on idle facilities, and $173,000 for the write-off of property and equipment which will no longer be required. These affected employees were primarily distribution, accounting, purchasing, administrative, management, and professional services personnel. As of December 31, 1997, the remaining restructuring accrual balance was $886,000.

During the second quarter of fiscal 1997, the Company decided not to proceed with a planned consolidation of some of the Company's headquarters, sales and distribution facilities to Atlanta, Georgia. The relocation was originally announced in the fourth quarter of fiscal 1996. Accordingly, during the second quarter of fiscal 1997, the Company reversed $1.8 million of the original $2.3 million charge for restructuring costs.

                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY


                         NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)



4.  EARNINGS PER COMMON SHARE

In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings per Share." FAS 128 replaced the previously reported primary and fully diluted earnings per share (EPS) with basic and diluted EPS. Unlike primary EPS, basic EPS excludes any dilutive effects of options and convertible securities. Diluted EPS is very similar to the previously reported fully diluted EPS. EPS amounts for all periods have been presented, and where necessary, restated to conform to the FAS 128 requirements.

The following table sets forth the computation of basic and diluted EPS (in 000's, except EPS). Common shares issuable upon conversion of convertible preferred stock which were outstanding during the quarters ended December 31, 1997 and 1996 and for the six months ended December 31, 1997 and 1996, were not included in the computation of diluted EPS because the effect would be antidilutive. Also, common stock issuable upon exercise of stock options under the Treasury Stock method for the quarters ended December 31, 1997 and 1996 and for the six months ended December 31, 1997 were not included in the computation of diluted EPS because the effect would be antidilutive.

                                                                Three Months ended
                                                                    December 31,
                                                           -----------------------------
                                                             1997                  1996
                                                           ---------             -------
Numerator
         (Loss) applicable to common stock                 $  (4,981)            $  (235)
                                                           =========             =======

Denominator
         Denominator for basic and diluted
           EPS-Weighted Average common
           shares outstanding                                 14,035               6,954
                                                           =========             =======
Basic and Diluted EPS                                      $    (.35)            $  (.03)
                                                           =========             =======


                                                                  Six Months ended
                                                                    December 31,
                                                           -----------------------------
                                                             1997                  1996
                                                           ---------             -------
Numerator
         (Loss) income applicable to common stock          $  (6,112)            $   317
                                                           =========             =======

Denominator
         Denominator for basic EPS-
           Weighted Average common
           shares outstanding                                 13,166               6,951
         Common shares issuable upon
           exercise of stock options                              --                 201
                                                           ---------             -------
         Denominator for diluted EPS-
           adjusted weighted average
           shares and assumed conversion                      13,166               7,152
                                                           =========             =======
Basic EPS                                                  $    (.46)            $   .05
                                                           =========             =======
Diluted EPS                                                $    (.46)            $   .04
                                                           =========             =======


                           COMPUTER INTEGRATION CORP.
                                 AND SUBSIDIARY


                         NOTES TO CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)


5. BORROWINGS

In November 1997, the Company amended its financing agreement with its primary lender, Congress Financial Corporation ("Congress"), to extend the expiration date of the credit facility from July 1, 1998 to October 1, 1998 and to change the maximum credit amount from $77 million to $70 million. In February 1998, the Company further amended its financing agreement with Congress to extend the expiration date of the credit facility from October 1, 1998 to July 1, 1999.

6. INCOME TAXES

At December 31, 1997 the Company analyzed its net deferred tax asset position. The net deferred tax assets before valuation allowance are approximately $5.4 million including approximately $2.1 million added during the quarter ended December 31, 1997. The Company has provided a valuation allowance against the net increase in the assets during the quarter thereby leaving net deferred tax assets of approximately $3.3 million. Management believes that it is more likely than not that the realization of the reported deferred tax assets will occur in the future based on current earnings forecasts and reversals of book-tax temporary differences. In coming to this conclusion, the Company considered its historical profitability until recent quarters, the non-recurring nature of some of its recent losses and the expected benefits of its consolidating, cost cutting, and new management information system. The Company will continue to assess the realization of the deferred tax assets on an ongoing basis.

7. CAPITAL STOCK

At the Company's annual meeting on November 4, 1997, the Company's shareholders voted to increase the number of authorized shares of capital stock from 22,000,000 shares to 42,000,000, comprised of an increase in the number of authorized shares of common stock from 20,000,000 shares to 40,000,000 shares.

8. PENDING ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board issued statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"), effective for years beginning after December 15, 1997. FAS 131 requires that a public company report financial and descriptive information about its reportable operating segments pursuant to criteria that differ from current accounting practice. Operating segments, as defined, are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The financial information to be reported includes segment profit or loss, certain revenue and expense items and segment assets and reconciliations to corresponding amounts in the general purpose financial statements. FAS 131 also requires information about products and services, geographic areas of operation, and major customers. The company has not completed its analysis of the effect of adoption on its financial statement disclosure; however, the adoption of FAS 131 will not affect results of operations or financial position.

9. SUBSEQUENT EVENTS

The Company currently has an agreement, originally entered into in November 1996, with a company to finance inventory purchases for selected suppliers. In January 1998, the Company and the finance company amended the inventory financing agreement such that the maximum credit limit is $1.5 million. The Company and the finance company had been operating under interim arrangements since November 1997 under which the facility was to expire in January 1998.

The Company's Board of Directors did not declare the preferred stock dividend payments which it has historically declared on or about January 31. Under the terms of the preferred stock agreements such dividends accrue and are payable only when and if declared by the Board of Directors.

                                                                      Appendix A


                          AGREEMENT AND PLAN OF MERGER

                                      among

                             COMPUCOM SYSTEMS, INC.,

                              CIC ACQUISITION CORP.

                                       and

                           COMPUTER INTEGRATION CORP.

                            Dated as of April 7, 1998

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
ARTICLE I       DEFINITIONS...................................................................... 2

         1.1    Definitions...................................................................... 2

ARTICLE II      THE MERGER....................................................................... 2

         2.1    Merger........................................................................... 2
         2.2    Closing.......................................................................... 2
         2.3    Certificate of Incorporation and Bylaws of Surviving Corporation................. 2
         2.4    Directors and Officers........................................................... 3
         2.5    Disclosure Schedule.............................................................. 3

ARTICLE III     CONVERSION OR CANCELLATION OF THE
                COMPANY'S CAPITAL STOCK.......................................................... 3

         3.1    Conversion or Cancellation of the Company's Capital Stock........................ 3
         3.2    Dissenting Shares................................................................ 4
         3.3    Payment.......................................................................... 5
         3.4    No Further Rights................................................................ 6
         3.5    Closing of the Company's Transfer Books.......................................... 6
         3.6    Stock Options and Warrants....................................................... 6

ARTICLE IV      REPRESENTATIONS AND
                WARRANTIES OF THE COMPANY........................................................ 7

         4.1    Organization, Standing, etc. of the Company...................................... 7
         4.2    Authorization and Execution...................................................... 7
         4.3    No Consents...................................................................... 8
         4.4    Absence of Conflicts; Governmental Authorizations................................ 8
         4.5    Capitalization................................................................... 8
         4.6    SEC Reports and Financial Statements............................................. 9
         4.7    Absence of Certain Changes or Events............................................. 9
         4.8    Absence of Undisclosed Liabilities...............................................10
         4.9    Accounts Receivable..............................................................10
         4.10   Tax Returns......................................................................10
         4.11   Agreements, Contracts and Commitments............................................11
         4.12   Intellectual Property............................................................14
         4.13   Litigation.......................................................................16
         4.14   Compliance with Legal Requirements...............................................16
         4.15   Employee Benefit Plans...........................................................17
         4.16   Absence of Labor Difficulties....................................................19



         4.17       Customers.................................................................... 19
         4.18       Assets Necessary to Business................................................. 19
         4.19       Licenses and Permits......................................................... 20
         4.20       Title to Properties.......................................................... 20
         4.21       Insurance.................................................................... 20
         4.22       Books and Records............................................................ 21
         4.23       Absence of Certain Business Practices........................................ 21
         4.24       Bank Accounts................................................................ 21
         4.25       Default...................................................................... 21
         4.26       No Subsidiaries.............................................................. 21
         4.27       No Broker's or Finder's Fees................................................. 22
         4.28       Opinion of Financial Advisor................................................. 22
         4.29       Information Supplied......................................................... 22

ARTICLE V           REPRESENTATIONS AND WARRANTIES
                    OF COMPUCOM AND THE COMPUCOM SUBSIDIARY...................................... 22

         5.1        Organization, Standing, etc., of CompuCom.................................... 22
         5.2        Organization, Standing, etc., of CompuCom Subsidiary......................... 22
         5.3        Authorization and Execution.................................................. 23
         5.4        Absence of Conflicts; Governmental Authorizations............................ 23
         5.5        Financing.................................................................... 24
         5.6        Information Supplied......................................................... 24

ARTICLE VI          COVENANTS OF THE COMPANY..................................................... 24

         6.1        Investigations............................................................... 24
         6.2        Operation of the Company..................................................... 25
         6.3        No Solicitation.............................................................. 27
         6.4        Board Approval, Fairness Opinion, Shareholder Approval
                    and Information Statement.................................................... 29
         6.5        Consents..................................................................... 30
         6.6        Financial Statements and Reports............................................. 30
         6.7        Notice and Cure.............................................................. 31
         6.8        Best Efforts and Consents.................................................... 31
         6.9        Agreements and Covenants..................................................... 31

ARTICLE VII         COVENANTS OF COMPUCOM AND THE
                    COMPUCOM SUBSIDIARY.......................................................... 31

         7.1        Conduct of Business of the CompuCom Subsidiary............................... 31
         7.2        Obligation of CompuCom to Make Merger Effective and the
                    CompuCom Subsidiary's Shareholder Consent.................................... 31
         7.3        Notice and Cure.............................................................. 32
         7.4        Best Efforts and Consents.................................................... 32
         7.5        Information for Information Statement for the Company's Shareholders......... 32


ARTICLE VIII        CONDITIONS................................................................... 32

         8.1        General Conditions........................................................... 32
         8.2        Conditions to the Obligation of CompuCom and
                    the CompuCom Subsidiary...................................................... 33
         8.3        Conditions to Obligations of the Company..................................... 34

ARTICLE IX          TERMINATION; PAYMENT OF EXPENSES............................................. 35

         9.1        Termination of Agreement and Abandonment of Merger........................... 35
         9.2        Effect of Termination........................................................ 36
         9.3        Amendment.................................................................... 36
         9.4        Extension; Waiver............................................................ 36
         9.5        Fees and Expenses............................................................ 36

ARTICLE X           ESCROW....................................................................... 37

         10.1       Escrow Agreement............................................................. 37
         10.2       Non Transferability of the Escrowed Funds.................................... 37
         10.3       Escrowed Funds............................................................... 37
         10.4       Adjustments to Purchase Price................................................ 38
         10.5       Escrow Committee............................................................. 40

ARTICLE XI          FURTHER COVENANTS............................................................ 41

         11.1       Account Receivable Collections............................................... 41
         11.2       CompuCom to Cause CompuCom Subsidiary and
                    Surviving Corporation to Perform............................................. 41
         11.3       Directors' and Officers' Liability Insurance................................. 41

ARTICLE XII         GENERAL...................................................................... 41

         12.1       Release of Information....................................................... 41
         12.2       Notices...................................................................... 42
         12.3       Successors and Assigns....................................................... 43
         12.4       Further Assurances........................................................... 43
         12.5       Specific Performance......................................................... 43
         12.6       Severability................................................................. 44
         12.7       Entire Agreement............................................................. 44
         12.8       Governing Law................................................................ 44
         12.9       Certain Construction Rules................................................... 44
         12.10      Survival of Covenants, Representations and Warranties........................ 44
         12.11      Counterparts................................................................. 45





SCHEDULE 1.1       DEFINITIONS

EXHIBITS
----------
Exhibit A          Certificate of Merger

Exhibit B          Escrow Agreement

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of April 7, 1998, among CompuCom Systems, Inc., a Delaware corporation ("COMPUCOM"), CIC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of CompuCom (the "COMPUCOM SUBSIDIARY"), and Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "COMPANY").

                                    RECITALS:

         A. The respective Boards of Directors of CompuCom, the CompuCom Subsidiary and the Company have each approved the merger of the CompuCom Subsidiary into the Company (the "MERGER"), whereby (other than shares of Company Capital Stock (as hereinafter defined) owned directly or indirectly by the Company or by CompuCom, CompuCom Subsidiary or any wholly owned subsidiary of the Company or the CompuCom Subsidiary and Dissenting Shares (as defined in SECTION 3.2)), (i) each outstanding share of the Common Stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK"), will be converted into the right to receive the Merger Consideration (as hereinafter defined), (ii) each outstanding share of the Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "SERIES D PREFERRED STOCK") will be converted into the right to receive the Series D Merger Consideration (as hereinafter defined), and
(iii) each share of the Company's Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "SERIES E PREFERRED STOCK") will be converted into the right to receive the Series E Merger Consideration (as hereinafter defined) (the Merger Consideration, the Series D Merger Consideration and the Series E Merger Consideration collectively, the "CONSIDERATION"), all upon the terms and subject to the conditions set forth in this Agreement. The Company Common Stock, the Series D Preferred Stock and the Series E Preferred Stock are hereinafter collectively referred to as the "COMPANY CAPITAL STOCK." The Board of Directors of the Company has adopted resolutions recommending that the Company's shareholders approve the acquisition of all of the outstanding Company Capital Stock by the CompuCom Subsidiary pursuant to the Merger.

         B. CompuCom, the CompuCom Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         C. Simultaneously herewith, CompuCom, CompuCom Subsidiary and certain shareholders of the Company named therein (the "SELLING SHAREHOLDERS") are entering into a Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT") providing for the purchase by the CompuCom Subsidiary on the terms and subject to the conditions set forth in the Stock Purchase Agreement of each issued and outstanding share of Company Capital Stock held by the Selling Shareholders.

         NOW, THEREFORE, in consideration of the mutual agreements, representations and warranties contained herein, and subject to the conditions contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, the terms set forth in
SCHEDULE 1.1 shall have the respective meanings set forth therein.

                                   ARTICLE II

                                   THE MERGER

         2.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), in accordance with this Agreement and the Delaware General Corporation Law (the "DGCL"), the CompuCom Subsidiary shall merge with and into the Company and the separate existence and corporate organization of the CompuCom Subsidiary (except as may be continued by operation of law) shall cease and the Company shall survive the Merger as the surviving corporation (the "SURVIVING CORPORATION"). The Surviving Corporation shall succeed to and possess all the estates, properties (real, personal and mixed) rights, privileges, powers, franchises, immunities, purposes, and all and every other interest of, or belonging to, the Company or the CompuCom Subsidiary, all without further act or deed; and the Surviving Corporation shall be subject to all the debts, liabilities, obligations, restrictions, disabilities, penalties and duties of the Company and the CompuCom Subsidiary, all without further act or deed. CompuCom shall not assume any debts, liabilities, obligations, restrictions, disabilities, penalties or duties of the Company, the CompuCom Subsidiary or the Surviving Corporation.

         2.2 CLOSING. The Closing of the Merger (the "CLOSING") shall take place at the offices of Strasburger & Price, L.L.P., 901 Main Street, Dallas, Texas at 10:00 a.m., Dallas, Texas time, on a date to be specified by CompuCom or the CompuCom Subsidiary, which shall be no later than the third business day after satisfaction of the last to occur of the conditions set forth in SECTION 8.1, or at such other time and place or on such other date as CompuCom and the Company may agree. On the Closing Date, a Certificate of Merger substantially in the form of EXHIBIT A (which shall be completed as appropriate to reflect the terms of this Agreement) shall be executed, delivered, filed and recorded in accordance with the DGCL, unless otherwise agreed by the parties in writing. The Merger shall become effective when such Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the CompuCom Subsidiary and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "EFFECTIVE TIME").

         2.3 CERTIFICATE OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION. From and after the Effective Time, the Certificate of Incorporation, as amended, of the CompuCom Subsidiary immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until further amended in accordance with the DGCL. From and after the Effective Time, the Bylaws, as amended, of the CompuCom Subsidiary immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until further amended in accordance with the DGCL.

         2.4 DIRECTORS AND OFFICERS. The directors and officers of the CompuCom Subsidiary immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, with each to serve as such until his or her respective successor is duly elected and qualified in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation, or his or her earlier death, resignation or removal.

         2.5 DISCLOSURE SCHEDULE. The Company has prepared, executed and delivered to CompuCom as of the date of this Agreement, a partially completed disclosure schedule (the "DISCLOSURE SCHEDULE"), setting forth, among other things, certain information that, to the extent and as provided in this Agreement, qualifies certain representations and warranties of the Company made in this Agreement. The Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by the disclosures set forth in the Disclosure Schedule. Information contained in a Section or subsection of the Disclosure Schedule (or expressly incorporated therein) shall qualify only those representations and warranties of the Company made in the identically numbered Section or subsection of this Agreement, and shall not be deemed to qualify the representations or warranties made in any other Section or subsection. The Company shall complete the Disclosure Schedule and deliver the completed Disclosure Schedule to CompuCom on or before April 15, 1998. In addition to the termination provisions contained in SECTION 9.1, CompuCom shall have the right to terminate this Agreement within seven (7) business days following receipt of the completed Disclosure Schedule if the completed Disclosure Schedule reveals any fact, matter, claim or circumstance not disclosed by the Company to CompuCom prior to the execution of this Agreement which, in CompuCom's judgment could materially and adversely affect the Company.

                                   ARTICLE III

            CONVERSION OR CANCELLATION OF THE COMPANY'S CAPITAL STOCK

         3.1 CONVERSION OR CANCELLATION OF THE COMPANY'S CAPITAL STOCK. Subject to the terms and conditions of this Agreement, on the Effective Time, by virtue of the Merger and without any action on the part of the CompuCom Subsidiary, the Company or the holder of any of the following securities:

                  (a) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with SECTION 3.1(c), shall be converted into and represent the right to receive, without interest, the Merger Consideration Due at Closing plus the Merger Contingent Consideration to be deposited by CompuCom or CompuCom Subsidiary and held by the Escrow Agent in escrow as contingent consideration for distribution in full or in part to either the holders of the Company Common Stock or CompuCom based upon resolution of certain matters subject to adjustment pursuant to the Escrow Agreement described in ARTICLE X. The Merger Contingent Consideration, together with the Option and Warrant Merger Contingent Consideration as defined in SECTION 3.6(c), is hereinafter referred to as the "CONTINGENT CONSIDERATION," and the Merger Consideration Due at Closing and the Merger Contingent Consideration are hereinafter collectively referred to as the "MERGER CONSIDERATION."

                         (i) Each share of the Series D Preferred Stock issued
and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with SECTION 3.1(c), shall be converted into and represent the right to receive $100 in cash without interest thereon (such amount of cash referred to herein as the "SERIES D MERGER CONSIDERATION").

                  (b) Each share of the Series E Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares and shares canceled in accordance with SECTION 3.1(c), shall be converted into and represent the right to receive $4,000 in cash without interest thereon (such amount of cash referred to herein as the "SERIES E MERGER CONSIDERATION").

                  (c) At the Effective Time, each share of the Company Capital Stock, if any, held in the Company's treasury and each share of the Company Capital Stock owned by the CompuCom Subsidiary, CompuCom or any direct or indirect wholly owned subsidiary of either of them at the Effective Time (including any owned by them as a result of a Closing under the terms of the Stock Purchase Agreement) shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                  (d) Each share of common stock of the CompuCom Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.001 per share, of the Surviving Corporation.

         3.2      DISSENTING SHARES.

                  (a) Shares of the Company Common Stock held by each shareholder who has not voted such shares in favor of the Merger, and shares of Series D Preferred Stock and Series E Preferred Stock, in each case, as to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL where the holder thereof has not effectively withdrawn or forfeited such right to such appraisal ("DISSENTING SHARES") shall not be converted into, represent the right to receive, or be exchangeable for the Consideration due with respect to such class of Capital Stock, unless such holder shall have forfeited such holder's right to appraisal under the DGCL or withdrawn, with the consent of the Company, such holder's demand for appraisal. If such holder has forfeited or withdrawn such holder's right to appraisal of Dissenting Shares, then, as of the Effective Time, or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive, and be exchangeable for, the Consideration due with respect to such class of Capital Stock.

                  (b) The Company shall give CompuCom (i) prompt written notice of any written demands for appraisal of any shares of Capital Stock of the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of CompuCom, make any payment with respect to any demands for appraisal of Capital Stock of the Company or settle or offer to settle any such demands.

         3.3      PAYMENT.

                  (a) Prior to the Effective Time, CompuCom shall designate a bank, trust company or other entity reasonably satisfactory to the Company to act as the disbursing agent (the "DISBURSING AGENT") in effecting the exchange of the Consideration for certificates of shares of the Capital Stock to be converted in the Merger ("CERTIFICATES"). On or before the Effective Time, CompuCom or the CompuCom Subsidiary shall deposit with the Disbursing Agent cash sufficient to make the payments contemplated by SECTION 2.1 to be made to the holders of the Capital Stock whose shares are to be converted in the Merger, other than shares of Capital Stock canceled pursuant to SECTION 3.1(c) and other than the Contingent Consideration. In addition, at or prior to the Effective Time, the CompuCom Subsidiary shall deposit the Merger Contingent Consideration with the Escrow Agent as provided in ARTICLE X. As soon as practicable after the Effective Time, CompuCom shall cause the Disbursing Agent to send a notice and a transmittal form to each holder of record of shares of the Company Capital Stock whose shares are to be converted in the Merger, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such holder's Certificates for exchange into the Consideration due with respect to the class of Capital Stock held by such holder. Each such holder, upon proper surrender of such Certificates to the Disbursing Agent together with and in accordance with such transmittal form, shall be entitled to receive in exchange therefor the Consideration deliverable in respect of the Capital Stock theretofore evidenced by the Certificates so surrendered, subject to any Taxes required to be withheld. Upon surrender of such Certificates to the Disbursing Agent, CompuCom shall cause the Disbursing Agent promptly to deliver the Consideration due with respect to the Capital Stock evidenced by such Certificates to the Person entitled thereto. Until properly surrendered, each such Certificate (other than Certificates representing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Consideration payable with respect to any class of Capital Stock multiplied by the number of shares of that class of Capital Stock represented by such Certificate. Until properly surrendered, holders of Certificates will not be entitled to payment of the Consideration to which they would otherwise be entitled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. All costs and expenses of the Disbursing Agent shall be borne by CompuCom.

                  (b) If the Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Disbursing Agent nor any party hereto shall be liable to a holder of shares of Company Capital Stock for any Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue, in exchange for such lost, stolen or destroyed Certificate, the Consideration due with respect to the class of Capital Stock represented by such Certificate deliverable in respect thereof as determined in accordance with this ARTICLE III. When authorizing such issue of the Consideration in exchange therefor, the Board of Directors of the Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct, or such other secured or unsecured indemnity agreement as such Board of Directors may require, as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (d) Promptly following the six-month anniversary of the Effective Time, the Disbursing Agent shall return to the Surviving Corporation all Consideration in its possession relating to the transactions described in this Agreement, and the Disbursing Agent's duty shall thereupon terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation, in accordance with the procedures above, and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Consideration due with respect to the class of Capital Stock represented by such Certificate, without any interest thereon and subject to any Taxes required to be withheld.

         3.4 NO FURTHER RIGHTS. From and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

         3.5 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of the Company Capital Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Disbursing Agent, they shall be canceled and exchanged for the Consideration, as provided in this
ARTICLE III, subject to applicable law in the case of Dissenting Shares.

         3.6 STOCK OPTIONS AND WARRANTS.

                  (a) The Company will (i) terminate, to the extent permitted by the terms thereof, the Company's 1994 Stock Option Plan, as amended (the "COMPANY OPTION PLAN"), immediately before the Effective Time, without prejudice to the rights of the holders of outstanding Options issued pursuant to the Company Option Plan, (ii) grant no additional Options after the date of this Agreement under the Company Option Plan and (iii) grant no other options, warrants, rights, convertible securities or other agreements or commitments pursuant to which the Company is required to issue any shares of its Capital Stock or any securities convertible into or exchangeable for its Capital Stock.

                  (b) Promptly after Closing, each holder of a then outstanding vested Option or Warrant to purchase Company Common Stock heretofore granted, all as more particularly described in the Disclosure Schedule, will, upon consent of each such holder thereof, receive in settlement thereof, (a) a cash payment from the Company, if any, in an amount (the "OPTION AND WARRANT MERGER CONSIDERATION") equal to the product of (i) the per share Merger Consideration Due at Closing, MINUS the per share exercise price of such Options or Warrants, MULTIPLIED BY (ii) the total number of shares of Company Common Stock which the holder of each such Option or Warrant is entitled to purchase under such Option or Warrant, as provided above (the "OPTION AND WARRANT SHARES") and a deposit by CompuCom or the CompuCom Subsidiary of the Merger Contingent Consideration for each Option and Warrant Share (the "OPTION AND WARRANT MERGER CONTINGENT CONSIDERATION") to be held in escrow as contingent consideration for distribution to the holders of

Options and Warrants of the Company or to be disbursed in whole or in part to the Surviving Corporation in accordance with the provisions of the Escrow Agreement; provided, however, that the amounts payable pursuant to Options and Warrants shall be reduced by any applicable federal and state withholding Taxes. Options and Warrants shall be surrendered and canceled at the Closing and, upon such surrender and cancellation, will be paid for by the Surviving Corporation on the business day next following the Closing. On or prior to Closing, the Company shall obtain from each holder of the Options and Warrants the written consent to the surrender and cancellation of all of such holder's Options and Warrants pursuant to this SECTION 3.6(b) and shall take all steps necessary to effect the surrender, cancellation and settlement of Options and Warrants pursuant to this SECTION 3.6(b).

                                   ARTICLE IV

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to CompuCom and the CompuCom Subsidiary as follows:

         4.1 ORGANIZATION, STANDING, ETC. OF THE COMPANY. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted and, except where the failure to qualify would not have a Material Adverse Effect, is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction in which the character of the assets owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary. SECTION 4.1 of the Disclosure Schedule sets forth a true and complete list of (a) all jurisdictions where the Company is qualified to do business and (b) each business name which has been used by the Company since January 1, 1993 and the city and state in which the principal office of each such business was conducted since January 1, 1993. The Company has heretofore furnished to CompuCom true and complete copies of its Certificate of Incorporation and all amendments thereto to the date hereof and its Bylaws as presently in effect. The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

         4.2 AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement and, subject to obtaining the requisite approval of the holders of the Company Common Stock, the performance by the Company of this Agreement, the Merger and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. The Board of Directors of the Company, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the shareholders of the Company, (b) approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, and (c) resolved to recommend that the Company's shareholders approve and adopt this Agreement, the Merger and the transactions contemplated hereby. Neither the holders of the Series D Preferred Stock nor the holders of the Series E Preferred Stock have the right to vote with respect to this Agreement, the Merger or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, assuming this Agreement is enforceable against CompuCom and the CompuCom Subsidiary.

         4.3 NO CONSENTS. Except as set forth in SECTION 4.4(b) and as set forth in SECTION 4.11(v) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not require any Consent or other action by or in respect of, or declaration or filing with, any other Person.

         4.4 ABSENCE OF CONFLICTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Company's Certificate of Incorporation or Bylaws, each as amended to date; (ii) except as set forth in SECTION 4.4(a)(ii) of the Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which the Company is a party or by which any of its or his properties or assets are or may be bound; (iii) violate any term of any Legal Requirement applicable to the Company or its or his properties or assets; or (iv) result in the creation of, or impose on the Company the obligation to create, any Lien upon any properties or assets of the Company.

                  (b) Except for applicable requirements, if any, of the Exchange Act (including the filing with the SEC of an information statement (the "INFORMATION STATEMENT") relating to approval by the Selling Shareholders of the Merger by written consent), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Nasdaq SmallCap Market, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or "blue sky" laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent or materially impair the consummation of the transactions contemplated hereby, the Company is not required to submit any notice, report or other filing to any Tribunal, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.5 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 20,000,000 shares of Company Common Stock of which 14,046,010 shares are issued and outstanding, (b) 4,000,000 shares of Company Common Stock have been reserved for issuance upon the exercise of outstanding Options, (c) 355,000 shares of Company Common Stock have been reserved for issuance upon exercise of outstanding Warrants, (d) 40,000 shares of Series D Preferred Stock of which 19,036 shares are issued and outstanding, (e) 250 shares of Series E Preferred Stock of which 125 shares are issued and outstanding, and (f) no shares of Company Capital Stock are held in treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. All of the issued shares of Company Capital Stock were issued, and to the extent purchased by the Company or



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



transferred, have been so purchased or transferred, in compliance with all applicable Legal Requirements, including federal and state securities laws, and any preemptive rights and any other statutory or contractual rights of any shareholders of the Company. Except for the Options and the Warrants, there are no subscriptions, options, warrants, rights (including "phantom" stock rights), convertible securities or other agreements or commitments (contingent or otherwise) of any character (written or oral) pursuant to which the Company is required to issue any shares of its Capital Stock or any securities convertible into or exchangeable for its Capital Stock, or is otherwise required to give any Person the right to receive any benefits or rights similar to any rights enjoyed by or accruing to the holders of shares of Company Capital Stock or any rights to participate in the equity or net income of the Company. SECTION 4.5 of the Disclosure Schedule sets forth the number and exercise price of all outstanding Options and Warrants. As of the Closing Date, there will be no outstanding subscriptions, options (other than the Options), warrants (other than the Warrants), rights or any other agreements or commitments of any kind or any convertible or exchangeable securities of the sort described in the immediately preceding sentence. Except as set forth on SECTION 4.5 of the Disclosure Schedule, there are not any shareholders' agreements, voting trusts or other agreements or understandings between or among shareholders or to which the Company is a party or by which it is bound with respect to the transfer or voting of any Capital Stock of the Company.

         4.6 SEC REPORTS AND FINANCIAL STATEMENTS. The Company has filed with the SEC, and has heretofore made available to CompuCom true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since June 30, 1995, under the Exchange Act or the 33 Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the "COMPANY SEC DOCUMENTS"). The Company SEC Documents, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the 33 Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Forms 10-Q and 8-K of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended.

         4.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available to the date of this Agreement (the "COMPANY FILED SEC DOCUMENTS"), and except as disclosed in the Company's financial statements dated as of June 30, 1997 audited by Ernst & Young LLP (the "COMPANY 1997 FINANCIAL STATEMENTS"), a copy of which has been delivered to CompuCom by the Company, since June 30, 1997, the Company has conducted its business only in the ordinary course, and there has not then, occurred or arisen any change in, or any event (including, without limitation, any damage, destruction or loss whether or not covered by insurance), condition or state of facts of any character that individually or in the aggregate has or may be expected to have a Material Adverse Effect.



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



         4.8 ABSENCE OF UNDISCLOSED LIABILITIES. Except as specifically reflected in the Company 1997 Financial Statements, there were as of the date of the Company 1997 Financial Statements no liabilities, Indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) against, relating to or affecting the Company that could, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in SECTION 4.8 of the Disclosure Schedule, since the date of the Company 1997 Financial Statements, the Company has not incurred any liabilities, Indebtedness or obligations (whether absolute or contingent, asserted or unasserted, due or to become due) other than liabilities, Indebtedness and obligations incurred after such date in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, have a Material Adverse Effect.

         4.9 ACCOUNTS RECEIVABLE. All Accounts Receivable existing as of the date hereof arose out of bona fide business transactions in the ordinary course of business consistent with past practices (including regular credit practices). To the best knowledge of the Company, adequate reserves have been accrued and maintained in the Company 1997 Financial Statements and in the financial statements of the Company included in the Form 10-Q of the Company filed with the SEC for the quarterly period ended December 31, 1997, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of the Company, and such reserves were established in a manner consistent with the Company's collection experience in prior years. Each Account Receivable constitutes a legal, valid and binding account receivable. To the best knowledge of the Company, the Accounts Receivable in the aggregate, net of reserves, are collectible in accordance with the Company's regular collection practices and without recourse to legal proceedings. The Company has furnished CompuCom with a true and complete copy of its Accounts Receivable Aging Report, dated March 31, 1998.

         4.10 TAX RETURNS. Except as set forth in SECTION 4.10 of the Disclosure Schedule, with respect to all reporting periods applicable to the Company ended on or before the date hereof, the Company has accurately prepared and timely filed all returns and reports required by law, and has paid (or made adequate provision on its books for the payment of) all Taxes, fees and assessments determined to be owed in accordance therewith, when due or within prior extensions of time. Except as set forth in SECTION 4.10 of the Disclosure Schedule, none of the Company's federal or state tax returns or reports for tax periods ending after 1991 has been or is currently being audited by any taxing authority. Except as set forth in SECTION 4.10 of the Disclosure Schedule, to the best knowledge of the Company, there is no audit threatened or proposed by any taxing authority. There are no outstanding agreements, waivers or other arrangements extending the period of limitation applicable to any claim for, or the period for the collection or assessment of, any Tax due from the Company. Except as set forth in SECTION 4.10 of the Disclosure Schedule, to the best knowledge of the Company, there are no actual or proposed Tax adjustments or assessments against the Company or any basis for any such assessment, and all Tax liabilities have either been paid or are adequately provided for on the books of the Company. No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company. The Company is not a party to, is not bound by and does not have any obligation under any Tax sharing agreement or similar arrangement. The Company has paid or is withholding and will pay when due to the proper taxing authorities all withholding amounts required to be withheld through the date hereof with respect to all Taxes on income, unemployment, social security or other similar programs or benefits with respect to salary and other compensation of directors, officers and employees of the Company.



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



         4.11 AGREEMENTS, CONTRACTS AND COMMITMENTS. SECTIONS 4.11(a) through 4.11(v) of the Disclosure Schedule, respectively, contain a true and complete list as of the date hereof of all material Contracts and other documents of the following types (for purposes of this SECTION 4.11, a Contract or other document described in subparagraphs (a) through (v) shall be deemed to be material if it meets the dollar threshold specified in the applicable subparagraph), written or oral, to which the Company is a party or by which the business or any of the assets of the Company are bound as of the date hereof (true and complete copies or, if none, written descriptions, of which have been provided or made available to CompuCom, together with all exhibits, amendments or modifications thereto):

                  (a) all notes, loans, credit agreements, letters of credit, mortgages, guarantees, surety or indemnification agreements, indentures, security agreements and other Contracts and instruments (i) relating to the borrowing of money by or on behalf of, or the extension of credit to, the Company, (ii) evidencing any Indebtedness or other liabilities of the Company or the guarantee by the Company of the Indebtedness or other liabilities of any other Person, or (iii) evidencing any keep-well or similar obligations of the Company with respect to any other Person;

                  (b) all Contracts or other instruments evidencing, creating or suffering to exist any Liens of any kind on the properties and assets of the Company;

                  (c) all licenses or permits from any Tribunal required to conduct the business of the Company as presently conducted;

                  (d) all employment, agency, consultation, severance and collective bargaining Contracts, including, without limitation, Contracts to employ, and other Contracts with, (i) any present officer, director, employee, agent, consultant or other similar representative of the Company or (ii) any former officer, director, employee, agent, consultant or similar representative of the Company that left the employ or engagement of the Company within the preceding 12 months and to whom the Company has any continuing payment obligations;

                  (e) all sales, agency, representatives, broker, finders, franchise, dealers or distributorship Contracts;

                  (f) all Contracts, orders or commitments for the purchase by the Company of raw materials, supplies, finished products or any other properties and assets (excluding inventory for resale) in an amount exceeding $50,000;

                  (g) all Contracts, orders or commitments for the disposition of or license, sale or lease to customers or any other Persons of products or services (including, without limitation, any item of Software and any related maintenance or support services) or any other properties or assets of the Company in an amount exceeding $100,000 individually or $500,000 in the aggregate, with specific designation of those Contracts, orders or commitments that are not evidenced by form Contracts previously provided to CompuCom;

                  (h) all noncompetition, nondisclosure, confidentiality and similar Contracts, other than those that were entered into in the ordinary course of business consistent with past practice which contain any covenant, provision or obligation limiting in any manner whatsoever (whether



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



during any particular period of time from and after the Closing Date, in certain geographic areas or otherwise) the ability of (i) the Company, or any of the employees of the Company, to engage in any line of business, to compete with any Person or to obtain from, or provide to, any Person any products or services or
(ii) any Person to compete with or provide products or services to the Company;

                  (i) all Contracts or commitments that provide for the provision of any goods, or the rendition of any services, to the Company and that are not terminable on notice of 30 days or less without penalty or premium other than customary maintenance agreements relating to computer equipment or Software used by the Company, the terms of which contain no liabilities (other than to pay for the maintenance services) or material obligations;

                  (j) all Contracts or commitments for capital expenditures relating to the business of the Company in an amount in excess of $25,000 for any single item;

                  (k) all partnership, joint venture, profit sharing or similar Contracts;

                  (l) all leases or subleases of real property used in the Company's business, operations and affairs, and all other leases, subleases or rental or use Contracts that involve a consideration or expenditure of more than $50,000 for the entire term thereof;

                  (m) all Contracts or arrangements (including, without limitation, those relating to allocations of expenses, personnel, services, equipment or facilities) between or among the Company on the one hand and any Affiliates of the Company on the other;

                  (n) all Contracts or commitments that involve a consideration or expenditure of more than $50,000 for the entire term thereof;

                  (o) all Contracts pursuant to which the Company may have granted, or agreed to grant, to another Person exclusive rights with respect to any goods or services, items of Software or territory;

                  (p) all outstanding proxies, powers of attorney or similar delegations of authority of the Company;

                  (q) all Contracts pursuant to which the Company may have granted, or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied), to another Person the right to sublicense or transfer any Software;

                  (r) all Contracts pursuant to which the Company or any of its Affiliates may have delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any source code to any Software (including, without limitation, any source code escrow Contract);



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



                  (s) all Contracts pursuant to which the Company or any of its Affiliates may have delivered to another Person, or granted or agreed to grant (whether or not any requirement such as the giving of notice, the lapse of time or the happening of any further condition, event or act has been satisfied) to another Person the rights to obtain, any Software "keys" allowing access to additional modules or programs of any Software;

                  (t) all performance bonds posted by the Company or any of its Affiliates;

                  (u) to the extent not required to be disclosed elsewhere in this SECTION 4.11, all Contracts not entered into in the ordinary course of business consistent with past practice;

                  (v) all Contracts and commitments requiring the Consent of, or the waiver by, any suppliers, distributors, customers, licensees, licensors, insurers or other Persons in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby on the part of the Company.

         Each Contract disclosed or required to be disclosed pursuant to any clause of SECTION 4.11 is in full force and effect, constitutes a legal, valid and binding obligation of the Company and, to the best knowledge of the Company, the other parties thereto, and is enforceable against each of them in accordance with its terms. Except for obtaining the Consents required under any of the Contracts set forth in SECTION 4.11(v) of the Disclosure Schedule, the terms of each such Contract allow the succession of the Company by the Surviving Corporation as party thereto (and on the Effective Time, the Surviving Corporation will so succeed the Company) pursuant to the transactions contemplated hereby without requiring any payment to any Person or any waiting period, payment of any charge, fee or expense or any notice to any Person, including, without limitation, any transfer fee, relicensing fee or other fee with respect to Software. Except in the case of any Contracts as to which Consent is required as disclosed in SECTION 4.11(v) of the Disclosure Schedule or as otherwise disclosed in SECTION 4.11 of the Disclosure Schedule, the enforceability of each Contract disclosed or required to be disclosed pursuant to any clause of SECTION 4.11, and the enjoyment of all the rights and benefits thereunder, will not be affected in any manner by the execution and delivery of this Agreement, the performance by the parties of their obligations hereunder and the consummation of the transactions contemplated hereby. Except as set forth in SECTION 4.11 of the Disclosure Schedule, neither the Company nor, to the best knowledge of the Company, any other party to any such Contract is in breach or default thereunder, no notice of default, defense, offset, counterclaim, termination, cancellation or acceleration has been received by any party thereto in connection therewith and, to the best knowledge of the Company, no event has occurred that would constitute a breach, violation or default or give rise to any right of offset, counterclaim, termination, cancellation or acceleration thereunder (with or without notice or lapse of time or both). The Company does not have any present expectation or intention of not fully performing any such Contract substantially in accordance with its terms. The Company does not know or have reason to know of any threat to cancel, or not to renew or extend, any such Contract by any party thereto. There are no material disputes with respect to any such Contract. The Company has furnished CompuCom with a true and complete list of all outstanding bids involving amounts exceeding $500,000 for new business or prospects submitted by the Company or any of its Affiliates.



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         4.12 INTELLECTUAL PROPERTY.

                  (a) GENERAL. (i) SECTION 4.12(a)(i) and SECTION 4.12(b)(i) of the Disclosure Schedule set forth a true and complete list of all items of Intellectual Property (A) which are owned by the Company and (B) which also are used or held for use in the business and operations of the Company (collectively, the "OWNED IP"), except for Trade Secrets and Miscellaneous Software Components. To the best knowledge of the Company, all trademark registrations and copyright registrations which are part of the Owned IP are in good standing, are valid and subsisting, and are in full force and effect in accordance with their terms; (ii) SECTION 4.12(a)(ii) and SECTION 4.12(b)(ii) of the Disclosure Schedule set forth a true and complete list of all items of Intellectual Property (A) which the Company does not own, but in which the Company has a right or rights (by license or otherwise), and (B) which also are used or held for use in the business and operations of the Company (collectively, the "NOT-OWNED IP"), except for Trade Secrets and Miscellaneous Software Components. The right of the Company to use the Not-Owned IP in the business and operations of the Company is solely evidenced by the written license agreements or other Contracts set forth in SECTION 4.12(a)(ii) and
SECTION 4.12(b)(ii) of the Disclosure Schedule; (iii) the development, license, use, sale, distribution and modification of the Owned IP by the Company in connection with the business and operations of the Company, and, to the best knowledge of the Company, the license, use, sale, distribution and modification of the Not-Owned IP by the Company in connection with the business and operations of the Company, has not infringed on or otherwise violated the rights of any other Person or constituted an unlawful disclosure, use or misappropriation of the right or rights of any other Person. The continued and future license, use, sale, distribution or modification of the Owned IP and the Not-Owned IP by the Surviving Corporation, shall not constitute an infringement or other violation of the rights of any other Person or constitute an unlawful disclosure, use or misappropriation of the right or rights of any other Person (other than to the extent resulting from material changes to the Owned IP or the Not-Owned IP, as the case may be, made by the Surviving Corporation or other Persons after the Closing Date). The Company is not in violation of, or in default (with or without notice or lapse of time or both) under, any Contract or other Legal Requirement relating to the Company IP; (iv) (A) There is no action, suit, inquiry, formal or informal complaint, investigation or other proceeding that is pending, or to the best knowledge of the Company, threatened, with respect to, (B) to the best knowledge of the Company, there is no presently existing factual basis that is reasonably likely to result in any action, suit, inquiry, formal or informal complaint, investigation or proceeding contesting, and (C) there is no outstanding Order concerning, (X) any right of the Company to develop, license, use, sell, distribute or modify the Owned IP or (Y) any right under a Contract or any other right of the Company to license, use, sell, distribute or modify the Not-Owned IP; (v) The Company has the right, which (subject to the expiration of copyrights and patents by operation of law or the loss of Trade Secrets as a result of actions taken by other Persons) is non-terminable and not subject to expiration or revocation, to develop, license, control or regulate the use of, sell, distribute and modify the Owned IP without any valid legal or equitable claim by, or payment or other obligation owing to, or Consent from, any Person. The Surviving Corporation will retain at the Effective Time all of such rights on the same basis and geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger; (vi) except as set forth in
SECTION 4.12(a)(vi) of the Disclosure Schedule (and subject only to the express terms of those Contracts that are referred to in SECTION 4.12(a)(ii) and SECTION 4.12(b)(ii) of the Disclosure Schedule to the extent that true and complete copies have been provided to CompuCom), the Company has the right, which is non-terminable and not subject to expiration or revocation, to license, use, sell,



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



distribute or modify the Not-Owned IP without any valid legal or equitable claim by, or payment or other obligation owing to, any other Person. The Surviving Corporation will retain at the Effective Time all of such rights on the same basis or geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger. SECTION 4.12(a)(vi) of the Disclosure Schedule sets forth a true, complete and correct list of all Consents required to permit the Surviving Corporation to license, use, sell, distribute and modify the Not-Owned IP on the same basis and geographic scope as that enjoyed by the Company immediately prior to the Effective Time, without any diminution or alteration as a result of the Merger; (vii) Except as set forth in SECTION 4.11(g) of the Disclosure Schedule, the Company has not granted or obligated itself to grant to any Person any outstanding license, option or other right to develop, license, sell, distribute or modify (including, without limitation, any rights under any source code escrow Contract) in any manner, in whole or in part, any of the Owned IP or Not-Owned IP. No Person has either asserted any right to develop, license, use, sell, distribute or modify the Owned IP except in accordance with a license or other Contract set forth in SECTION 4.11(g) of the Disclosure Schedule, or offered to grant the Company a license or any other right of use with respect to the Owned IP. The Company is under no obligation to compensate any Person for any development, license, use, sale, distribution or modification of any of the Owned IP. To the best knowledge of the Company, no Person, other than the Company, has either applied for any patent or registered any claim to copyright with respect to any part of the Owned Software; and (viii) to the best knowledge of the Company, (A) none of the Owned IP has been infringed by any Person, and
(B) none of the Owned IP is being used by any Person except pursuant to a Contract set forth in SECTION 4.11(g) of the Disclosure Schedule.

                  (b) SOFTWARE. (i) SECTION 4.12(b)(i) of the Disclosure Schedule sets forth a true and complete list of all items of Software other than Miscellaneous Software Components (A) which are owned by the Company and (B) which are also used or held for use or under development in the business and operations of the Company (the "OWNED SOFTWARE"). The Owned Software shall include without limitation all earlier or predecessor versions of any of such Software; (ii) SECTION 4.12(b)(ii) of the Disclosure Schedule sets forth a true and complete list of all items of Software other than Miscellaneous Software Components (A) which the Company does not own but in which the Company has a right or rights (by license or otherwise), and (B) which also are used or held for use in the business and operations of the Company, other than licenses for generally available commercial Software used on personal computers having an individual acquisition cost of $1,000 or less (the "NOT-OWNED SOFTWARE"); (iii) all Owned Software licensed to third parties (excluding, however, any Owned Software currently being tested at any beta site, defined as such in the applicable license Contract to the third parties) substantially conforms to all published specifications therefor and to all technical and other written materials provided by the Company to a licensee in connection with such Owned Software; (iv) to the best knowledge of the Company, the Owned Software contains no material operating defects and provides services and generates documentation that complies in all material respects with applicable Legal Requirements.

                  (c) DEVELOPMENT AND PROTECTION OF THE OWNED IP. (i) The Owned Software consists exclusively of (A) "works made for hire" as that term is used in Title 17 of the United States Code, and the Company is considered the author of each of such works, and (B) works developed by independent contractors or consultants engaged by the Company or a predecessor in interest to the Company which have assigned to the Company their entire right, title and interest in and to the work or works produced, including, without limitation, all copyright and other intellectual property



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rights therein pursuant to a valid and enforceable written Contract; (ii) the
Company has taken all reasonable measures to protect in all material respects the confidential and proprietary nature of the Trade Secrets and the source code, object code and access codes for the Owned Software and the Not-Owned Software (the "CONFIDENTIAL SOFTWARE"). All employees, agents, consultants, distributors and licensees of the Company who have had access to any of the Trade Secrets or Confidential Software (including, without limitation, any of the source code for the Owned Software) have been put on written notice of the confidential and proprietary nature of the Trade Secrets and the Confidential Software and have been required to enter into a written agreement ("CONFIDENTIALITY CONTRACT") with the Company acknowledging the confidential nature of and agreeing not to disclose the Trade Secrets or Confidential Software other than as permitted by such Confidentiality Contract. Each Confidentiality Contract is in full force and effect, constitutes a legal, valid and binding obligation of each such Person that is a party thereto, and is enforceable in accordance with its terms. The Trade Secrets and Confidential Software are not and have not been a part of the public knowledge or literature. The Company has not disclosed, divulged or otherwise provided access to any part of the source code for the Owned Software other than to Persons that have entered into written Confidentiality Contracts with the Company. To the best of knowledge of the Company, no Person that is a party to a Confidentiality Contract or a Contract relating to Intellectual Property with the Company is in breach or default thereunder; (iii) To the best knowledge of the Company, all Know-How material to the Software of the Company has been reduced to writing. Such descriptions explain such Know-How and enable its intended use by the Surviving Corporation. To the best knowledge of the Company, the Company has taken all reasonable measures to protect in all material respects the confidential and proprietary nature of the information related to the business strategy, finances, marketing plans or employees of the Company which has not been published and is not generally known to the public; (iv) to the best knowledge of the Company, no employee is in violation of any confidentiality Contract with any former employer or business associate. SECTION 4.12(c)(iv) of the Disclosure Schedule sets forth a list of all key employees who have signed Confidentiality Contracts with former employers or business associates.

         4.13 LITIGATION. Except as set forth in SECTION 4.13 of the Disclosure Schedule, there is no action, suit, inquiry, formal or informal complaint, investigation or other proceeding that is pending or, to the best knowledge of the Company, threatened, involving the Company, its properties or assets, or any of its directors, officers or agents (in their capacities as such), at law or in equity, in or before any Tribunal. To the best knowledge of the Company, there is no presently existing factual basis that is reasonably likely to result in any such action, suit, inquiry, formal or informal complaint, investigation or other proceeding.

         4.14 COMPLIANCE WITH LEGAL REQUIREMENTS.

                  (a) The Company is not in material violation of, or default under (or with or without notice or lapse of time or both, would be in violation of, or default under), and has not received any notice alleging any such violation or default under, any provision of its Certificate of Incorporation or Bylaws or any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which it is a party or by which any of its properties or assets are or may be bound. Except as set forth in SECTION 4.14(a) of the Disclosure Schedule, to the best knowledge of the Company, the Company is not, and has not been, in violation of, or default under (or with or without notice or lapse of time or both, would be in violation of, or default under), and



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has not received any notice alleging any such violation or default under, any provision of any Legal Requirement applicable to it or its properties or assets that could have a Material Adverse Effect.

                  (b) Without limiting the generality of SECTION 4.14(a), the Company has not received, and does not have any knowledge of any information which would indicate that the Company will or may receive, written notice from any Tribunal that the Company (i) does not possess all permits, licenses and other authorizations, or has not filed all environmental notices, which are required under applicable Environmental Laws, (ii) is in conflict with or in default or violation of any terms and conditions of the required permits, licenses and authorizations or of any notice filing requirements or (iii) is in conflict with or in default or violation of any Environmental Laws. There is not, and as of the Effective Time there will not be, any condition, event, fact, circumstance or other matter existing or occurring which does or reasonably may be expected to (x) interfere with, or prevent compliance or continued compliance with any Environmental Laws in connection with, the ownership, use or operation by the Company of any of its properties or assets, (y) require any reporting, assessment or remedial action of any kind under Environmental Laws in connection with the ownership, use or operation by the Company of any of its properties or assets or (z) give rise to any common law or legal liability under Environmental Laws, including, without limitation, CERCLA, or any similar Legal Requirements in connection with the ownership, use or operation by the Company of any of its properties or assets.

                  (c) The Company is in material compliance with and has complied with, in all material respects, the requirements of the Americans with Disabilities Act.

                  (d) The Company is not presently subject to any outstanding Order from any Tribunal under any Legal Requirement, nor is the Company subject to any outstanding claims, Liens, judicial or administrative proceedings or investigations arising under any Legal Requirement.

                  (e) To the best knowledge of the Company, there is no proposed Legal Requirement that could have a Material Adverse Effect.

         4.15 EMPLOYEE BENEFIT PLANS.

                  (a) SCHEDULE 4.15(a)(i) of the Disclosure Schedule hereto sets forth a true and complete list of: (i) all "EMPLOYEE BENEFIT PLANS" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other employee benefit arrangements or payroll practices (including, without limitation, severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation and stock purchase arrangements or policies) maintained by the Company or to which the Company contributes or is obligated to contribute with respect to employees of the Company (collectively, the "EMPLOYEE BENEFIT PLANS"), and, in a separate category, all Employee Benefit Plans which are "pension plans" (as defined in Section 3(2) of ERISA ("PENSION PLANS")). SECTION 4.15(a)(ii) of the Disclosure Schedule sets forth the name, title, current salary rate (including bonus and commissions), and current base salary rate of the 10 most highly compensated present employees of the Company. There is no trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with the Company under Section 414 of the Code. No Employee Benefit Plans cover persons employed outside of the United States. No Pension Plans are subject to Section 4063 or 4064 of ERISA (collectively, the



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"MULTIEMPLOYER PLANS"). No Employee Benefit Plans that are welfare plans as defined in Section 3(1) of ERISA provide benefits after termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense). No Employee Benefit Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

                  (b) Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code (collectively, the "QUALIFIED PLANS") so qualifies, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code. Any entity maintained or contributed to by the Company and which is intended to be an association described in Section 501(c)(9) of the Code is exempt from federal income Tax under Section 501(a) of the Code.

                  (c) To the best knowledge of the Company, all contributions and premiums required by law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

                  (d) There has been no "reportable event," as that term is defined in Section 4043 of ERISA and the regulations thereunder, with respect to any of the Qualified Plans which would require the giving of notice, or any event requiring notice to be provided, under Section 4063(a) of ERISA.

                  (e) There has been no violation of ERISA that could result in a material liability with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

                  (f) Except as set forth in SECTION 4.15(f) of the Disclosure Schedule, true and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable) have been delivered by the Company to CompuCom: (i) any plans and related trust documents, and all amendments thereto, (ii) the most recent Forms 5500 and schedules thereto, (iii) the most recent summary plan description, and (iv) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

                  (g) There are no pending Legal Proceedings which have been asserted or instituted against any Employee Benefit Plan, the assets of any such plan or the Company, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and there are no facts or circumstances which could form the basis for any such Legal Proceeding. Neither the Company nor to the best knowledge of the Company any fiduciary of any plan which is not a Multiemployer Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code.

                  (h) To the best knowledge of the Company, each of the Employee Benefit Plans has been maintained and administered, in all material respects, in accordance with its terms and all provisions of applicable Legal Requirements. To the best knowledge of the Company, all amendments and actions required to bring each of the Employee Benefit Plans into conformity with

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all of the applicable provisions of ERISA and other applicable Legal
Requirements have been made or taken except to the extent that such amendments or actions are not required by law to be made or taken until a date after the Closing Date and are disclosed in SCHEDULE 4.15(h) of the Disclosure Schedule.

                  (i) Each Employee Benefit Plan complies in all material respects with all applicable requirements of (i) the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder; (ii) Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder;
(iii) the health care continuation provisions of COBRA; and (iv) the Medicare Secondary Payor Provisions of Section 1862(b) of the Social Security Act.

                  (j) Except as set forth in SECTION 4.15(j) of the Disclosure Schedule, the Company is not a party to any agreement, contract or arrangement that would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                  (k) Except as set forth in SECTION 4.15(k) of the Disclosure Schedule, the Company will not have, by reason of the transaction contemplated by this Agreement, any obligation to make any payment to any employee pursuant to any Employee Benefit Plan.

         4.16 ABSENCE OF LABOR DIFFICULTIES. The Company is not a party to any labor union or collective bargaining agreement. There is no labor union or organizing activity pending or, to the best knowledge of the Company, threatened with respect to the Company or its business. To the best knowledge of the Company, the Company is not engaged in any unfair labor practice. There is no unfair labor practice complaint against the Company pending before the National Labor Relations Board or any other agency. There is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against or involving the Company. No grievance or other labor dispute or proceeding or any arbitration proceeding arising out of or under any collective bargaining or other employee agreement is pending or, to the best knowledge of the Company, threatened against the Company. The Company is not aware of any other actual or potential labor problem which could have a Material Adverse Effect.

         4.17 CUSTOMERS. SECTION 4.17 of the Disclosure Schedule sets forth each customer or group of affiliated customers accounting for 5% or more of the revenue of the Company during the twelve-month period ended February 28, 1998. Except as disclosed in SECTION 4.17 of the Disclosure Schedule, no customer or group of affiliated customers listed in SECTION 4.17 of the Disclosure Schedule has terminated or, to the best knowledge of the Company, has, in writing or by an express oral statement, threatened to terminate or advised it will terminate its relationship with the Company.

         4.18 ASSETS NECESSARY TO BUSINESS. The properties and assets owned or leased by the Company (all of which, after the Effective Time, will be owned or leased by the Surviving Corporation) are sufficient to carry on the business and operations currently conducted by the Company. Except as set forth in SECTION
4.18 of the Disclosure Schedule, all such properties and assets are fit for the purposes for which they are presently being used in the business and operations of the Company and are in good operating condition and repair. Except as set forth in SECTION 4.18 of the Disclosure Schedule, the transactions contemplated hereby will not deprive the Company (or, after the Effective Time, the Surviving Corporation) of the benefits of any properties or assets used, or available for use, in its business or operations or of the benefits of any rights relating thereto

(whether by reason of a violation of the terms of any Contract or commitment or a failure to obtain any Consent from any Tribunal or any other Person or for any other cause) or the imposition of any liabilities on the Company or any other Person.

         4.19 LICENSES AND PERMITS.

                  (a) Except as set forth in SECTION 4.19(a) of the Disclosure Schedule, the Company owns or validly holds all material licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments that are required by any Legal Requirement in connection with the conduct of the business and operations of the Company as currently conducted.

                  (b) All such licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments are valid, binding and in full force and effect, and to the best knowledge of the Company, no proceeding is pending or, to the best knowledge of the Company, threatened for the revocation of any such license, franchise, privilege, permit, Consent, exemption, certificate, registration, order or similar document or instrument, and to the best knowledge of the Company, there are no presently existing factual bases therefor that are reasonably likely to result in any such revocation.

                  (c) All such licenses, franchises, privileges, Consents, exemptions, certificates, registrations, orders and similar documents and instruments will, upon consummation of the transactions contemplated by this Agreement, be valid, binding and in full force and effect on identical terms and conditions, which terms and conditions will, upon consummation of the transactions contemplated by this Agreement, permit the conduct of the business and operations of the Company, in substantially the same manner as prior to the date hereof.

         4.20 TITLE TO PROPERTIES. Except as provided pursuant to the express provisions of the Contracts set forth in SECTION 4.11(b) of the Disclosure Schedule, the Company has good, valid and indefeasible title to all properties and assets owned by it and valid leasehold or license interests in all properties and assets leased by it (whether real, personal or mixed), in each case free and clear of all Liens of any kind. As of the date hereof, the Company does not own in fee simple any real property used, or available for use, in its business or operations. All leases of properties or assets (whether real, personal or mixed) used by the Company in its business and operations are valid, subsisting and effective in accordance with their terms and the Company enjoys peaceful possession of all such properties and assets. All improvements and fixtures constituting a part of any real property leased by the Company are in good operating condition and repair and are suitable for their current uses. To the best knowledge of the Company, no improvement constituting a part of such real property encroaches upon any real property of any other Person.

         4.21 INSURANCE. The properties and assets of the Company that are of an insurable character are insured against loss or damage by fire or other risks.
SCHEDULE 4.21 of the Disclosure Schedule sets forth a true and complete description of the policies of insurance presently in force, specifying with respect to each such policy the name of the insurer, type of coverage, term of policy, deductible amount, limits of liability and annual premium. All such insurance is in full force and effect and is maintained with reputable insurance companies and associations. To the best knowledge of the Company, there are no circumstances existing that would enable such insurers to avoid liability under the policies issued by them. There are no Persons other than the Company having an interest under such policies. All such policies are in full force and effect, and the Company has received no notice of cancellation or termination with respect to any such policy. Premiums in respect of each such insurance policy are fully paid to the date hereof. The insurance coverage provided by such policies of insurance will not in any respect be affected by, and will not terminate or lapse by reason of, the transactions contemplated by this Agreement. At no time since January 1, 1995 has any insurance company or association canceled or reduced any insurance coverage covering any of the properties or assets of the Company or given any notice or other indication of its intention to cancel or reduce any such coverage. The loss of any properties or assets of the Company not covered by insurance would not have a Material Adverse Effect.

         4.22 BOOKS AND RECORDS. The minute books and records of the Company contain a true, complete and correct record of all actions taken at all meetings and by all written consents in lieu of meetings of the Board of Directors, or any committees thereof, and shareholders of the Company. To the best knowledge of the Company, the stock ledger and related stock transfer records of the Company contain a true, complete and correct record of the original issuance, transfer and other capitalization matters of the capital stock of the Company. The accounting, financial reporting, tax and business books and records of the Company (a) accurately and fairly reflect in all material respects the business and condition of the Company and the transactions and the assets and liabilities of the Company with respect thereto, and (b) have been maintained in all material aspects in accordance with good business and bookkeeping practices. Without limiting the generality of the foregoing, the Company has not engaged in any transaction with respect to its business or operations, maintained any bank account therefor or used any funds of the Company in the conduct thereof except for transactions, bank accounts and funds that have been and are reflected in the normally maintained books and records of the business.

         4.23 ABSENCE OF CERTAIN BUSINESS PRACTICES. To the best knowledge of the Company, neither the Company nor any of its Affiliates, directors, officers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) that (i) could subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not given in the past, could have had a Material Adverse Effect.

         4.24 BANK ACCOUNTS. SECTION 4.24 of the Disclosure Schedule sets forth a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company authorized to transact business with respect thereto.

         4.25 DEFAULT. Since January 1, 1995, no Indebtedness of the Company has been the subject of a notice of acceleration of the maturity of such Indebtedness. The Company is not in default under Indebtedness such as would permit the acceleration thereof.

         4.26 NO SUBSIDIARIES. Except as set forth in SECTION 4.26 of the Disclosure Schedule, the Company has no subsidiaries and does not control (directly or indirectly, through the ownership of



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securities, by Contract, by proxy, alone or in combination with others, or otherwise) any corporation, partnership, business organization or other Person. The Company does not have any equity interest in any Person.

         4.27 NO BROKER'S OR FINDER'S FEES. No broker, investment banker, financial advisor or other person, other than J.C. Bradford & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of the Company.

         4.28 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of J.C. Bradford & Co. to the effect that, as of that date, the consideration to be received in the Merger or pursuant to the Stock Purchase Agreement by the holders of Company Common Stock is fair from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to CompuCom.

         4.29 INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement, will, at the time the Information Statement is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CompuCom or the CompuCom Subsidiary specifically for inclusion or incorporation by reference therein.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                     OF COMPUCOM AND THE COMPUCOM SUBSIDIARY

         CompuCom and the CompuCom Subsidiary, jointly and severally, hereby represent and warrant to the Company as follows:

         5.1 ORGANIZATION, STANDING, ETC., OF COMPUCOM. CompuCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. CompuCom has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

         5.2 ORGANIZATION, STANDING, ETC., OF COMPUCOM SUBSIDIARY.

                  (a) The CompuCom Subsidiary is a newly formed corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The CompuCom Subsidiary has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

                  (b) At the Effective Time, the duly authorized capital stock of the CompuCom Subsidiary will consist of 1,000 shares of common stock, $.001 value, 1,000 shares of which will be validly issued, fully paid and nonassessable and owned of record and beneficially by CompuCom. There are no outstanding options, warrants or other rights to subscribe for or purchase capital stock (or securities convertible into or exchangeable for capital stock) of the CompuCom Subsidiary. The CompuCom Subsidiary has not engaged in any activities other than as contemplated by the terms of this Agreement.

         5.3 AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement and the performance of each of CompuCom and the CompuCom Subsidiary of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CompuCom and the CompuCom Subsidiary. This Agreement has been duly and validly executed and delivered by each of CompuCom and the CompuCom Subsidiary and constitutes a legal, valid and binding agreement of each of CompuCom and the CompuCom Subsidiary enforceable against CompuCom and the CompuCom Subsidiary, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company.

         5.4      ABSENCE OF CONFLICTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) The execution and delivery by each of CompuCom and the CompuCom Subsidiary of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Articles of Incorporation of CompuCom or the CompuCom Subsidiary, as applicable, or the Bylaws of CompuCom or the CompuCom Subsidiary, each as amended to date; (ii) conflict with, result in any violation or breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, Contract or other instrument to which CompuCom or the CompuCom Subsidiary is a party or by which any of their respective properties or assets are or may be bound; (iii) violate any term of any Legal Requirement applicable to CompuCom or the CompuCom Subsidiary or their respective properties or assets; or (iv) result in the creation of, or impose on CompuCom or the CompuCom Subsidiary the obligation to create, any Lien upon any properties or assets of CompuCom or the CompuCom Subsidiary.

                  (b) Except for applicable requirements, if any, of the 33 Act, the Exchange Act, the premerger notification requirements of the HSR Act, the Nasdaq SmallCap Market, the filing and recordation of appropriate merger documents as required by the DGCL, filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on CompuCom or prevent or materially impair the consummation of the transactions contemplated hereby, CompuCom is not required to submit any notice, report or other filing to any Tribunal, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         5.5 FINANCING. CompuCom possesses, or has access to, all funds necessary to pay the Consideration and related fees and expenses, and has the financial capacity to perform its other obligations under this Agreement. Upon the terms and subject to the conditions of this Agreement, CompuCom will pay, or cause the CompuCom Subsidiary to pay, the Consideration.

         5.6 INFORMATION SUPPLIED. None of the information supplied or to be supplied by CompuCom or the CompuCom Subsidiary specifically for inclusion or incorporation by reference in the Information Statement will, at the time the Information Statement is first mailed to the Company's shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

         The Company covenants and agrees with CompuCom or the CompuCom Subsidiary that, at all times before the Closing, the Company at its expense will comply with all covenants and provisions of this ARTICLE VI, except to the extent otherwise expressly required or permitted by this Agreement.

         6.1 INVESTIGATIONS. The Company will provide CompuCom and CompuCom's counsel, accountants and other representatives and agents with reasonable access, upon prior notice and during normal business hours, to all facilities, officers, directors, employees, agents, accountants, actuaries, assets, properties, books and records of the Company and will furnish CompuCom with such financial and operating data and other information with respect to the business and properties of the Company or the transactions contemplated hereby as CompuCom shall from time to time request; PROVIDED, HOWEVER, that such investigation (a) shall be conducted in such manner as not to interfere unreasonably with the operation of the business of the Company, and (b) shall not affect any of the representations and warranties hereunder. The Company will also provide CompuCom with timely notice of and access to minutes of all meetings (and all actions by written consent in lieu thereof) of the board of directors, or any committee thereof, and shareholders of the Company. In the event of termination of this Agreement, CompuCom will return or cause to be returned to the Company all documents and other material obtained from the Company in connection with the transactions contemplated hereby and will keep confidential any such information unless such information is ascertainable from public or published information or is required to be disclosed by applicable Legal Requirements.



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



         6.2 OPERATION OF THE COMPANY. The Company will carry on its business solely in the usual and ordinary course consistent with past practice. Without limiting the generality of the foregoing:

                  (a) The Company will not, without the prior written consent of
CompuCom: (i) authorize, issue or commit to issue any shares of its capital stock of any class (whether or not from treasury stock) or other equity interests in the Company, except for the issuance of shares of Company Common Stock upon the exercise of, and in accordance with, the Options and Warrants;
(ii) split up, combine or reclassify any of its capital stock or other equity interests in the Company; (iii) grant, commit to grant, issue or commit to issue any options, warrants or other rights (including Options or Warrants) to subscribe for or purchase any shares of its Capital Stock, other equity interests in the Company or any security directly or indirectly convertible into or exchangeable for, or which in any manner confers upon the holder thereof the right to acquire, any shares of any class of its Capital Stock or other equity securities; (iv) purchase, redeem or otherwise acquire any shares of its Capital Stock of any class or any equity interests in the Company, or any interest in or right to acquire any such shares or other equity interests in the Company; (v) declare, set aside for payment or pay any dividend on, or make any other distribution or payment with respect to, any share of its Capital Stock of any class or any other equity interests; (vi) grant or pay any increase in the salaries or other compensation (including, without limitation, perquisites) of any of its officers or directors, grant or pay any bonus to any of its officers or directors, enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any of its officers or directors, take any action to institute any new severance or termination pay practices with respect to any of its officers or directors, or increase the benefits payable under its severance or termination pay practices applicable to officers or directors; (vii) grant or pay any increase in the salaries or other compensation (including, without limitation, perquisites) of any of its employees, agents or consultants other than in the ordinary course of business consistent with past practice, grant or pay any bonus to any of its employees, agents or consultants other than in the ordinary course of business consistent with past practice, enter into any employment agreement or make any loan to or enter into any material transaction of any other nature with any of its employees, agents or consultants, take any action to institute any new severance or termination pay practices with respect to any of its employees, agents or consultants, or increase the benefits payable under its severance or termination pay practices applicable to its employees; (viii) enter into any stay pay packages with any of its officers or employees providing for the expenditure of $10,000 individually or $100,000 in the aggregate; (ix) grant any increase in the pension, retirement or other employment benefits of any character of, or grant any new benefits to, any of its officers, directors, or employees other than benefits to new employees no greater than those provided to existing employees, or, other than as contemplated by SECTION 4.6 or SECTION 8.2(i), amend or terminate, partially or completely, any Plan described in SECTION 4.15; (x) create, incur, assume, guarantee, endorse, refinance, modify, extend, renew or otherwise become liable for (a) any debt, obligation or other liability for money borrowed except pursuant to existing or planned lines of credit disclosed in SECTION 4.11(a) of the Disclosure Schedule or (b) any other debt, obligation or other liability, except in the ordinary course of business consistent with past practice or cancel, pay, agree to cancel or pay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, any debt, obligation or other liability, or waive, cancel or compromise any right to



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receive any direct or indirect payment or other benefit under any debt, obligation or other liability owing to the Company, except as otherwise contemplated hereby or in the ordinary course of business consistent with past practice; (xi) dispose of or assign any of its material fixed or internal use assets or properties or permit any of its assets and properties to be subjected to any Liens or sell any part of its operations or business to any other Person;
(xii) enter into any lease or contract for the purchase or sale of any real property, or enter into any material lease or contract for the purchase or sale of any personal property, except in the ordinary course of business consistent with past practice, or terminate, modify, assign, release, relinquish or waive any right of the Company under any existing real property lease, or increase its obligations under real property leases, except in accordance with the express terms of existing real property leases listed in SECTION 4.11(l) of the Disclosure Schedule; (xiii) fail to maintain all equipment and other assets and properties in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear; (xiv) change or remove (x) the independent certified public accountants for the Company, (y) any material operational, financial reporting accounting practice or policy or any assumption underlying such a practice or policy, or
(z) any method of calculating any bad debt, contingency or other reserve for financial reporting purposes or for other accounting purposes; (xv) except as set forth in SECTION 6.2(a)(xiii) of the Disclosure Schedule pursuant to documentation to which CompuCom consents in writing in advance, amend, modify or repeal, or propose to do, or permit or consent to any amendment, modification or repeal of its Certificate of Incorporation or Bylaws or take any action with respect to such action; (xvi) license any of its technology, Intellectual Property or Software except in the ordinary course of business consistent with past practice; (xvii) (A) merge, consolidate or otherwise combine or agree to merge, consolidate or otherwise combine with any other Person, (B) acquire all or substantially all, or a portion of all, the assets, capital stock or other equity securities of any other Person, or any business division of any other Person or (C) otherwise organize or acquire control or ownership of any other Person; (xviii) except as set forth in SECTION 6.2(a)(xvi) of the Disclosure Schedule, violate, breach or default, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation, breach or default under, any term or provision of any Contract to which the Company is a party or by which any of its properties or assets is or may be bound and as to which such violation, breach or default could affect the validity or enforceability of this Agreement or any of the transactions contemplated hereby or, individually or in the aggregate, has or could have a Material Adverse Effect; (xix) delay or postpone beyond normal past practice the payment of any material account payable or other debt, obligation or other liability; (xx) permit any increase in its aggregate obligations under operating leases involving personal property having a fair market value in excess of $25,000; (xxi) permit any increase in its aggregate obligations under capital leases involving assets having a fair market value in excess of $25,000; (xxii) except as disclosed in SECTION 4.11(j) of the Disclosure Schedule, make any capital expenditure in excess of $5,000 or make capital expenditures in excess of $25,000 in the aggregate; (xxiii) enter into, or become obligated under, any Contract, or change, amend, terminate or otherwise modify any Contract, except for customer Contracts and other normal purchase, sale and license agreements and commitments that are entered into in the ordinary course of business consistent with past practice; (xxiv) enter into, directly or indirectly, any transaction or permit to exist any transaction, with any Affiliate of the Company; or (xxv) buy additional inventory pursuant to any vendor inventory buy-in program.

                  (b) The Company will promptly advise CompuCom in writing of the commencement or threat of any claim, litigation, action, suit, inquiry or proceeding involving the Company, its properties or assets, or any of its directors, officers or agents (in their capacities as such).

                  (c) The Company shall furnish CompuCom with a copy of all amendments to the Company's Annual Report on Form 10-K, filed with the SEC for the year ended June 30, 1997 (the "COMPANY 10-K") and of any other form filed with the SEC under the Exchange Act from the date of filing of the Company 10-K to the Effective Time of the Merger.

                  (d) The Company will use its best efforts to (i) preserve intact its present business organization, reputation and customer relations,
(ii) keep available the services of its present officers, directors, employees, agents, consultants and other similar representatives, (iii) maintain all its licenses, qualifications and authorizations to do business in each jurisdiction in which it is so licensed, qualified or authorized, (iv) maintain in full force and effect all contracts, documents and arrangements referred to in SECTION 4.11, and (v) continue all current marketing and selling activities relating to the business, operations or affairs of the Company.

                  (e) The Company will comply, in all material respects, with all Legal Requirements applicable to its business, operations or affairs.

         6.3 NO SOLICITATION.

                  (a) The Company and its officers, directors, employees, representatives and agents shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). The Company shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; PROVIDED, HOWEVER, that if, at any time prior to the acceptance for payment of shares of the Company Capital Stock pursuant to the Merger, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to an unsolicited Takeover Proposal, and subject to compliance with SECTION 6.3(c), (A) furnish information with respect to the Company to any Person pursuant to a confidentiality agreement in a form approved by the Company and CompuCom (such approval not to be unreasonably withheld) and (B) participate in negotiations regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any director or executive officer of the Company or any investment banker, financial advisor, attorney, accountant or other representative of the Company, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this SECTION 6.3(a) by the Company. For purposes of this Agreement, "TAKEOVER PROPOSAL" means any inquiry, proposal or offer from

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any Person relating to any direct or indirect acquisition or purchase of twenty percent or more of the assets of the Company or twenty percent or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning twenty percent or more of any class of equity securities of the Company, any merger, consolidation, business combination, sale of substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to dilute materially the benefits to CompuCom of the transactions contemplated hereby.

                  (b) Except as set forth in this SECTION 6.3, neither the Board of the Directors of the Company nor any committee thereof shall (i) withdraw or modify or propose to withdraw or modify, in a manner adverse to CompuCom, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) cause the Company to enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, in the event that prior to the Merger, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's shareholder under applicable law, the Board of Directors of the Company may (subject to the other provisions of this SECTION 6.3) withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend a Superior Proposal (as defined below), cause the Company to enter into an agreement with respect to a Superior Proposal or terminate this Agreement, but in each case only at a time that is after the second business day following CompuCom's receipt of written notice (a "NOTICE OF SUPERIOR PROPOSAL") advising CompuCom that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal. In the event that a Notice of Superior Proposal is delivered and any material term or condition of the Superior Proposal described therein is subsequently changed, the Company shall deliver a supplemental Notice of Superior Proposal describing such change and may withdraw or modify its approval or recommendation of this Agreement and the Merger, approve or recommend the modified Superior Proposal or cause the Company to enter into an agreement with respect to the modified Superior Proposal only at a time that is after the second business day following CompuCom's receipt of the supplemental Notice of Superior Proposal. In addition, if the Company proposes to enter into an Agreement with respect to any Takeover Proposal, it shall concurrently with entering into such agreement pay, or cause to be paid to CompuCom (x) the Termination Fee (as defined in SECTION 9.5) and
(y) any Indebtedness owed to CompuCom with respect to product sold or services provided by CompuCom to the Company or supplied or provided by CompuCom to any of the Company's customers at the request of the Company. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means any bonafide proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than fifty percent of the shares of the Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation including, without limitation, J.C. Bradford & Co.) to be more favorable to the Company's shareholders than the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this SECTION 6.3, the Company shall immediately advise CompuCom orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the Person making such request or Takeover Proposal. The Company will keep CompuCom fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal.

                  (d) Nothing contained in this SECTION 6.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to the Company's shareholders under applicable law; PROVIDED, HOWEVER, neither the Company nor its Board of Directors nor any committee thereof shall, except as permitted by SECTION 6.3(b), withdraw or modify, or propose to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

         6.4 BOARD APPROVAL, FAIRNESS OPINION, SHAREHOLDER APPROVAL AND INFORMATION STATEMENT.

                  (a) The Company hereby approves of and consents to the Merger and represents that the Board of Directors of the Company, at a meeting duly called and held, duly adopted resolutions approving this Agreement and the Merger, determining that the terms of the Merger are fair to, and in the best interest of, the Company's shareholders and recommending that the Company's shareholders approve and adopt this Agreement. The Company represents that its Board of Directors has received the opinion of J.C. Bradford & Co. that the proposed consideration to be received by the holders of the Company Common Stock pursuant to the Merger or the Stock Purchase Agreement is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to CompuCom.

                  (b) The Company will, through its Board of Directors, recommend to its shareholders that the shareholders vote in favor of, or otherwise consent to, the approval of this Agreement, the Merger and the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this SECTION 6.4(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) the withdraw or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company will use its best efforts to obtain a written consent in lieu of a meeting of the Selling Shareholders approving the Merger under the terms of the Stock Purchase Agreement (the "SHAREHOLDERS' WRITTEN CONSENT") on terms that comply with Section 228 of the DGCL.

                  (c) The Company will, at CompuCom's request, as soon as practicable, prepare and file a preliminary Information Statement with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the Information Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. CompuCom and its counsel shall be given reasonable opportunity to review and comment upon the Information Statement prior to its filing with the SEC or dissemination to shareholders of the Company. The Company will notify CompuCom promptly of the receipt of any comments from the SEC or its staff and of any requests by the SEC or its staff for amendments or supplements to the Information Statement or for additional information and will supply CompuCom with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Information Statement or the Merger. Each of the Company, CompuCom and the CompuCom Subsidiary agrees promptly to correct any information provided by it for use in the Information Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Information Statement and to cause the Information Statement as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. If at any time prior to the effective date of the Shareholders' Written Consent there shall occur any event that should be set forth in an amendment or supplement to the Information Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. The Company will not mail any Information Statement, or any amendment or supplement thereto, to which CompuCom reasonably objects.

         6.5 CONSENTS. The Company shall use its best efforts to obtain the Consent of each Person listed in SECTION 4.11(v) of the Disclosure Schedule, each of whose Consent is required in connection with the execution, delivery or performance of this Agreement.

         6.6 FINANCIAL STATEMENTS AND REPORTS.

                  (a) As promptly as practicable after each calendar month ending between the date hereof and the Closing Date, but in no event later than 30 days after the end of each such month, the Company will deliver to CompuCom true and correct copies of the unaudited financial statements (including a balance sheet, a statement of operations and changes in shareholders' equity and cash flows) of the Company as of and for the month then ended, prepared in accordance with GAAP and which shall present fairly the financial condition and assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company as of the end of such month and the results of operations of the Company for and during the period then ended, subject to normal and recurring year-end audit and quarter-end adjustments.

                  (b) As promptly as practicable, the Company will deliver to CompuCom true and complete copies of such other material financial statements, reports or analyses as may be prepared or received by the Company and as relate to the Company's business and operations, and such other information with respect to the foregoing as CompuCom reasonably may request, including, without limitation, normal internal reports and special reports (such as those of consultants).

         6.7 NOTICE AND CURE. The Company will notify CompuCom promptly in writing of, and contemporaneously will provide CompuCom with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance that results in or will result in any covenant or agreement of the Company under this Agreement being breached, or that renders or will render untrue any representation or warranty of the Company contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. The Company will use its best efforts to cure, at the earliest practicable date and prior to the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, whether occurring or arising before or after the date of this Agreement.

         6.8 BEST EFFORTS AND CONSENTS. Subject to the terms and conditions herein provided, the Company shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement, and to satisfy the conditions to Closing and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of the Company that are necessary or desirable to effect the Merger and the transactions contemplated hereby. Such best efforts shall include efforts to cooperate with CompuCom to, as promptly as practicable, make any filings required pursuant to the HSR Act and to promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of the HSR Act.

         6.9 AGREEMENTS AND COVENANTS. The Company shall not make any commitment, either in writing or orally, which would violate any of the provisions set forth in this ARTICLE VI.

                                   ARTICLE VII

                COVENANTS OF COMPUCOM AND THE COMPUCOM SUBSIDIARY

         CompuCom covenants and agrees with the Company that, at all times before the Closing, CompuCom at its expense will comply with all covenants and provisions of this ARTICLE VII, except to the extent otherwise expressly required or permitted by this Agreement.

         7.1 CONDUCT OF BUSINESS OF THE COMPUCOM SUBSIDIARY. During the period from the date of this Agreement to the Effective Time, the CompuCom Subsidiary shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

         7.2 OBLIGATION OF COMPUCOM TO MAKE MERGER EFFECTIVE AND THE COMPUCOM SUBSIDIARY'S SHAREHOLDER CONSENT. CompuCom shall cause the CompuCom Subsidiary to take all



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



actions necessary on its part to carry out the transactions contemplated hereby. CompuCom, as the sole shareholder of the CompuCom Subsidiary, will consent in writing to the approval of this Agreement and the Merger in accordance with the DGCL.

         7.3 NOTICE AND CURE. CompuCom will notify the Company promptly in writing of, and contemporaneously will provide the Company with true and complete copies of any and all information or documents relating to, and will use its best efforts to cure before the Effective Time, any event, transaction or circumstance occurring after the date of this Agreement that results in or will result in any covenant or agreement of CompuCom under this Agreement to be breached, or that renders or will render untrue any representation or warranty of CompuCom contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. CompuCom also will use its best efforts to cure, at the earliest practicable date and before the Effective Time, any violation or breach of any representation, warranty, covenant or agreement made by it in this Agreement, whether occurring or arising before or after the date of this Agreement.

         7.4 BEST EFFORTS AND CONSENTS. Subject to the terms and conditions herein provided, CompuCom shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements and otherwise to consummate and make effective the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary actions or non-actions, extensions, waivers, Consents, Licenses and clearances and to effect all registrations, filings and notices with, to or from other Persons or Tribunals required of CompuCom or the CompuCom Subsidiary that are necessary or desirable to effect the Merger and the transactions contemplated hereby. Such best efforts shall include efforts to cooperate with the Company to, as promptly as practicable, make any filings required pursuant to the HSR Act and to promptly and diligently provide any additional information required or reasonably requested in order to comply with the requirements of the HSR Act.

         7.5 INFORMATION FOR INFORMATION STATEMENT FOR THE COMPANY'S SHAREHOLDERS. CompuCom will furnish to the Company such data and information relating to it as the Company may reasonably request for the purpose of including such data and information in the Information Statement.

                                  ARTICLE VIII

                                   CONDITIONS

         8.1 GENERAL CONDITIONS. Notwithstanding any other provisions of this Agreement, the obligations of all of the parties hereto to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) SELLING SHAREHOLDER APPROVAL. The Selling Shareholders shall have executed a consent pursuant to the provisions of Section 228 of the DGCL in lieu of a meeting of the holders of the Company Common Stock.



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



                  (b) HSR ACT WAITING PERIOD EXPIRED. All applicable waiting periods specified under the HSR Act with respect to the transactions provided for in this Agreement shall have expired or been terminated.

                  (c) NO VIOLATIONS OR PROCEEDINGS. Consummation of the Merger shall not violate any Order of any Tribunal having competent jurisdiction, and no action or proceeding shall have been instituted by any Person or threatened by any Tribunal which, in either such case, in the good faith judgment of either CompuCom or the Company has a reasonable probability of resulting in an Order, restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement or the ownership and operation by CompuCom after the Effective Time of the Surviving Corporation or all of the material assets and business of the Company.

                  (d) FAIRNESS OPINION. The Company shall have received the opinion of J.C. Bradford & Co. to the effect that the consideration to be paid to the holders of Company Common Stock pursuant to the Stock Purchase Agreement and the Merger is fair from a financial point of view.

                  (e) INFORMATION STATEMENT. The Information Statement shall have been sent to the shareholders of the Company other than the Selling Shareholders as required pursuant to Rule 14c-2 of under the Exchange Act and twenty days shall have expired since the Information Statement was sent to such shareholders.

         8.2 CONDITIONS TO THE OBLIGATION OF COMPUCOM AND THE COMPUCOM SUBSIDIARY. Notwithstanding any other provisions of this Agreement (including, without limitation SECTION 2.2), the obligations of CompuCom and the CompuCom Subsidiary to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) PURCHASE OF SHARES UNDER STOCK PURCHASE AGREEMENT. CompuCom shall have determined, to its reasonable satisfaction, that all of the conditions to the closing set forth in the Stock Purchase Agreement, including but not limited to those established in SECTION 5.2 of the Stock Purchase Agreement, have been satisfied and the parties to the Stock Purchase Agreement are ready, willing and able to close the transactions contemplated by the Stock Purchase Agreement simultaneous with the Closing of the Merger.

                  (b) REPRESENTATIVES AND WARRANTIES TRUE AND CORRECT. The representations and warranties of the Company that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

                  (c) SATISFACTION OF OBLIGATIONS. The Company shall have performed in all material respects its material obligations, and shall have complied in all material respects with its material covenants and agreements, under this Agreement.

                  (d) NO MATERIAL ADVERSE CHANGE. CompuCom shall have completed its examination of the financial condition, properties and business of the Company and such examination shall not have revealed the existence of any fact, matter, claim (whether existing prior to the date of this Agreement or arising after the date hereof) or circumstance not previously disclosed by the Company to CompuCom which, in CompuCom's judgment materially and adversely affects the Company including, without limitation, (i) that the Company's business has been conducted other than in the ordinary course from July 1, 1997 to the Closing,
(ii) that since such date, the Company has not increased the compensation of its employees except in the ordinary course of business consistent with past practices, (iii) that since such date, the Company has not paid dividends in excess of $110,000 to its shareholders or (iv) that since such date, the Company has not increased its indebtedness for borrowed money except in the ordinary course of business consistent with past practices or (v) that since such date, the Company has not paid bonuses to its employees except in the ordinary course of business consistent with past practices.

                  (e) SEVERANCE OBLIGATIONS. At least five days prior to the Closing, the Company shall have entered into agreements with each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney to whom it has severance payment obligations if such individual's employment with the Company is terminated after Closing to accept an aggregate of not more than $550,000 in full satisfaction of all severance obligations owing to such individuals.

                  (f) TERMINATION OF CREDIT FACILITY. At least five days prior to the Closing, the Company shall have received confirmation that any prepayment or other fees owing to Congress as a result of the termination of the Company's credit facility with Congress shall not exceed $700,000.

                  (g) AGREEMENT WITH J.C. BRADFORD & CO. At least five days prior to the Closing, the Company shall have received the written agreement of
J. C. Bradford & Co. that its fee in connection with the consummation of the Merger and the transactions provided for in the Stock Purchase Agreement shall not exceed $195,000.

                  (h) AGREEMENT WITH CURRENT EXCHANGE. At least five days prior to the Closing, the Company shall have entered into an agreement with Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("CURRENT EXCHANGE") providing for the Company to pay an amount not to exceed $500,000 to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00.

                  (i) COMPANY PROFIT SHARING PLAN. The Company shall take all actions necessary to terminate the Company's Section 401(k) Plan effective immediately prior to the Closing.

         8.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. Notwithstanding any other provisions of this Agreement (including, without limitation, SECTION 2.2), the obligations of the Company to effect the Merger shall be subject to satisfaction prior to the Closing Date of the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of CompuCom and CompuCom Subsidiary in this Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement and the date of the Merger, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date.

                  (b) SATISFACTION OF OBLIGATIONS. CompuCom and CompuCom Subsidiary shall have performed in all material respects their material obligations, and shall have complied in all material respects with their material covenants and agreements, under this Agreement.

                                   ARTICLE IX

                        TERMINATION; PAYMENT OF EXPENSES

         9.1 TERMINATION OF AGREEMENT AND ABANDONMENT OF MERGER. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company, as follows:

                  (a) MUTUAL CONSENT. By mutual written consent of CompuCom and the Company.

                  (b) COMPUCOM OR THE COMPANY. By either CompuCom or the Company
(i) if the Merger shall not have occurred prior to June 30, 1998; PROVIDED, HOWEVER, that the right to terminate the Agreement pursuant to this SECTION 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under the Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of a representation or warranty under the Agreement by such party; or (ii) if any Tribunal shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of the Company Capital Stock pursuant to the Merger and such order, decree or ruling or other action shall have become final and nonappealable.

                  (c) COMPUCOM OR THE COMPUCOM SUBSIDIARY. By CompuCom if (i) any of the representations and warranties of the Company contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement), (ii) the Company shall have breached or failed to perform in any material respect any covenant or agreement to be performed by it pursuant to this Agreement or (iii) the Stock Purchase Agreement shall have terminated; provided, that CompuCom or CompuCom Subsidiary may not terminate the Agreement pursuant to this SECTION 9.1(c) if CompuCom or CompuCom Subsidiary is at such time in breach of its obligations under this Agreement.

                  (d) COMPANY. By the Company (i) in connection with entering into a definitive agreement in accordance with SECTION 6.3(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Termination Fee; or (ii) if (A) any of the representations and warranties of CompuCom or the CompuCom Subsidiary contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement) or (B) CompuCom or the CompuCom Subsidiary shall have breached or failed to perform in any material respect any covenant or agreement to be performed by them pursuant to this Agreement, provided, that the Company may not terminate the Agreement pursuant to this SECTION 9.1(d) if the Company is at such time in breach of its obligations under this Agreement.

         9.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or CompuCom as provided in SECTION 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the party of CompuCom, CompuCom Subsidiary or the Company or their respective officers or directors, except with respect to SECTION 4.27, this
SECTION 9.2 and ARTICLE XII; PROVIDED, HOWEVER, that nothing herein shall relieve any party for liability for any breach hereof.

         9.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining the approval of the Company's shareholders (if required by law), but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso of SECTION 9.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under the Agreement or otherwise shall not constitute a waiver of those rights.

         9.5 FEES AND EXPENSES.

                  (a) Except as provided below in this SECTION 9.5, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this



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Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) If the Company breaches the provisions of SECTION 6.3 on or before June 30, 1998, the Company shall pay to CompuCom an amount equal to $1,000,000 (the "TERMINATION FEE"), which shall be payable in same day funds on the fifth business day following the breach of the provisions of SECTION 6.3.

                                    ARTICLE X

                                     ESCROW

         10.1 ESCROW AGREEMENT. CompuCom, CompuCom Subsidiary, the Company, members of a committee designated by the Selling Shareholders (the "ESCROW COMMITTEE") and a bank, trust company or other entity designated by CompuCom and reasonably satisfactory to the Company to act as escrow agent (the "ESCROW AGENT") will as soon as reasonably practicable after the execution of this Agreement enter into an Escrow Agreement (the "ESCROW AGREEMENT") substantially in the form of EXHIBIT B. The members of the Escrow Committee shall be designated in writing by the Selling Shareholders to CompuCom Subsidiary at or prior to the Closing. References in this Agreement to this Article or the escrow obligations created hereby, shall be references to the Escrow Agreement. The provisions of the Escrow Agreement are incorporated as if fully stated herein. A portion of the Consideration, consisting of the Merger Contingent Consideration including a portion of the Option and Warrant Merger Consideration consisting of the Option and Warrant Merger Contingent Consideration, shall be deposited by CompuCom or the CompuCom Subsidiary and held in escrow, together with all amounts so held under the terms of the Stock Purchase Agreement, as Contingent Consideration for the shareholders, optionholders and warrantholders of the Company by the Escrow Agent in compliance with the terms and conditions of the Escrow Agreement. The funds held in escrow pursuant to this ARTICLE X will be invested by the Escrow Agent provided the funds may only be invested in short-term government securities.

         10.2 NON TRANSFERABILITY OF THE ESCROWED FUNDS. The funds held in escrow shall be held for the benefit of the shareholders, optionholders or warrantholders of the Company and the Surviving Corporation only and shall not be transferrable by any potential recipient thereof, except by will, intestate succession or operation of law.

         10.3 ESCROWED FUNDS.

                  The moneys deposited under the Escrow Agreement and all interest earnings thereon (collectively, the "ESCROWED FUNDS") shall be applied as provided in the Escrow Agreement, the Stock Purchase Agreement and this Agreement. Subject to the following sentence, the Escrowed Funds shall be held for a period not to exceed twelve months from the Closing Date (the "ESCROW PERIOD"). At the end of the Escrow Period, any Escrowed Funds which have not previously been distributed and which are not the subject of any objection with respect to the

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distribution thereof as provided in the Escrow Agreement, shall be distributed as provided in the Escrow Agreement to the former holders of Company Common Stock and to the former holders of any Option and Warrant Shares who received payment for such Option and Warrant Shares in the Merger pursuant to this Agreement.

         10.4 ADJUSTMENTS TO PURCHASE PRICE.

                  (a) The Merger Consideration per Share shall be adjusted as provided in this SECTION 10.4.

                  (b) Following the Merger, the Surviving Corporation at its expense shall cause to be prepared a balance sheet of the Company as of the close of business on the Closing Date. Such balance sheet, as finally agreed upon or determined as provided in SECTION 10.4(d) below, is referred to herein as the "CLOSING BALANCE SHEET." The Closing Balance Sheet shall include the assets and liabilities of the Company as of the Closing Date and shall be prepared in accordance with generally accepted accounting principles consistently applied and consistent with the Company's past practices, and shall not reflect any income tax benefit for operating losses of the Company subsequent to December 31, 1997. The Closing Balance Sheet shall not reflect any reduction in any deferred tax assets that were listed on the balance sheet of the Company included in the Form 10-Q of the Company filed with the SEC for the quarterly period ended December 31, 1997. The Closing Balance Sheet shall not reflect any accrual for payments to be made by the Company with respect to the matters described in SECTIONS 8.2(e), (f), (g) AND (h). The inventory to be shown on the Closing Balance Sheet shall be based on a physical count of all product and parts inventory of the Company as of the close of business on the day preceding the Closing Date using appropriate cut-off procedures and using a valuation method consistent with generally accepted accounting principles consistently applied and consistent with the Company's past practices, which is mutually agreeable to the Surviving Corporation and the Escrow Committee.

                  (c) The Closing Balance Sheet shall be prepared and delivered by the Surviving Corporation to the Escrow Committee no later than one hundred twenty days after the Closing Date. If practicable, the Surviving Corporation shall prepare and deliver a preliminary Closing Balance Sheet to the Escrow Committee within ninety days after the Closing Date. The Escrow Committee may review and examine the Closing Balance Sheet and shall have complete access to the work papers used by the Surviving Corporation in preparing the Closing Balance Sheet and relevant records of the Company. The Escrow Committee shall have the right to employ an independent accounting firm to assist it in reviewing the Closing Balance Sheet and any of the matters described in SECTION 10.4(f) below for which the Surviving Corporation seeks distribution from the Escrowed Funds. The reasonable cost and expenses of any such independent accounting firm shall be paid from the Escrowed Funds.

                  (d) If the Escrow Committee agrees with the Closing Balance Sheet, it shall so notify the Surviving Corporation in writing not more than 30 days after receipt of the Closing Balance Sheet from the Surviving Corporation. The Escrow Committee shall also have the right to object, by written notice to the Surviving Corporation delivered within 30 days of receipt of the Closing Balance Sheet from the Surviving Corporation, to the Closing Balance Sheet; and if the

Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, all such objections shall be referred for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to CompuCom Subsidiary and the Escrow Committee (the "NEUTRAL ARBITRATOR").

                  (e) If the stockholders' equity of the Company set forth on the Closing Balance Sheet is less than $2,300,000, then the Surviving Corporation shall be entitled to receive a distribution from the Escrowed Funds of an amount equal to the difference between $2,300,000 and the stockholders' equity of the Company as set forth on the Closing Balance Sheet.

                  (f) The Surviving Corporation shall also be entitled to distributions from the Escrowed Funds with respect to each of the following matters: (i) for the amount of any payments made by the Surviving Corporation within the twelve-month period following Closing with respect to any claims, suits, actions or proceedings asserted against the Surviving Corporation relating to actions, occurrences or omissions of the Company occurring prior to Closing which are not reserved for on the Closing Balance Sheet, plus the amount of any reserves which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, (ii) for any accounts payable or any other liabilities of the Company relating to the period prior to Closing which may be asserted against the Surviving Corporation after Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, and (iii) for the amount of any sales or income tax liability which may be asserted against the Surviving Corporation after Closing with respect to the operations of the Company prior to Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing.

                  (g) The Surviving Corporation shall give written notice to the Escrow Agent and the Escrow Committee if the Surviving Corporation believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in SECTIONS 10.4(e) OR (f). The Surviving Corporation shall use commercially reasonable efforts to give such notice with respect to any matters for which it believes it is entitled to distributions from the Escrowed Funds not later than ten months after the Closing Date; PROVIDED, HOWEVER that the Surviving Corporation shall give such notice with respect to the matters referred to in SECTION 10.4(e) at the time the Closing Balance Sheet is delivered to the Escrow Committee and the Surviving Corporation shall give notice with respect to the matters set forth in SECTION 10.4(f) on no more than two occasions during the Escrow Period. If the Escrow Committee has not objected to the Closing Balance Sheet within the time period specified for raising objections or if the Neutral Arbitrator has rendered its decision with respect to any objections to the Closing Balance Sheet which may have been referred to it for resolution, the Escrow Committee shall not have the right to object to distributions requested by the Surviving Corporation pursuant to SECTION 10.4(e). The Escrow Committee shall have the right to object, by written notice delivered within 30 days after the Surviving Corporation's notice is received, to the Surviving Corporation and the Escrow Agent to any such proposed distributions under SECTION 10.4(f); and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, such objections shall be referred to the Neutral Arbitrator for decision.

                  (h) If the Escrow Committee does not consent or object within the time periods and in the manner provided herein, the Escrow Committee shall be deemed to have consented to the Closing Balance Sheet or the proposed distribution of the Escrowed Funds, as the case may be. The decisions and agreements of the Escrow Committee and the Surviving Corporation shall be binding on the holders of Company Common Stock and on the holders of Option and Warrant Shares, in each case for which such holder is receiving payment pursuant to SECTION 3.1 or SECTION 3.6, as applicable, and the decisions of the Neutral Arbitrator with respect to any matters referred to it for resolution shall be binding on the Escrow Committee, the holders of Company Common Stock, the holders of Option and Warrant Shares and the CompuCom Subsidiary. The fees and expenses of the Neutral Arbitrator shall be paid by CompuCom if the Escrow Committee is the substantially prevailing party and shall be paid from the Escrowed Funds if the Surviving Corporation is the substantially prevailing party. If the Neutral Arbitrator determines that neither party is the substantially prevailing party, such fees and expenses shall be paid from the Escrowed Funds.

                  (i) Each member of the Escrow Committee shall be entitled to a fee of $750 for reviewing each notice given by the Surviving Corporation requesting a distribution from the Escrowed Funds and to reimbursement for any reasonable out-of-pocket expenses incurred by such member in performing his services as a member of the Escrow Committee. Such fees and reimbursements shall be paid out of the Escrowed Funds. The members of the Escrow Committee may also purchase a policy of liability insurance in an amount not to exceed $3,000,000 insuring them against any claims by former shareholders, optionholders and warrantholders of the Company which may be asserted against the members of the Escrow Committee in performing their duties as set forth in this ARTICLE X provided that the premium for such policy is reasonable. The costs and expenses of such insurance policy and any deductible applicable to such insurance policy shall be paid from the Escrowed Funds to the extent these are funds available and otherwise by CompuCom.

                  (j) The consent of the Escrow Committee, the lack of objection by the Escrow Committee within the time periods and in the manner provided herein, and the decision of the Neutral Arbitrator shall be sufficient and full authority for the Escrow Agent to distribute Escrowed Funds to the Surviving Corporation. The Escrowed Funds shall be distributed by the Escrow Agent as provided in this Agreement and the Escrow Agreement. If there is a conflict between this Agreement and the Escrow Agreement, the Escrow Agreement shall control.

         10.5 ESCROW COMMITTEE. In all matters respecting the Escrow Agreement the Escrow Committee shall represent the former shareholders, optionholders and warrantholders of the Company. CompuCom, the Surviving Corporation and the Escrow Agent shall be entitled to rely upon any statements or other communications by or purported to be on behalf of the Escrow Committee without the necessity of determining the validity of the actions taken. Actions taken



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



by the Escrow Committee (or failures to act) shall be deemed binding and conclusive on all former shareholders, optionholders or warrantholders of the Company.

                                   ARTICLE XI

                                FURTHER COVENANTS

         11.1 ACCOUNT RECEIVABLE COLLECTIONS. The Surviving Corporation shall use commercially reasonable efforts to collect the accounts receivable of the Company reflected on the Closing Balance Sheet which shall include at a minimum, those efforts employed by the Company in collecting its accounts receivable prior to the Closing.

         11.2 COMPUCOM TO CAUSE COMPUCOM SUBSIDIARY AND SURVIVING CORPORATION TO PERFORM. CompuCom shall cause CompuCom Subsidiary prior to the Merger and the Surviving Corporation after the Merger to perform their obligations and comply with their covenants and agreements under this Agreement.

         11.3 DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six years after the Closing Date, CompuCom shall cause the Surviving Corporation to maintain in effect, at no expense to the insureds thereunder, the current policy (or policies) of director's and officer's liability insurance maintained by the Company; PROVIDED, HOWEVER, that such policy (or policies) need cover only wrongful acts of the insureds that occurred prior to the Closing Date and if the premium therefor exceeds 150% of the premium that the Company spent in the last fiscal year to maintain or procure its current policy (or policies) of director's and officer's liability insurance, then the Surviving Corporation shall only be obligated to maintain a policy of director's and officer's liability insurance providing the amount of coverage that can be purchased for 150% of such premium.

                                   ARTICLE XII

                                     GENERAL

         12.1 RELEASE OF INFORMATION. The Company and CompuCom shall, subject to their respective legal obligations (including requirements of the Nasdaq SmallCap Market and other similar regulatory bodies), cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the Company and CompuCom shall furnish to the other drafts of all releases prior to publication and agree to promptly consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with the Nasdaq SmallCap Market with respect thereto; PROVIDED, HOWEVER, that each party shall have the right, in the event of any disagreement between CompuCom and the Company about the timing or content of any such releases or other public statements or filings, to issue such releases or other public statements or to file such filings as it



                                       41


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is advised by counsel that it is required to make to assure continued compliance with federal and state securities laws.

         12.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by light notice):

          (a)  If to CompuCom or the CompuCom Subsidiary, to:

               CompuCom Systems, Inc.
               7171 Forest Lane
               Dallas, Texas  75230
               Attention:  Lazane Smith, Sr. Vice President, Finance and
                           Chief Financial Officer
               Telecopy No.: (972) 856-5395

               With a copy (which shall not constitute effective notice) to:

               Strasburger & Price, L.L.P.
               901 Main Street, Suite 4300
               Dallas, Texas  75202
               Attention:  Frederick J. Fowler, Esq.
               Telecopy No.:  (214) 651-4330

          (b)  If to the Company prior to the Closing Date, to:

               Computer Integration Corp.
               15720 John J. Delaney Drive, Suite 500
               Charlotte, North Carolina  28277
               Attention: John E. Paget, President and Chief Executive Officer Telecopy No.: (704) 714-4187

               With a copy (which shall not constitute effective notice) to:

               Holland & Knight LLP
               One East Broward Boulevard
               P.O. Box 14070
               Ft. Lauderdale, Florida 33301
               Attention: Donn Beloff, Esq.
               Telecopy No.: (954) 463-2030



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



      (c)  If to the Company after the Closing Date to the Escrow Committee, to:

           Mr. Araldo Cossutta
           Cossutta & Associates
           600 Madison Avenue
           New York, New York  10022
           Telecopy No.:  (212) 371-2722

           With a copy (which shall not constitute effective notice) to:

           Holland & Knight LLP
           One East Broward Boulevard
           P.O. Box 14070
           Ft. Lauderdale, Florida 33301
           Attention: Donn Beloff, Esq.
           Telecopy No.: (954) 463-2030

         12.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) CompuCom may assign any or all of its rights hereunder to any Affiliate of CompuCom, and (ii) the CompuCom Subsidiary may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by CompuCom or an Affiliate of CompuCom. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto, any permitted assignee, holders of shares of Company Capital Stock, holders of Options and Indemnities) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

         12.4 FURTHER ASSURANCES. Each party hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things that may be necessary or appropriate to consummate and to make effective the transactions contemplated by this Agreement, including, without limitation, the execution and delivery of such other certificates, agreements, instruments and documents and the provision of all such information as may be necessary or appropriate as aforesaid.

         12.5 SPECIFIC PERFORMANCE. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees to any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each party hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

         12.6 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the same objective.

         12.7 ENTIRE AGREEMENT. This Agreement (including the exhibits and schedules including, without limitation, the Disclosure Schedule hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, among the parties or any of them with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

         12.8 GOVERNING LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

         12.9 CERTAIN CONSTRUCTION RULES. The article and section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule attached to this Agreement. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

         12.10 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The respective covenants, representations and warranties of CompuCom, the Company and the CompuCom Subsidiary contained herein shall expire and be terminated on the Effective Time, unless otherwise specifically herein provided.

         12.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

                                  THE COMPANY:

                                  COMPUTER INTEGRATION CORP.

                                  By:
                                     ----------------------------------
                                     Chief Executive Officer

                                  COMPUCOM:

                                  COMPUCOM SYSTEMS, INC.

                                  By:
                                     ----------------------------------
                                     Edward Anderson
                                     Chief Executive Officer

                                  THE COMPUCOM SUBSIDIARY:

                                  CIC ACQUISITION CORP.

                                  By:
                                     ----------------------------------
                                  Name:
                                       --------------------------------
                                  Title:
                                        -------------------------------

                                  SCHEDULE 1.1

                                   DEFINITIONS

         "33 ACT" means the Securities Act of 1933, as amended.

         "ACCOUNTS RECEIVABLE" as of any specified date means the accounts receivable (including, without limitation, any "accounts" as defined under the Uniform Commercial Code of the State of Delaware) and notes receivable of the Company as of that date, including any Indebtedness arising from the sale or license of goods or the performance of services by the Company and the right to payment of any interest or finance charges or similar fees or charges relating thereto.

         "AFFILIATE" means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

         "AGREEMENT" has the meaning specified in the preamble hereof.

         "CAPITAL STOCK" means the Company Capital Stock, Series D Preferred Stock and Series E Preferred Stock.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and as in effect on the date hereof.

         "CERTIFICATES" has the meaning specified in SECTION 3.3(a).

         "CLOSING" has the meaning specified in SECTION 2.2.

         "CLOSING BALANCE SHEET" has the meaning specified in SECTION 10.4(b).

         "CLOSING DATE" means the date on which the Closing occurs.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

         "COMPANY" has the meaning specified in the preamble hereof.

         "COMPANY 10-K" has the meaning specified in SECTION 6.2(c).

         "COMPANY 1997 FINANCIAL STATEMENTS" has the meaning specified in
SECTION 4.7.



                               Schedule 1 - Page 1

         "COMPANY CAPITAL STOCK" has the meaning specified in the recitals hereof.

         "COMPANY COMMON STOCK" has the meaning specified in the recitals hereof.

         "COMPANY FILED SEC DOCUMENTS" has the meaning specified in SECTION 4.7.

         "COMPANY IP" means, collectively, the Owned IP and the Not-Owned IP.

         "COMPANY OPTION PLAN" has the meaning specified in SECTION 3.6(a).

         "COMPANY SEC DOCUMENTS" has the meaning specified in SECTION 4.6.

         "COMPUCOM" has the meaning specified in the preamble hereof.

         "COMPUCOM SUBSIDIARY" has the meaning specified in the preamble hereof.

         "CONFIDENTIAL SOFTWARE" has the meaning specified in SECTION
4.12(c)(ii).

         "CONFIDENTIALITY CONTRACT" has the meaning specified in SECTION 4.12(c)(ii).

         "CONSENT" means any consent, approval, permit, notice, action, authorization or giving of notice to any Person not a party to this Agreement.

         "CONSIDERATION" means the Merger Consideration, the Series D Merger Consideration and the Series E Merger Consideration.

         "CONTINGENT CONSIDERATION" has the meaning specified in SECTION 3.1(a).

         "CONTRACT" means, with respect to any Person, any contract, agreement, understanding or other instrument or obligation (whether oral or written, pending or executory) to which such Person is a party or by which such Person or such Person's properties or assets are or may be bound.

         "CURRENT EXCHANGE" has the meaning specified in SECTION 8.2(h).

         "DGCL" has the meaning specified in SECTION 2.1.

         "DISBURSING AGENT" has the meaning specified in SECTION 3.3(a).

         "DISCLOSURE SCHEDULE" has the meaning specified in SECTION 2.5.

         "DISSENTING SHARES" has the meaning specified in SECTION 3.2(a).

         "EFFECTIVE TIME" means the date and time at which the Merger becomes effective as provided in SECTION 2.2.



                               Schedule 1 - Page 2

         "EMPLOYEE BENEFIT PLANS" has the meaning specified in SECTION 4.15(a).

         "ENVIRONMENTAL LAWS" mean any Legal Requirement relating to (i) emissions, discharges, releases, threatened releases, or the presence of pollutants, contaminants, toxic materials, waste, Hazardous Substances or other substances into or in the environment, including, but not limited to, ambient air, surface water, groundwater, publicly owned treatment works, septic systems or land; (ii) the use, treatment, storage, disposal, handling, manufacturing, sale, transportation or shipment of any Hazardous Substance, toxic materials, waste, material, substances, products or by-products as defined in CERCLA; or
(iii) otherwise relating to the pollution or protection of health, safety or environment.

         "ERISA" has the meaning specified in SECTION 4.15(a).

         "ESCROW AGENT" has the meaning specified in SECTION 10.1.

         "ESCROW AGREEMENT" has the meaning specified in SECTION 10.1.

         "ESCROW COMMITTEE" has the meaning specified in SECTION 10.1.

         "ESCROWED FUNDS" has the meaning specified in SECTION 10.3.

         "ESCROW PERIOD" has the meaning specified in SECTION 10.3.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through its Accounting Principles Board or other appropriate board or committee (other than the Emerging Standards Committee), and which are consistently applied for all periods so as to present fairly the financial condition, the results of operations and the cash flows of the relevant Person or Persons.

         "HAZARDOUS SUBSTANCE" means hazardous substance as defined in CERCLA, any petroleum or petroleum based substance, natural gas or any other hazardous, toxic or noxious pollutant, material or substance.

         "HSR ACT" has the meaning specified in SECTION 4.4(b).

         "INDEBTEDNESS" means, with respect to any Person, all obligations, contingent or otherwise, which in accordance with GAAP would be required to be presented upon the such Person's balance sheet as liabilities, but in any event including liabilities secured by any Lien existing on property owned or acquired by such Person or a subsidiary thereof, whether or not the liability secured thereby shall have been assumed by or shall otherwise be the Person's legal liability, capitalized lease obligations and all guarantees, endorsements and other contingent obligations in respect of Indebtedness of other Persons.



                               Schedule 1 - Page 3

         "INFORMATION STATEMENT" has the meaning specified in SECTION 4.4(b).

         "INTELLECTUAL PROPERTY" or "IP" shall mean and include (a) all domestic and foreign patents (including, without limitation, certificates of invention and other patent equivalents), patent applications and patents issuing therefrom as well as any division, continuation or continuation in part thereof, and any reissue, extension, revival or renewal of any patent; (b) all domestic and foreign trademarks (whether registered or at common law), trade names, service marks, assumed names, trade dress, logos and registrations for and applications to register any of the same; (c) copyrights and registration of claim to copyright, (d) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, designs, expressions, theories and ideas, whether or not patentable; (e) Software; and (f) Trade Secrets.

         "KNOW-HOW" means scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the business and operations of the Company.

         "LEGAL REQUIREMENT" means any domestic, foreign or international law, treaty, ordinance, statute, rule or regulation of any Tribunal or any Order.

         "LIEN" means, with respect to any properties or assets, any mortgage, pledge, hypothecation, assignment, security interest, lien, tax lien, assessment, lease, sublease, adverse claim, levy, charge, liability or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or character whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction) in respect of such properties or assets.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect (which shall be deemed to include, without limitation, any adverse effect aggregating $100,000 or more) on the business, operations, affairs, condition (financial or otherwise), results of operations, properties, assets, liabilities or prospects of the Company or, after the Effective Time, the Surviving Corporation.

         "MERGER" has the meaning specified in SECTION 2.1.

         "MERGER CONSIDERATION" has the meaning specified in SECTION 3.1(a).

         "MERGER CONSIDERATION DUE AT CLOSING," expressed as an amount per share of Company Common Stock, means $17,250,000.00 (i) MINUS (a) $1,903,600.00, the amount to be paid to the holders of the Series D Preferred Stock; MINUS (b) $500,000.00, the amount to be paid to the holders of the Series E Preferred Stock; MINUS (c) an amount not to exceed $195,000.00 to be paid to J.C. Bradford & Co., the Company's financial advisor, in connection with the transactions contemplated by this Agreement and the Stock Purchase Agreement; MINUS (d) an amount not to exceed $500,000.00 to be paid to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by



                               Schedule 1 - Page 4

Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00; MINUS (e) an amount not to exceed $550,000.00 in the aggregate necessary for the Company to satisfy certain severance payment obligations of the Company to each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney if their employment with the Company is terminated after Closing; MINUS (f) an amount not to exceed $700,000.00 necessary for the Company to pay any prepayment or other fees owing to Congress Financial Corporation ("CONGRESS") for termination of the Company's credit facility with Congress; and MINUS (g) $2,750,000, the aggregate amount to be deposited with the Escrow Agent; and (ii) DIVIDED BY the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock PLUS (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to this Agreement.

         "MERGER CONTINGENT CONSIDERATION" expressed as an amount per share of Company Common Stock, means $2,750,000 DIVIDED BY the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock PLUS (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to this Agreement.

         "MISCELLANEOUS SOFTWARE COMPONENTS" has the meaning specified in the definition of "Software."

         "MULTIEMPLOYER PLANS" has the meaning specified in SECTION 4.15(a).

         "NEUTRAL ARBITRATOR" has the meaning specified in SECTION 10.4(d).

         "NOTICE OF SUPERIOR PROPOSAL" has the meaning specified in SECTION 6.3(b).

         "NOT-OWNED IP" has the meaning specified in SECTION 4.12(a)(ii).

         "NOT-OWNED SOFTWARE" has the meaning specified in SECTION 4.12(b)(ii).

         "OPTIONS" means options of the Company to purchase shares of Company Capital Stock, as granted pursuant to the Company's 1994 Stock Option Plan, as amended, that are described in the Disclosure Schedule.

         "OPTION AND WARRANT CONTINGENT MERGER CONSIDERATION" has the meaning specified in SECTION 3.6(b).

         "OPTION AND WARRANT MERGER CONSIDERATION" has the meaning specified in
SECTION 3.6(b).

         "OPTION AND WARRANT SHARES" has the meaning specified in SECTION
3.6(b).

         "ORDER" means any decision, judgment, order, writ, injunction, decree, award or determination of any Tribunal.



                               Schedule 1 - Page 5

         "OWNED IP" has the meaning specified in SECTION 4.12(a)(i).

         "OWNED SOFTWARE" has the meaning specified in SECTION 4.12(b)(i).

         "PENSION PLANS" has the meaning specified in SECTION 4.15(a).

         "PERSON" means any corporation, association, partnership, joint venture, organization, individual, business, trust or any other entity or organization of any kind or character, including a Tribunal.

         "QUALIFIED PLANS" has the meaning specified in SECTION 4.15(b).

         "SEC" means the Securities and Exchange Commission.

         "SELLING SHAREHOLDERS" has the meaning specified in RECITAL C.

         "SERIES D MERGER CONSIDERATION" has the meaning specified in SECTION 3.1(b).

         "SERIES D PREFERRED STOCK" has the meaning specified in RECITAL A.

         "SERIES E MERGER CONSIDERATION" has the meaning specified in SECTION 3.1(c).

         "SERIES E PREFERRED STOCK" has the meaning specified in RECITAL A.

         "SHAREHOLDERS' WRITTEN CONSENT" has the meaning specified in SECTION 6.4(b).

         "SOFTWARE" means the expression of an organized set of instructions in a natural or coded language which is contained on a physical media of any nature (e.g., written, electronic, magnetic, optical or otherwise) and which may be used with a computer or other automated data processing equipment device of any nature which is based on digital technology, to make such computer or other device operate in a particular manner and for a certain purpose, as well as any related documentation for such set of instructions. The term shall include computer programs in source and object code, test or other significant data libraries, user documentation for computer programs, and any of the following which is contained on a physical media of any nature and which is used in the design, development, modification, enhancement, testing, installation, maintenance, diagnosis or assurance of the performance of a computer program (collectively, "MISCELLANEOUS SOFTWARE COMPONENTS"): flow diagrams, masks, input and output formats, file layouts, database formats, test programs, installation and operating instructions, diagnostic and maintenance instructions, and other similar materials and information.

         "STOCK PURCHASE AGREEMENT" has the meaning specified in RECITAL C.

         "SUPERIOR PROPOSAL" has the meaning specified in SECTION 6.3(b).

         "SURVIVING CORPORATION" has the meaning specified in SECTION 2.1.



                               Schedule 1 - Page 6

         "TAKEOVER PROPOSAL" has the meaning specified in SECTION 6.3(a).

         "TAXES" means all taxes, charges, fees, levies or other similar assessments or liabilities (including, without limitation, income, receipts, ad valorem, value added, excise, property (whether real property or personal property), windfall profit, sales, occupation, service, stamp, use, licensing, withholding, employment, payroll, share, capital, surplus, franchise, occupational or other taxes imposed by any Tribunal, whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies, or additions to tax.

         "TERMINATION FEE" has the meaning specified in SECTION 9.5.

         "TRADE SECRETS" means any formula, design, device or compilation of information which is used or held for use in the business and operations of the Company, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public. Trade Secrets can include, by way of example, information contained on drawings and other documents, and information relating to research, development or testing; PROVIDED, HOWEVER, that for purposes of this Agreement, Trade Secrets shall not include Software.

         "TRIBUNAL" means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any foreign or domestic state, province, commonwealth, nation, territory, possession, country, parish, town, township, village or municipality.

         "WARRANTS" means warrants of the Company to purchase shares of Company Common Stock that are described in the Disclosure Schedule.



                               Schedule 1 - Page 7

                                                                      Appendix B

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of April 7, 1998 (this "AGREEMENT"), is made and entered into by and among the shareholders whose names appear on the signature pages of this Agreement (each individually, a "SHAREHOLDER" and, collectively, the "SHAREHOLDERS"), CompuCom Systems, Inc., a Delaware corporation ("COMPUCOM"), and CIC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of CompuCom ("PURCHASER").

                                    RECITALS:

         A. CompuCom, Purchaser and Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "COMPANY"), are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") providing for the merger of Purchaser with and into the Company (the "MERGER") on the terms and subject to the conditions set forth in the Merger Agreement and the conversion of each issued and outstanding share of Common Stock, par value $.001 per share, of the Company (the "COMPANY COMMON STOCK"), other than shares of Company Common Stock owned by the Company or by CompuCom or Purchaser or any wholly owned subsidiary of Purchaser (and shares of Company Common Stock held by shareholders who perfect any appraisal rights that they may have under Delaware law), into the right to receive an amount in cash equal to the Purchase Price (hereinafter defined) per share of Company Common Stock payable as provided in the Merger Agreement. In addition, pursuant to the Merger Agreement each issued and outstanding share (other than shares of the Series D Preferred Stock (hereinafter defined) and Series E Preferred Stock (hereinafter defined) held by stockholders who perfect any appraisal rights they may have under Delaware law)
(a) of the Company's Series D, 9% Cumulative Convertible Redeemable Preferred Stock (the "SERIES D PREFERRED STOCK") shall be converted into and represent the right to receive $100 per share in cash, without interest thereon, and (b) of the Company's Series E, 9% Cumulative Convertible Redeemable Preferred Stock (the "SERIES E PREFERRED STOCK") shall be converted into and shall represent the right to receive $4,000 per share in cash, without interest thereon.

         B. The Shareholders desire to sell to Purchaser, and Purchaser desires to purchase from the Shareholders, (a) all of the shares of Company Common Stock now or hereafter owned by the Shareholders (collectively, the "SHARES") and (b) all of the shares of Series D Preferred Stock or Series E Preferred Stock (collectively, the "PREFERRED SHARES") now or hereafter owned by the Shareholders, in each case on the terms and subject to the conditions set forth in this Agreement.

         C. Each Shareholder presently owns the number of Shares and Preferred Shares set forth below such Shareholder's name on the signature pages of this Agreement, and such Shares in aggregate represent not less than 56% of the issued and outstanding shares of the Company Common Stock.

         The Shareholders and Purchaser hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1      PURCHASE AND SALE.

                  (a) On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in SECTION 1.2 hereof) the Shareholders shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, accept and receive from the Shareholders, all of the Shares for the purchase price per Share as determined pursuant to subparagraph
(b) (the "PURCHASE PRICE").

                  (b) The Purchase Price per Share shall be equal to $17,250,000.00 (i) MINUS (a) $1,903,600.00, the amount to be paid to the holders of the Series D Preferred Stock; MINUS (b) $500,000.00, the amount to be paid to the holders of the Series E Preferred Stock; MINUS (c) an amount not to exceed $195,000.00 to be paid to J.C. Bradford & Co., the Company's financial advisor, in connection with the transactions contemplated by this Agreement and the Merger Agreement; MINUS (d) an amount not to exceed $500,000.00 to be paid to Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("CURRENT EXCHANGE") in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00; MINUS (e) an amount not to exceed $550,000.00 in the aggregate necessary for the Company to satisfy certain severance payment obligations of the Company to each of John Paget, Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney if their employment with the Company is terminated after Closing; and MINUS (f) an amount not to exceed $700,000.00 necessary for the Company to pay any prepayment or other fees owing to Congress Financial Corporation ("CONGRESS") for termination of the Company's credit facility with Congress; and (ii) DIVIDED BY the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock PLUS (b) the number of Option and Warrant Shares (as defined in the Merger Agreement) for which payment is to be made to such optionholders or warrantholders pursuant to the Merger Agreement.

                  (c) At the Closing, a portion of the Purchase Price per Share to be paid to each of the Shareholders shall be placed in escrow with a bank, trust company or other entity designated by CompuCom and reasonably satisfactory to the Company to act as escrow agent (the "ESCROW AGENT") pursuant to that certain Escrow Agreement provided for in the Merger Agreement to be entered into at Closing for the purpose of providing for adjustments to the Purchase Price per Share as hereinafter provided. The portion of the Purchase Price per Share to be deposited with the Escrow Agent (the "CONTINGENT AMOUNT PER SHARE") shall be equal to $2,750,000 DIVIDED BY the sum of (a) 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock PLUS (b) the number of Option and Warrant Shares for which payment is to be made to optionholders or warrantholders pursuant to the Merger Agreement. The Purchase Price per Share MINUS the Contingent Amount per Share shall be payable to the Shareholders in cash, without interest, at the Closing.



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



                  (d) At the Closing, Purchaser shall pay to each Shareholder the sum of $100 per share for each share of Series D Preferred Stock held by such Shareholder and $4,000 per share for each share of Series E Preferred Stock held by such Shareholder.

         1.2      THE CLOSING.

                  (a) Subject to SECTION 1.2(d) hereof, the closing of the purchase and sale of the Shares and the Preferred Shares hereunder (the "CLOSING") shall take place at the offices of Strasburger & Price, L.L.P., 901 Main Street, Dallas, Texas at 10 a.m. Dallas, Texas time, or such other place as Purchaser and the Shareholders may agree, on the earlier of (i) June 30, 1998,
(ii) the Effective Time, as defined in the Merger Agreement, (iii) subject to Purchaser's election in subparagraph (d) below, consummation of a transaction pursuant to a Superior Proposal (as defined in the Merger Agreement) and (iv) such other date, if any, as Purchaser may specify to the Shareholder Representative, appointed pursuant to SECTION 7.12, upon at least five business day's prior written notice (the earlier of such dates being referred to as the "CLOSING DATE").

                  (b) At the Closing, the Shareholders shall deliver to Purchaser certificates representing all of the Shares and Preferred Shares, accompanied by stock powers duly executed in blank for transfer by the record holders thereof, together with such other documents and instruments, if any, as may be necessary to permit Purchaser to acquire the Shares and Preferred Shares free and clear of any and all claims, liens, pledges, charges, encumbrances, security interests, options, trusts, commitments and voting or other restrictions of any kind whatsoever adverse to Purchaser (collectively, "ENCUMBRANCES"), except for those obligations created by this Agreement.

                  (c) At the Closing, Purchaser shall pay (i) to each Shareholder by wire transfer in immediately available funds to an account or accounts designated by the Shareholder by written notice to Purchaser (A) an aggregate amount for the Shares being purchased from such Shareholder equal to the product of (x) the Purchase Price per Share MINUS the Contingent Amount per Share MULTIPLIED BY (y) the number of Shares to be purchased from such Shareholder pursuant to this Agreement, (B) an aggregate amount for the Series D Preferred Stock equal to the product of (x) $100 per share MULTIPLIED BY (y) the number of shares of Series D Preferred Common Stock to be purchased from such Shareholder pursuant to this Agreement and (C) an aggregate amount for the Series E Preferred Stock equal to the product of (x) $4,000 per share MULTIPLIED BY (y) the number of shares of Series E Preferred Common Stock to be purchased from such Shareholder pursuant to this Agreement and (ii) to the Escrow Agent an aggregate amount for the Shares being purchased from such Shareholder equal to the product of (A) the Contingent Amount per Share MULTIPLIED BY (B) the number of Shares to be purchased from such Shareholder pursuant to this Agreement.

                  (d) The Purchaser and the Shareholders will use their best effort to consummate the Closing on or before June 30, 1998; PROVIDED, HOWEVER, notwithstanding anything to the contrary in this Agreement, if the Closing Date has not occurred on or before June 30, 1998, because the Company is pursuing a Superior Proposal (as defined in the Merger Agreement) pursuant to advice from Holland & Knight LLP, counsel to the Company, that it is obligated to pursue such Superior Proposal, the Closing Date shall be delayed until the final termination or consummation of a transaction pursuant to a Superior Proposal. If the Company enters into a binding agreement providing for a transaction pursuant to a Superior Proposal, then the Purchaser shall have the right to purchase the Shares and the Preferred Shares from the Shareholders pursuant to this Agreement and participate in such transaction on the same basis as any other stockholder. In the event the Purchaser so elects to purchase Shares and Preferred Shares under this Agreement in connection with a transaction consummated pursuant to a Superior Proposal, the provisions of SECTION 1.1(c) relating to the escrow and the provisions of SECTIONS 1.3 and 1.4 will not apply and the total Purchase Price per Share due to the Shareholders and the purchase price per each Preferred Share due to the Shareholders shall be due and payable by the Purchaser contemporaneously with the consummation of the sale by the Purchaser in such transaction and receipt of the proceeds for such sale. Notwithstanding anything contained in the preceding sentences of this SECTION 1.2(d) to the contrary, if the Company enters into a binding agreement providing for a transaction pursuant to a Superior Proposal, Codinvest Ltd. shall not be obligated to sell its Shares to Purchaser pursuant to this Agreement and shall be free to participate in the sale pursuant to the Superior Proposal.

         1.3      ESCROWED FUNDS.

                  The moneys deposited under the Escrow Agreement and all interest earnings thereon (collectively, the "ESCROWED FUNDS") shall be applied as provided in the Escrow Agreement and this Agreement. The portion of the Escrowed Funds applicable to the Shares, less any amounts applicable to such portion applied to any adjustments of the Purchase Price, shall be delivered to the Shareholders following the expiration of the escrow period and the resolution of any unresolved matters relating to adjustments of the Purchase Price and distributions of the Escrowed Funds all as provided in the Escrow Agreement. The Escrowed Funds shall be held for a period not to exceed twelve months from the Closing Date (the "ESCROW PERIOD"). At the end of the Escrow Period, any Escrowed Funds which have not previously been distributed and which are not the subject of any objection with respect to the distribution thereof as provided in the Escrow Agreement, shall be distributed pro rata to the former holders of the Company Common Stock and to the former holders of any stock options or warrants with respect to shares of Company Common Stock who received payment for such options or warrants pursuant to the Merger Agreement.

         1.4      ADJUSTMENTS TO PURCHASE PRICE.

                  (a) The Purchase Price per Share shall be adjusted as provided in this SECTION 1.4.

                  (b) Following the Merger, the Surviving Corporation (as defined in the Merger Agreement) at its expense shall cause to be prepared a balance sheet of the Company as of the close of business on the Closing Date. Such balance sheet, as finally agreed upon or determined as provided in subparagraph (d) below, is referred to herein as the "CLOSING BALANCE SHEET." The Closing Balance Sheet shall include the assets and liabilities of the Company as of the Closing Date and shall be prepared in accordance with generally accepted accounting principles consistently applied and consistent with the Company's past practices, and shall not reflect any income tax benefit for operating losses of the Company subsequent to December 31, 1997. The Closing Balance

Sheet shall not reflect any reduction in any deferred tax assets that were listed on the balance sheet of the Company included in the Form 10-Q of the Company filed with the Securities Exchange Commission for the quarterly period ended December 31, 1997. The Closing Balance Sheet shall not reflect any accrual for payments to be made by the Company with respect to the matters described in SECTIONS 5.2(f), 5.2(g), 5.2(h) or 5.2(i). The inventory to be shown on the Closing Balance Sheet shall be based on a physical count of all product and parts inventory of the Company as of the close of business on the day preceding the Closing Date using appropriate cut-off procedures and using a valuation method consistent with generally accepted accounting principles consistently applied and consistent with the Company's past practices, which is mutually agreeable to the Surviving Corporation and the Escrow Committee (as defined in subparagraph (c)).

                  (c) The Closing Balance Sheet shall be prepared and delivered by the Surviving Corporation to a committee consisting of Araldo Cossutta and Frank Zappala (the "ESCROW COMMITTEE") no later than one hundred twenty days after the Closing Date. If practicable, the Surviving Corporation shall prepare and deliver a preliminary Closing Balance Sheet to the Escrow Committee within ninety days after the Closing Date. The members of the Escrow Committee shall be designated in writing by the Shareholders to Purchaser at or prior to the Closing. The Escrow Committee may review and examine the Closing Balance Sheet and shall have complete access to the work papers used by the Surviving Corporation in preparing the Closing Balance Sheet and relevant records of the Company. The Escrow Committee shall have the right to employ an independent accounting firm to assist it in reviewing the Closing Balance Sheet and any of the matters described in subparagraph (f) below for which the Surviving Corporation seeks distribution from the Escrowed Funds. The reasonable cost and expenses of any such independent accounting firm shall be paid from the Escrowed Funds.

                  (d) If the Escrow Committee agrees with the Closing Balance Sheet, it shall so notify the Surviving Corporation in writing not more than 30 days after receipt of the Closing Balance Sheet from the Surviving Corporation. The Escrow Committee shall also have the right to object, by written notice to the Surviving Corporation delivered within 30 days of receipt of the Closing Balance Sheet from the Surviving Corporation, to the Closing Balance Sheet; and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, all such objections shall be referred for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to Purchaser and the Escrow Committee (the "NEUTRAL ARBITRATOR").

                  (e) If the stockholders' equity of the Company set forth on the Closing Balance Sheet is less than $2,300,000, then the Surviving Corporation shall be entitled to receive a distribution from the Escrowed Funds of an amount equal to the difference between $2,300,000 and the stockholders' equity of the Company as set forth on the Closing Balance Sheet.

                  (f) The Surviving Corporation shall also be entitled to distributions from the Escrowed Funds with respect to each of the following matters: (i) for the amount of any payments made by the Surviving Corporation within the twelve-month period following Closing with respect to any claims, suits, actions or proceedings asserted against the Surviving Corporation relating to actions, occurrences or omissions of the Company occurring prior to Closing which are not reserved for on the Closing Balance Sheet, plus the amount of any reserves which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, (ii) for any accounts payable or any other liabilities of the Company relating to the period prior to Closing which may be asserted against the Surviving Corporation after Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing, and (iii) for the amount of any sales or income tax liability which may be asserted against the Surviving Corporation after Closing with respect to the operations of the Company prior to Closing which have not been reflected or accrued for on the Closing Balance Sheet, plus the amount of any accruals which the Surviving Corporation may establish in the exercise of its reasonable judgment with respect to any such matters within the twelve-month period following Closing.

                  (g) The Surviving Corporation shall give written notice to the Escrow Agent and the Escrow Committee if the Surviving Corporation believes it is entitled to distributions from the Escrow Fund with respect to any of the matters set forth in subparagraphs (e) or (f) above. The Surviving Corporation shall use commercially reasonable efforts to give such notice with respect to any matters for which it believes it is entitled to distributions from the Escrowed Funds not later than ten months after the Closing Date; PROVIDED, HOWEVER that the Surviving Corporation shall give such notice with respect to the matters referred to in SECTION 10.4(e) at the time the Closing Balance Sheet is delivered to the Escrow Committee and the Surviving Corporation shall give notice with respect to the matters set forth in SECTION 10.4(f) on no more than two occasions during the Escrow Period. If the Escrow Committee has not objected to the Closing Balance Sheet within the time period specified for raising objections or if the Neutral Arbitrator has rendered its decision with respect to any objections to the Closing Balance Sheet which may have been referred to it for resolution, the Escrow Committee shall not have the right to object to distributions requested by the Surviving Corporation pursuant to subparagraph
(e) above. The Escrow Committee shall have the right to object, by written notice delivered within 30 days after the Surviving Corporation's notice is received, to the Surviving Corporation and the Escrow Agent to any such proposed distributions under subparagraph (f) above; and if the Surviving Corporation and the Escrow Committee are unable to resolve such objections within 20 days, such objections shall be referred to the Neutral Arbitrator for decision.

                  (h) If the Escrow Committee does not consent or object within the time periods and in the manner provided herein, the Escrow Committee shall be deemed to have consented to the Closing Balance Sheet or the proposed distribution of the Escrowed Funds, as the case may be. The decisions and agreements of the Escrow Committee and Purchaser shall be binding on the Shareholders, and the decisions of the Neutral Arbitrator with respect to any matters referred to it for resolution shall be binding on the Escrow Committee, the Shareholders and the Purchaser. THE SHAREHOLDERS ACKNOWLEDGE THAT THE ESCROW COMMITTEE IS ACTING ON THEIR BEHALF AND HEREBY RELEASE THE MEMBERS OF THE ESCROW COMMITTEE FROM ANY AND ALL LIABILITY WITH RESPECT TO ACTIONS TAKEN UNDER THIS AGREEMENT EXCEPT FOR ANY ACTIONS RELATING TO SUCH MEMBERS' WILFUL MISCONDUCT OR GROSS NEGLIGENCE. The fees and expenses of the Neutral Arbitrator shall be paid by CompuCom if the Escrow Committee is the substantially prevailing party and shall be paid from the Escrowed Funds if Purchaser is the substantially prevailing party. If the Neutral Arbitrator determines that neither party is the substantially prevailing party, such fees and expenses shall be paid from the Escrowed Funds.

                  (i) Each member of the Escrow Committee shall be entitled to a fee of $750 for reviewing each notice given by the Surviving Corporation requesting a distribution from the Escrowed Funds and to reimbursement for any reasonable out-of-pocket expenses incurred by such member in performing his services as a member of the Escrow Committee. Such fees and reimbursements shall be paid out of the Escrowed Funds. The members of the Escrow Committee may also purchase a policy of liability insurance in an amount not to exceed $3,000,000 insuring them against any claims by former shareholders, optionholders and warrantholders of the Company which may be asserted against the members of the Escrow Committee in performing their duties as set forth in this SECTION 1.4 provided that the premium for such policy is reasonable. The costs and expenses of such insurance policy and any deductible applicable to such insurance policy shall be paid from the Escrowed Funds to the extent there are funds available and otherwise by CompuCom.

                  (j) The consent of the Escrow Committee, the lack of objection by the Escrow Committee within the time periods and in the manner provided herein, and the decision of the Neutral Arbitrator shall be sufficient and full authority for the Escrow Agent to distribute Escrowed Funds to Purchaser. The Escrowed Funds shall be distributed by the Escrow Agent as provided in this Agreement and the Escrow Agreement. If there is a conflict between this Agreement and the Escrow Agreement, the Escrow Agreement shall control.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                            OF COMPUCOM AND PURCHASER

         CompuCom and Purchaser, jointly and severally, hereby represent and warrant to the Shareholders as follows:

         2.1 ORGANIZATION, STANDING, ETC., OF COMPUCOM. CompuCom is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. CompuCom has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

         2.2 ORGANIZATION, STANDING, ETC., OF PURCHASER.

                  (a) The Purchaser is a newly formed corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and to carry on its business as presently conducted. The Purchaser has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the transactions contemplated hereby.

                  (b) At the Effective Time, the duly authorized capital stock of the Purchaser will consist of 1,000 shares of common stock, $.001 par value, 1,000 shares of which will be validly issued, fully paid and nonassessable and owned of record and beneficially by CompuCom. There are no outstanding options, warrants or other rights to subscribe for or purchase capital stock (or securities convertible into or exchangeable for capital stock) of the Purchaser. The Purchaser has not engaged in any activities other than as contemplated by the terms of this Agreement.

         2.3 AUTHORIZATION AND EXECUTION. The execution and delivery of this Agreement and the performance of each of CompuCom and the Purchaser of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of CompuCom and the Purchaser. This Agreement has been duly and validly executed and delivered by each of CompuCom and the Purchaser and constitutes a legal, valid and binding agreement of each of CompuCom and the Purchaser enforceable against CompuCom and the Purchaser, as applicable, in accordance with its terms, assuming this Agreement is enforceable against the Company, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or by general principles of equity.

         2.4      ABSENCE OF CONFLICTS; GOVERNMENTAL AUTHORIZATIONS.

                  (a) The execution and delivery by each of CompuCom and the Purchaser of this Agreement, the performance by each of them of their respective obligations hereunder and the consummation by each of them of the transactions contemplated hereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation of CompuCom or the Purchaser, as applicable, or the Bylaws of CompuCom or the Purchaser, each as amended to date;
(ii) materially conflict with, result in any material violation or material breach of, constitute a default under, give rise to any right of termination or acceleration (with or without notice or the lapse of time or both) pursuant to, or result in being declared void or voidable, any term or provision of any note, bond, mortgage, indenture, lease, license, contract or other instrument to which CompuCom or the Purchaser is a party or by which any of their respective properties or assets are or may be bound; (iii) materially violate any term of any legal requirement applicable to CompuCom or the Purchaser or their respective properties or assets; or (iv) result in the creation of, or impose on CompuCom or the Purchaser the obligation to create, any Encumbrance upon any properties or assets of CompuCom or the Purchaser.

                  (b) Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law (the "DGCL"), filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a material adverse effect on CompuCom or prevent or materially impair the consummation of the transactions contemplated hereby, CompuCom is not required to submit any notice, report or other filing to any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("GOVERNMENTAL ENTITY"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         2.5 FINANCING. CompuCom possesses, or has access to, all funds necessary to pay the Purchase Price and related fees and expenses, and has the financial capacity to perform its other obligations under this Agreement. Upon the terms and subject to the conditions of this Agreement, CompuCom will pay the Purchase Price.

         2.6 INVESTMENT INTENT. Purchaser shall acquire the Shares for its own account and not with a view to or for sale in connection with any distribution thereof, and Purchaser shall not sell or otherwise dispose of the Shares except in compliance with the Securities Act of 1933, as amended, and applicable state securities laws.

                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Each Shareholder hereby represents and warrants to Purchaser that:

         3.1 AUTHORITY; BINDING EFFECT. Such Shareholder has the requisite capacity, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and constitutes a valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or by general principles of equity.

         3.2 CONSENT AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby will (a) conflict with or result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of an Encumbrance on any of the Shares or Preferred Shares under, any note, pledge, trust, irrevocable proxy, commitment, agreement or other instrument or obligation to which such Shareholder is a party or by which it or any of the Shares or Preferred Shares is bound, (b) except for filings under the HSR Act require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or (iii) violate any statute or any order, decree, injunction, rule or regulation of any Governmental Entity applicable to such Shareholder or any of the Shares or Preferred Shares.

         3.3 OWNERSHIP OF SHARES; TITLE. The number of Shares and Preferred Shares set forth on the signature pages hereto under the name of such Shareholder constitutes all of the shares of Company Common Stock and Preferred Shares owned beneficially or of record by such Shareholder, and such Shareholder has no options, warrants or other rights to purchase or subscribe for any shares of capital stock of the Company. On the date hereof, such Shareholder has, and as of the Closing Date such Shareholder will have, good and valid title to all of such Shares and Preferred Shares, free and clear of all Encumbrances, and sole and unrestricted voting power and power of disposition with respect to all of such Shares and Preferred Shares. There are no options or rights to purchase or acquire, or agreements, arrangements, commitments or understandings relating to, any of such Shares and Preferred Shares except pursuant to this Agreement. Upon delivery of such Shares and Preferred Shares to Purchaser at the Closing against payment therefore as contemplated hereby, Purchaser will have the entire record and beneficial ownership of, and good and valid title to, all of such Shares and Preferred Shares, free and clear of any and all Encumbrances.

         The representations and warranties being made by each Shareholder in this Agreement are being made by such Shareholder severally and not jointly and severally. No Shareholder shall have any liability to Purchaser as a result of the breach of any representation and warranty by another Shareholder.

                                   ARTICLE IV

                                    COVENANTS

         4.1 INTERIM ACTIONS. Except as expressly provided for herein, no Shareholder shall, directly or indirectly:

                  (a) sell, offer for sale, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber in any manner or limit its right to vote in any manner any of the Shares or Preferred Shares or any interest therein or permit any such action to occur or continue;

                  (b) grant any proxies or execute any consents with respect to any of the Shares or Preferred Shares, deposit any of the Shares or Preferred Shares into a voting trust or otherwise subject any of the Shares or Preferred Shares to any agreement or arrangement regarding the voting of such Shares or Preferred Shares or the taking of any action by consent of the shareholders of the Company;

                  (c) solicit or initiate or engage in negotiations or discussions concerning any proposal or offer from any person relating to any acquisition or purchase of a material amount of the assets of, or any securities of, or any merger, consolidation, business combination with, the Company or any of its subsidiaries; or

                  (d) take any action or omit to take any action that would be reasonably likely to cause any representation or warranty of any Shareholder contained in this Agreement to be untrue or incorrect or that would be reasonably likely to prevent the performance of any covenant or the satisfaction of any condition contained in this Agreement.


         4.2      SHAREHOLDER CONSENTS.

                  Each Shareholder, by this Agreement, with respect to those Shares and Preferred Shares that such Shareholder owns of record, does hereby agree, so long as this Agreement shall remain in effect, to vote each of such Shares and Preferred Shares and to execute any consent, certificate or other document that the DGCL may permit or require, (a) in favor of the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (b) against any proposal for any recapitalization, merger, sale of assets, or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Merger Agreement not being fulfilled or which could adversely affect the ability of the Company to consummate the Merger and the other transactions contemplated by the Merger Agreement, and (c) in favor of any other matter relating to consummation of the transactions contemplated by the Merger Agreement. Each Shareholder further agrees to cause the record holder of any Shares and Preferred Shares owned by such Shareholder beneficially but not of record to execute a consent or vote in accordance with the foregoing.

         4.3      DELIVERY TO CUSTODIAN.

                  (a) Promptly following the execution of this Agreement, the Shareholders shall deliver all certificates representing the Shares and Preferred Shares, accompanied by stock powers duly executed in blank for transfer by the record owners thereof, to John E. Paget (the "CUSTODIAN"), who will hold such certificates and stock powers in accordance with the terms of this Agreement. Upon request, the Custodian shall confirm in writing to Purchaser its possession of such share certificates and stock powers and make them available for inspection by Purchaser or its representatives.

                  (b) Prior to the termination of this Agreement, the Custodian shall not release any of the share certificates or stock powers referred to in
SECTION 4.3(A) hereof, except (i) to Purchaser, at the Closing, (ii) to the Paying Agent (as defined in the Merger Agreement), if the Merger becomes effective prior to the Closing, or (iii) with the express written consent of Purchaser and Shareholder.

                  (c) If this Agreement shall terminate prior to the Closing and the effectiveness of the Merger, the Custodian shall promptly return the share certificates and stock powers referred to in SECTION 4.3(a) hereof to the Shareholders.

                  (d) The Shareholders shall cause the Company to issue an appropriate stop-transfer instruction to the Company's transfer agent and registrar to the effect that the Shares and Preferred Shares are subject to the terms of this Agreement and may not be sold or otherwise disposed of except in accordance with the terms hereof.

         4.4 EQUITABLE ADJUSTMENTS. If there shall be any change in the Company Common Stock as a result of any merger, consolidation, reorganization, recapitalization or other similar event, or if there shall be any dividend upon the Company Common Stock payable in Company Common Stock or a stock split, combination of shares or other change in the capital structure of the Company, the number and kind of shares and the purchase price hereunder shall be equitably adjusted so as to prevent dilution or enlargement of the rights of the parties hereto; provided, however, that nothing herein contained shall constitute a waiver of any right or remedy of Purchaser under this Agreement or the Merger Agreement with respect to any of the foregoing events.

         4.5 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable law and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entity, effecting all necessary registrations and filings (including without limitation filings under the HSR
Act) and obtaining any required contractual consents.

                                    ARTICLE V

                                   CONDITIONS

         5.1 CONDITIONS. The obligations of Purchaser and the Shareholders to consummate the purchase and sale of the Shares and Preferred contemplated hereby are subject to the satisfaction, at or before the Closing, of each of the following conditions, as applicable thereto: (a) consummation of the transactions contemplated by this Agreement and the Merger Agreement (the "TRANSACTION") shall not violate any order of any court or any governmental department, commission, board, agency, or instrumentality of the United States and no action or proceeding shall have been instituted by any person or threatened by any person which, in either such case, in the good faith judgment of the Shareholders or the Purchaser has a reasonable probability of resulting in an order restraining, prohibiting or rendering unlawful the consummation of the Transaction, (b) the Company and CompuCom shall have made the necessary filings to comply with the HSR Act, and all applicable waiting periods under the HSR Act shall have expired or otherwise been terminated, (c) the Company shall have received the opinion of J. C. Bradford & Co. to the effect that the consideration to be paid pursuant to the Transaction to the holders of Company Common Stock is fair from a financial point of view and (d) the Shareholders shall have executed a consent as permitted under the DGCL with respect to, or otherwise voted in favor of, the approval and adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement.

         5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser to consummate the purchase and sale of the Shares and Preferred Shares contemplated hereby shall be further subject to the satisfaction of the additional conditions that (a) the representations and warranties of the Company in the Merger Agreement and of the Shareholders in this Agreement that are qualified as to materiality shall have been true and correct and such representations and warranties that are not so qualified shall have been true and correct in all material respects, in each case as of the date of this Agreement, except in the case of any representation and warranty that speaks as of a particular date, which shall be true and correct or true and correct in all material respects, as applicable, as of such date, (b) the Company shall have performed in all material respects its material obligations, and complied in all material respects with its material covenants and agreements, under the Merger Agreement, (c) the Shareholders shall have performed in all material respects each of the covenants of the Shareholders contained herein to be performed by them at or before the Closing, (d) the Merger Agreement shall not have been terminated pursuant to SECTION 9.01 thereof, (e) CompuCom shall have completed its examination of the financial condition, properties and business of the Company and such examination shall not have revealed the existence of any fact, matter, claim (whether existing prior to the date of the Merger Agreement or arising after the date thereof) or circumstance not previously disclosed by the Company to CompuCom which, in CompuCom's judgment materially and adversely affects the Company including, without limitation, (i) that the Company's business has been conducted other than in the ordinary course from July 1, 1997 to the Closing, (ii) that since such date, the Company has increased the compensation of its employees except in the ordinary course of business consistent with past practices, (iii) that since such date, the Company has paid dividends in excess of $110,000 to its shareholders or (iv) that since such date, the Company increased its indebtedness for borrowed money or paid bonuses to its employees except in the ordinary course of business consistent with past practices, (f) at least five days prior to the Closing, the Company shall have entered into agreements with each of John Paget,

Steve Wright, Greg Hardman, Ed Meltzer, Bill Patch, Mike Farrell and Sam McElhaney, to whom it has severance payment obligations if such individuals' employment with the Company is terminated after Closing to accept an aggregate of not more than $550,000 in full satisfaction of all severance obligations owing to such individuals, (g) at least five days prior to the Closing, the Company shall have received written confirmation that any prepayment or other fees owing to Congress as a result of the termination of the Company's credit facility with Congress shall not exceed $700,000, (h) at least five days prior to the Closing, the Company shall have received the written agreement of J. C. Bradford & Co. that its fee in connection with the consummation of the Transaction shall not exceed $195,000 and (i) at least five days prior to the Closing, the Company shall have entered into an agreement with Current Exchange, Inc. (f/k/a Cedar Computer Center, Inc.) ("CURRENT EXCHANGE") providing for the Company to pay an amount not to exceed $500,000 to Current Exchange in full and complete satisfaction of a contractual price guarantee pursuant to which the Company is obligated to pay to Current Exchange on July 2, 1998, with respect to 515,000 shares of Company Common Stock held by Current Exchange, the difference between the closing market price of Company Common Stock on that date and $10.00.

         5.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders to consummate the purchase and sale of the Shares and Preferred Shares contemplated hereby shall be further subject to the satisfaction of the additional conditions that (a) CompuCom and Purchaser shall have performed in all material respects their obligations, and shall have complied in all material respects with their material covenants and agreements, under this Agreement and (b) the Merger Agreement shall not have been terminated pursuant to subparagraphs (a) or (d) of SECTION 9.01 thereof.

                                   ARTICLE VI

                                FURTHER COVENANTS

         6.1 ACCOUNT RECEIVABLE COLLECTIONS. The Surviving Corporation shall use commercially reasonable efforts to collect the accounts receivable of the Company reflected on the Closing Balance Sheet which shall include at a minimum, those efforts employed by the Company in collecting its accounts receivable prior to the Closing.

         6.2 COMPUCOM TO CAUSE PURCHASER AND SURVIVING CORPORATION TO PERFORM. CompuCom shall cause Purchaser prior to the Merger and the Surviving Corporation after the Merger to perform their obligations and comply with their covenants and agreements under this Agreement and the Merger Agreement.

                                   ARTICLE VII

                                  MISCELLANEOUS

         7.1 TERMINATION.

                  (a) This Agreement may be terminated and the purchase and sale of the Shares contemplated hereby may be abandoned at any time prior to the earlier of the Closing and the effectiveness of the Merger:

                           (i)  by the mutual consent of Purchaser and
Shareholders;

                           (ii) subject to SECTION 1.2(d), by either Purchaser,
on the one hand, or the Shareholder Representative, on the other hand, if neither the Closing nor the effectiveness of the Merger shall have occurred prior to June 30, 1998 (provided that the right to terminate this Agreement under this SECTION 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing or the effectiveness of the Merger to occur on or before such date); or

                           (iii) by Purchaser if (A) any of the representations
and warranties of any Shareholder contained in this Agreement shall not have been, or shall cease to be, true and correct in all material respects (whether because of circumstances or events occurring in whole or in part prior to, on or after the date of this Agreement) or (B) any Shareholder shall have breached or failed to perform in any material respect any covenant or agreement to be performed by it pursuant to this Agreement.

                  (b) In the event of any termination and abandonment pursuant to this SECTION 7.1, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except that nothing herein shall relieve any party from liability for any breach of this Agreement.

         7.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties pursuant to this Agreement shall expire and be terminated upon Closing except that the representations made by the Shareholders in SECTIONS 3.1, 3.2 AND 3.3 shall survive the Closing Date until the expiration of the applicable statute of limitations.

         7.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement among CompuCom, Purchaser and the Shareholders with respect to the transactions contemplated hereby and supersedes all prior agreements among the parties with respect to such matters.

         7.4 APPLICABLE LAW. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Delaware, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state court or in any federal court sitting in Delaware.

         7.5 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

         If to a Shareholder:

                  To the Shareholder Representative:

                  John E. Paget
                  Computer Integration Corp.
                  15720 John J. Delaney Drive, Suite 500
                  Charlotte, North Carolina  28277
                  Fax No.:  (704) 714-4187

         With a copy (which shall not constitute effective notice) to:

                  Holland & Knight LLP
                  One East Broward Boulevard
                  P.O. Box 14070
                  Ft. Lauderdale, Florida  33301
                  Attn.:  Donn Beloff, Esq.
                  Fax No.:  (954) 463-2030

         If to Purchaser or CompuCom:

                  CompuCom Systems, Inc.
                  7171 Forest Lane
                  Dallas, Texas  75230

                  Attn.: Lazane Smith, Sr. Vice President, Finance and Chief Financial Officer
                  Fax No.:  (972) 856-5395

         With a copy (which shall not constitute effective notice) to:

                  Strasburger & Price, L.L.P.
                  901 Main Street, Suite 4300
                  Dallas, Texas  75202
                  Attn.:  Frederick J. Fowler, Esq.
                  Fax No.:  (214) 651-4330

         7.6 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         7.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns, provided that neither this Agreement nor any rights or obligations hereunder may be assigned without the written consent of the other parties except that (i) CompuCom may assign any or all of its rights hereunder to any affiliate of CompuCom, and (ii) the Purchaser may assign any or all of its rights hereunder to any other newly organized corporation under the laws of the State of Delaware, all of the capital stock of which is owned directly or indirectly by CompuCom; PROVIDED, HOWEVER, CompuCom shall remain liable on a direct and primary basis for the performance of any such direct or indirect subsidiary. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, corporation, partnership or other entity (other than the parties hereto and any permitted assignee) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, and no person, corporation, partnership or other entity (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

         7.8 EXPENSES. Whether or not the Closing occurs or the Merger becomes effective, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

         7.9 SPECIFIC PERFORMANCE. All remedies, either under this Agreement or by law or otherwise afforded to any party hereto, shall be cumulative and not alternative. Each party hereto acknowledges and agrees to any breach of the agreements and covenants contained in this Agreement would cause irreparable injury to the other parties hereto for which such parties would have no adequate remedy at law. In addition to any other remedy to which any party hereto may be entitled, each party hereto agrees that temporary and permanent injunctive and other equitable relief and specific performance may be granted without proof of actual damages or inadequacy of legal remedy in any proceeding that may be brought to enforce any of the provisions of this Agreement.

         7.10 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, this Agreement shall nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         7.11 APPOINTMENT BY SHAREHOLDERS' REPRESENTATIVE.

                  (a) Each of the Shareholders hereby designates and appoints John E. Paget as the attorney-in-fact, representative and agent of all of the Shareholders (the "SHAREHOLDER REPRESENTATIVE"), and John E. Padget hereby accept such designation and appointment, and by such designation and appointment, each of the Shareholders authorizes and directs the Shareholder Representative to act for and on behalf of such Shareholders whenever any consent, notice or approval is to be given or any covenant, agreement or other action is to be performed hereunder by one or more of the Shareholders (including, without limitation, the execution and delivery of any agreements, instrument or other documents to be executed and delivered by one or more of the Shareholders hereunder).

                  (b) Delivery to the Shareholder Representative of any amount, notice, document or instrument which is to be given, delivered or paid to any of the Shareholders shall be deemed to be (and shall be effective as) delivery to such Shareholders. Each of the Shareholders hereby expressly acknowledges that neither the Purchaser, CompuCom nor any of their Affiliates (as defined in the Merger Agreement) will have any liability or obligation to any Shareholders as a result of any action taken or omitted by the Shareholder Representative.

                  (c) In the event that John E. Paget is unable or unwilling for any reason whatsoever to fulfill his duties as Shareholder Representative as provided herein, Sam McElhaney shall be deemed to succeed John E. Paget as the Shareholder Representative, without any action, vote, decision or appointment whatsoever, and such successor shall succeed to all the duties, rights, powers and authority of the Shareholder Representative as provided hereinabove.

         7.12 JURY WAIVER. EACH OF THE SHAREHOLDERS, THE SHAREHOLDER REPRESENTATIVE AND PURCHASER WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTER IN ANY WAY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER.

         IN WITNESS WHEREOF, Purchaser and CompuCom have caused this Agreement to be executed by their respective officers thereunto duly authorized and each of the Shareholders have executed this Agreement or caused this Agreement to be executed by its officer, general partner, trustee or other person thereunto duly authorized, as of the date first written above.


                                     CIC ACQUISITION CORP.



                                     By:
                                        -----------------------------------
                                        Its:
                                            -------------------------------
                                        Title:
                                              -----------------------------


                                     COMPUCOM SYSTEMS, INC.



                                     By:
                                        -----------------------------------
                                        Its:
                                            -------------------------------
                                        Title:
                                              -----------------------------

                                  SHAREHOLDERS

CHARTWELL PARTNERS                                     LOUIS COSSUTTA IRREVOCABLE TRUST
No. of Shares:  101,350                                No. of Shares:  285,732

By:                                                    By:
   -------------------------------                        -------------------------------
   Its:                                                   Renee Cossutta
       ---------------------------                        Its:  Trustee



CODINVEST LTD.
No. of Shares: 4,672,897                               ----------------------------------
                                                       PATRICIA COSSUTTA AROSTEGUI
By:                                                    No. of Shares:  11,000
   -------------------------------
   Its:
       ---------------------------


----------------------------------                     RENEE COSSUTTA IRREVOCABLE TRUST
ARALDO COSSUTTA                                        No. of Shares: 280,732
No. of Shares: 1,805,000
No. of Shares of Series D Preferred                    By:
Stock:  11,400                                            -------------------------------
No. of Shares of Series E Preferred                       Renee Cossutta
Stock:  125                                               Its:  Trustee


                                                       LARISSA FOULON 1994 TRUST
-----------------------------------                    No. of Shares:  12,000
DONNA COSSUTTA                                         No. of Shares of Series D Preferred
No. of Shares:  4,000                                  Stock:  200

EBEN COSSUTTA 1994 TRUST                               By:
No. of Shares:  11,885                                    -------------------------------
No. of Shares of Series D Preferred                       Araldo Cossutta
Stock:  200                                               Its:  Trustee


                                                       ----------------------------------
By:                                                    SAM MCELHANEY
   --------------------------------                    No. of Shares: 186,034
   Araldo Cossutta
   Its:  Trustee
                                                       ----------------------------------
                                                       DEREK MCELHANEY
                                                       No. of Shares: 10,000



-----------------------------------          ---------------------------------
ELLEN MCELHANEY                              DONALD RUSSELL
No. of Shares: 10,000                        No. of Shares: 200,000



-----------------------------------          ---------------------------------
JANE MCELHANEY                               FRANK ZAPPALA
No. of Shares: 50,000                        No. of Shares: 195,864



-----------------------------------          ---------------------------------
THOMAS MCELHANEY                             MAUREEN ZAPPALA
No. of Shares: 10,000                        No. of Shares: 62,829



-----------------------------------          ---------------------------------
JANE F. MCELHANEY                            RICHARD ZAPPALA
No. of Shares:  5,000                        No. of Shares: 76,329



-----------------------------------
KEITH RICHARDSON, JR.
No. of Shares:  5,000


         ACCEPTED AND AGREED TO, solely with respect to the provisions of SECTIONS 4.3 AND SECTION 7.11.


                                        ---------------------------------
                                        John E. Paget, as Custodian
                                        and Shareholder Representative

                                                                      Appendix C

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT ("ESCROW AGREEMENT") is entered into as of this ______ day of ___________, 1998, by and among CompuCom Systems, Inc., a Delaware corporation ("COMPUCOM"), CIC Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CompuCom ("PURCHASER"), Computer Integration Corp., a Delaware corporation ("CIC" and together with its wholly owned subsidiary CIC Systems, Inc., a Delaware corporation, collectively, the "COMPANY"), Araldo Cossutta and Frank Zappala (such individuals, collectively, the "ESCROW COMMITTEE") and _______________________, a ___________________________ the
("ESCROW AGENT").

                                R E C I T A L S:

         A. CompuCom, Purchaser, and certain shareholders (the "SELLING SHAREHOLDERS") of the Company entered into a Stock Purchase Agreement dated as of April ___ , 1998 (the "PURCHASE AGREEMENT").

         B. Pursuant to the Purchase Agreement, Purchaser agreed to purchase at the purchase price stated therein (the "PURCHASE PRICE") all of the shares of Common Stock, par value $.001 per share of the Company (the "COMPANY COMMON STOCK") owned by the Selling Shareholders.

         C. CompuCom, Purchaser and the Company entered into an Agreement and Plan of Merger ("MERGER AGREEMENT") providing, among other things, for (i) the merger of Purchaser with and into the Company (the "MERGER") and conversion of each issued and outstanding share of Company Common Stock, other than shares of Company Common Stock owned by the Company or by CompuCom or Purchaser (and shares of Company Common Stock held by shareholders who perfected any appraisal rights that they may have had under Delaware law), into the right to receive an amount in cash equal to the Merger Consideration (as defined in the Merger Agreement) and (ii) certain payments to be made to the holders of Option and Warrant Shares (as defined in the Merger Agreement).

         D. Pursuant to the Purchase Agreement and the Merger Agreement, $2,750,000 (the "ESCROW AMOUNT") of the consideration to be paid to the Selling Shareholders, to the holders of Company Common Stock whose shares of Company Common Stock are to be converted into the right to receive the Merger Consideration pursuant to the Merger and to the holders of Option and Warrant Shares (collectively, the "SHAREHOLDERS") is to be deposited by Purchaser in an interest bearing account and held in escrow by the Escrow Agent as contingent consideration for the Shareholders or disbursed in whole or in part to the Surviving Corporation (as defined in the Merger Agreement) as set forth in the Purchase Agreement and the Merger Agreement.



ESCROW AGREEMENT - Page 1

         E. The parties hereto are entering into this Escrow Agreement as provided in the Purchase Agreement and the Merger Agreement to set forth, among other things, the terms pursuant to which the Escrowed Funds (as defined in SECTION 1(a)) will be held and disbursed.

         NOW, THEREFORE, in consideration of the recitals and the mutual promises and covenants set forth in this Escrow Agreement, the Purchase Agreement and the Merger Agreement, the parties agree as follows:

         1.       APPOINTMENT OF ESCROW AGENT.

                  (a) The Escrow Committee, CompuCom and Purchaser appoint Escrow Agent as their agent and custodian to hold and disburse the Escrow Amount, and all earnings thereon ("ESCROW EARNINGS"), in accordance with the terms of this Escrow Agreement. The Escrow Amount and the Escrow Earnings are sometimes referred to herein collectively as the "ESCROWED FUNDS."

                  (b) The Escrow Committee and Purchaser acknowledge and agree that this Escrow Agreement shall be subject to the terms of the Purchase Agreement and Merger Agreement. Notwithstanding the foregoing, the obligations of Escrow Agent are to be determined solely by this Escrow Agreement and any subsequent amendments or supplemental instructions agreed to in writing by all of the parties hereto.

                  (c) The Escrow Agent hereby accepts its appointment and agrees to act as Escrow Agent in accordance with the terms and conditions of this Escrow Agreement.

         2.       DEPOSIT OF ESCROW AMOUNT.

                  Simultaneously with payment of the portion of the Purchase Price being paid to the Selling Shareholders at Closing (as defined in the Purchase Agreement) and the deposit of sufficient funds with the Disbursing Agent (as defined in the Merger Agreement) as required to consummate the Merger, Purchaser is delivering directly to the Escrow Agent, the Escrow Amount. The Disbursing Agent will keep a list of (a) all Selling Shareholders, (b) the shareholders of the Company whose shares are converted into Merger Consideration in the Merger and (c) the holders of Option and Warrant Shares as to which the Purchaser has deposited the Option and Warrant Contingent Consideration (as defined in the Merger Agreement) with the Escrow Agent.

         3.       ESCROW COMMITTEE.

                  The Escrow Committee shall represent the Shareholders in all matters pertaining to this Escrow Agreement. CompuCom, Purchaser, the Surviving Corporation and the Escrow Agent shall be entitled to rely upon any statements or other communications by or purported to be on behalf of the Escrow Committee without the necessity of determining the validity of the actions taken. Actions taken by the Escrow Committee (or failures to act) shall be deemed binding and conclusive on all Shareholders.

ESCROW AGREEMENT - Page 2

         4.       INVESTMENT.

                  (a) Escrow Agent shall invest and reinvest the Escrowed Funds, provided the Escrowed Funds may only be invested in bonds or other obligations issued or guaranteed by the government of the United States of America (or an instrumentality or agency thereof) and not having maturities of greater than thirty (30) days.

                  (b) All investments of the Escrowed Funds shall be held by, or registered in the name of, Escrow Agent or its nominee.

                  (c) Any Escrow Earnings that are not distributed to either the Shareholders or the Surviving Corporation at the end of any taxable period will be deemed interest income of the escrow pursuant to Section 468B of the Internal Revenue Code of 1986, as amended, and will not be treated as interest income to the Shareholders or Purchaser prior to distribution.

         5. NO TITLE TO ESCROWED FUNDS UNTIL DISTRIBUTED. Neither Shareholders nor the Surviving Corporation shall have any right, title or interest in or to the Escrowed Funds until (and then only to the extent that) the Escrowed Funds are distributed to such party. The parties hereto intend that, in the event of the filing of any petition in bankruptcy by or against a Shareholder or the Surviving Corporation, the bankruptcy estate of the Shareholder or the Surviving Corporation, as the case may be, shall have no right, title or interest in or to the Escrowed Funds until (and then only to extent that) the same is actually received by the Shareholder or the Surviving Corporation.

         6.       ESCROW CLAIMS; DISTRIBUTIONS; TERMINATION.

                  (a) ESCROW CLAIMS BY SURVIVING CORPORATION. In the event that the Surviving Corporation believes it is entitled pursuant to the provisions of the Purchase Agreement and the Merger Agreement to a payment from the Escrowed Funds, the Surviving Corporation shall deliver to the Escrow Agent, with a copy to the Escrow Committee, a written notice (a "DISTRIBUTION NOTICE") which shall be signed on behalf of the Surviving Corporation and shall set forth a demand for payment to the Surviving Corporation of all or a specified dollar amount of the Escrowed Funds together with a summary description of the basis therefor.

                  (b) PAYMENT FROM ESCROWED FUNDS TO THE SURVIVING CORPORATION UPON REQUEST WITHOUT OBJECTION.

                           (i) PAYMENT TO SURVIVING CORPORATION. If the
         Surviving Corporation delivers a Distribution Notice to the Escrow Agent and the Escrow Committee, and if no Committee Response Notice (as defined below) is delivered to the Escrow Agent by the Escrow Committee within thirty (30) days of the delivery of such Distribution Notice to the Escrow Committee, then the Escrow Agent shall promptly pay to the Surviving Corporation out of the Escrowed Funds the amount specified in the Distribution Notice.

                           (ii) CALCULATION OF DUE DATE FOR NOTICES. Upon receipt of any Distribution Notice, the Escrow Agent shall promptly deliver a copy of the Distribution Notice to the Escrow Committee. For purposes of calculating the due date of any Committee

ESCROW AGREEMENT - Page 3

         Response Notice, the Escrow Agent may conclusively assume and rely that the date it receives a Distribution Notice is the same date such notice was received by the Escrow Committee.

                  (c) PAYMENT FROM ESCROWED FUNDS AFTER NOTICE OF OBJECTION.

                           (i) ESCROW COMMITTEE RESPONSE TO DISTRIBUTION NOTICE. If the Surviving Corporation delivers a Distribution Notice to the Escrow Agent, with a copy to the Escrow Committee, and if the Escrow Committee believes that the Surviving Corporation is not entitled to payment from the Escrowed Funds in the full amount specified in the Distribution Notice, the Escrow Committee shall, within thirty (30) days of the delivery to the Escrow Committee of the Distribution Notice, deliver to the Escrow Agent, with a copy to the Surviving Corporation, a written notice (a "COMMITTEE RESPONSE NOTICE"), which shall be signed by the Escrow Committee. The Committee Response Notice shall set forth (A) a demand that the Escrow Agent not make payment to the Surviving Corporation from the Escrowed Funds as to the portion of the proposed payment from the Escrowed Funds disputed by the Escrow Committee in such Committee Response Notice, and (B) the basis for such demand by the Escrow Committee.

                           (ii) ESCROW DISTRIBUTION. Provided that timely delivery is made in accordance with the provisions of this SECTION 6(c), the Escrow Agent shall make no payment from the Escrowed Funds of any portion of the Escrowed Funds disputed in a Committee Response Notice until it shall have received one of the following:

                                    (A) written instructions to make payment
         from the Escrowed Funds, signed by the Surviving Corporation and the Escrow Committee; or

                                    (B) a copy of the decision of the Neutral
                  Arbitrator (as defined below) adjudicating the dispute pursuant to the terms of the Purchase Agreement and the Merger Agreement. The Surviving Corporation shall deliver a copy of the decision of the Neutral Arbitrator to the Escrow Agent.

                           (iii) NEUTRAL ARBITRATOR. In the event that the Surviving Corporation and the Escrow Committee are unable to resolve any objections to a distribution to the Surviving Corporation contained in a Committee Response Notice within twenty (20) days of the delivery of the Committee Response Notice to the Escrow Agent and the Surviving Corporation, all such objections shall be referred by the Surviving Corporation and the Escrow Committee for resolution to the Dallas office of an independent accounting firm of national reputation mutually acceptable to the Surviving Corporation and the Escrow Committee (the "NEUTRAL ARBITRATOR"). The Surviving Corporation shall deliver to Escrow Agent, with a copy to the Escrow Committee, a written notice identifying the Neutral Arbitrator and any decisions made by the Neutral Arbitrator with respect to matters submitted to it. If the Neutral Arbitrator determines that the Surviving Corporation is the substantially prevailing party in connection with any matter submitted to it or that neither the Surviving Corporation nor the Escrow Committee is the substantially prevailing party in

ESCROW AGREEMENT - Page 4
         connection with any such matter, the fees and expenses of the Neutral Arbitrator shall be paid out of the Escrowed Funds.

         Upon receipt of the decision of the Neutral Arbitrator, if a payment is to be made from the Escrowed Funds as a result of such decision, the Escrow Agent shall make such payment in accordance with such decision.

         (d) PAYMENT FROM ESCROWED FUNDS AT REQUEST OF THE ESCROW COMMITTEE.


                           (i) PAYMENTS AT REQUEST OF ESCROW COMMITTEE. In the event that the Escrow Committee is entitled pursuant to the provisions of the Purchase Agreement and the Merger Agreement to a payment from the Escrowed Funds, the Escrow Committee shall deliver to the Escrow Agent, with a copy to the Surviving Corporation, a written notice (an "ESCROW COMMITTEE DISTRIBUTION NOTICE") which shall be signed by the Escrow Committee and shall set forth a demand for payment of a specified dollar amount of the Escrowed Funds together with a summary description of the basis therefor.

                           (ii) PAYMENT AS DIRECTED BY ESCROW COMMITTEE. If the Escrow Committee delivers an Escrow Committee Distribution Notice to the Escrow Agent and the Surviving Corporation, and if no Surviving Corporation Response Notice (as defined below) is delivered to the Escrow Agent by the Surviving Corporation within thirty (30) days of the delivery of such Escrow Committee Distribution Notice to the Surviving Corporation, then the Escrow Agent shall promptly pay to the Escrow Committee or as directed by the Escrow Committee out of the Escrowed Funds the amount specified in the Escrow Committee Distribution Notice.

                           (iii) CALCULATION OF DUE DATE FOR NOTICES. Upon receipt of any Escrow Committee Distribution Notice, the Escrow Agent shall promptly deliver a copy of the Escrow Committee Distribution Notice to the Surviving Corporation. For purposes of calculating the due date of any Surviving Corporation Response Notice, the Escrow Agent may conclusively assume and rely that the date it receives a Escrow Committee Distribution Notice is the same date such notice was received by the Surviving Corporation.

                           (iv) SURVIVING CORPORATION RESPONSE TO ESCROW COMMITTEE DISTRIBUTION NOTICE. If the Escrow Committee delivers an Escrow Committee Distribution Notice to the Escrow Agent, with a copy to the Surviving Corporation, and if the Surviving Corporation believes that the Escrow Committee is not entitled to payment from the Escrowed Funds in the full amount specified in the Escrow Committee Distribution Notice, the Surviving Corporation shall, within thirty (30) days of the delivery to the Surviving Corporation of the Escrow Committee Distribution Notice, deliver to the Escrow Agent, with a copy to the Escrow Committee, a written notice (a "SURVIVING CORPORATION RESPONSE NOTICE"), which shall be signed by the Surviving Corporation. The Surviving Corporation Response Notice shall set forth (A) a demand that the Escrow Agent not make payment to the Escrow Committee or as directed by the Escrow Committee from the Escrowed Funds as to the portion of the proposed payment from the Escrowed Funds disputed by the

ESCROW AGREEMENT - Page 5

         Surviving Corporation in such Surviving Corporation Response Notice, and (B) the basis for such demand by the Surviving Corporation.

                           (v) ESCROW DISTRIBUTION. Provided that timely delivery is made in accordance with the provisions of this SECTION 6(d), the Escrow Agent shall make no payment from the Escrowed Funds of any portion of the Escrowed Funds disputed in a Surviving Corporation Response Notice until it shall have received written instructions to make payment from the Escrowed Funds, signed by the Surviving Corporation and the Escrow Committee.

         In the case of a distribution of less than all of the Escrowed Funds pursuant to the preceding provisions of this SECTION 6, the remaining Escrowed Funds shall continue to be held by the Escrow Agent until disbursed pursuant to this SECTION 6.

                  (e) TERMINATION. This Escrow Agreement shall automatically terminate upon the earlier to occur of: (i) ______________, 1999, or (ii) the date on which the entire Escrowed Funds held by Escrow Agent are distributed or otherwise disposed of by Escrow Agent in accordance with the provisions of
SECTION 6(b), SECTION 6(c) and SECTION 6(d). If the Escrow Agreement terminates pursuant to (i) above then on such date the Escrow Agent shall release and deliver to the Disbursing Agent for payment to the Shareholders all of the remaining Escrowed Funds other than an amount equal to the aggregate amount described in all Distribution Notices previously received by the Escrow Agent and not previously paid to the Surviving Corporation pursuant to SECTION 6(c). Such amount, if any, shall continue to be held by the Escrow Agent and disbursed pursuant to SECTION 6(c)(ii); PROVIDED, HOWEVER, if any portion of the Escrowed Funds remains on deposit following termination of this Escrow Agreement, all rights and benefits of the Escrow Agent shall remain in place notwithstanding such termination. Any amounts received by the Disbursing Agent from the Escrow Agent for distribution to the Shareholders shall be distributed to each Shareholder in an amount equal to the product of (x) the amount of the Escrowed Funds received by the Disbursing Agent from the Escrow Agent DIVIDED BY 14,046,010, representing the total number of issued and outstanding shares of Company Common Stock immediately prior to the Merger plus the number of Option and Warrant Shares, MULTIPLIED BY (y) the total number of shares of Company Common Stock and Option and Warrant Shares for which such Shareholder received payment pursuant to the Purchase Agreement or the Merger Agreement, as applicable.

         7. DUTIES OF ESCROW AGENT. Escrow Agent hereby accepts its duties and obligations under this Escrow Agreement and represents that it has the legal power and authority to enter into this Escrow Agreement and perform its duties and obligations hereunder. Escrow Agent further agrees that all property held by Escrow Agent hereunder shall be segregated from all other property held by the Escrow Agent and shall be identified as being held in connection with this Escrow Agreement. Such segregation may be accomplished by appropriate identification on the books and records of the Escrow Agent. Escrow Agent agrees that its documents and records with respect to the transactions contemplated hereby will be available for examination by authorized representatives of the Surviving Corporation and the Escrow Committee. Escrow Agent shall provide a monthly report to the Surviving Corporation and the Escrow Committee with respect to the Escrowed Funds.



ESCROW AGREEMENT - Page 6

         8. COMPENSATION OF ESCROW AGENT. Escrow Agent shall be entitled to receive fees, payable in accordance with the fee schedule attached as EXHIBIT A hereto, for its services under this Escrow Agreement, and to reimbursement for any expenses incurred by it hereunder, which shall be paid by ___________________________. The provisions of this Section shall survive the termination of this Agreement.

         9. LIABILITIES OF ESCROW AGENT. Unless otherwise expressly provided in this Escrow Agreement, Escrow Agent shall:

                  (a) not be held liable for any action or failure to act under or in connection with this Escrow Agreement, except for its own gross negligence or willful misconduct;

                  (b) have no responsibility to inquire into or determine the genuineness, authenticity or sufficiency of any securities, checks, notices or other documents or instruments submitted to it in connection with its duties pursuant to this Escrow Agreement or to confirm the identity, authority or rights of any person or legal entity executing or delivering or purporting to execute or deliver this Escrow Agreement;

                  (c) be entitled to deem (unless it has actual knowledge to the contrary) the signatories of any documents or instruments submitted to it pursuant to this Escrow Agreement as being those of persons authorized to sign such documents or instruments on behalf of the other parties to this Escrow Agreement and shall be entitled to rely (unless it has actual knowledge to the contrary) upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

                  (d) be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event that it becomes aware of any disagreement between the other parties hereto as to any material facts or as to the happening of any contemplated event precedent to such action;

                  (e) have no responsibility or liability for any diminution which may result from any investments or reinvestment made in accordance with any provisions contained in this Escrow Agreement;

                  (f) have no duties or responsibilities except those expressly set forth herein; and

                  (g) be entitled, if a dispute between the parties arises or if the Escrow Agent shall be uncertain as to its rights or duties under this Escrow Agreement, to pay the Escrowed Funds into a court of competent jurisdiction, in which event the Escrow Agent shall have no further obligations under this Escrow Agreement.

         10. INDEMNIFICATION OF ESCROW AGENT. CompuCom and Purchaser hereby agree to indemnify the Escrow Agent, and hold the Escrow Agent harmless, from and against any and all claims, costs, expenses, demands, judgments, losses, damages and liabilities (including, without limitation, reasonable attorneys' fees and disbursements of the Escrow Agent's outside counsel incurred in defending the Escrow Agent against any claims) arising out of or in connection with this Escrow Agreement or any action or failure to act by the Escrow Agent under or in connection with

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



this Escrow Agreement, except such as may be caused by the gross negligence or willful misconduct of the Escrow Agent. The provisions of this SECTION 10 shall survive the termination of this Agreement.

         11. RESIGNATION OF ESCROW AGENT.

                  (a) Escrow Agent may resign as escrow agent hereunder effective thirty (30) days following the giving of written notice thereof to the Surviving Corporation and the Escrow Committee. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days' written notice to the Escrow Agent by the Surviving Corporation and the Escrow Committee. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor Escrow Agent has acknowledged its appointment as such as provided in SECTION 11(b) hereof. In either event, upon the effective date of such resignation or removal, the Escrow Agent shall deliver the Escrowed Funds to a successor Escrow Agent appointed by the Surviving Corporation and the Escrow Committee in writing; PROVIDED, HOWEVER, that if the Surviving Corporation and the Escrow Committee are unable to agree upon a successor Escrow Agent, or shall have failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following the date of the notice of such resignation or removal, the then-acting Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent, or other appropriate relief, and tender the Escrowed Funds into the registry of the court. Any such resulting appointment shall be binding upon all of the parties to this Escrow Agreement.

                  (b) Upon acknowledgment by any successor Escrow Agent appointed in accordance with SECTION 11(a) hereof of the receipt of the Escrowed Funds and its written acceptance to serve as Escrow Agent in accordance with this Escrow Agreement, the then-acting Escrow Agent shall be fully released from and relieved of all duties, responsibilities and obligations under this Escrow Agreement.

         12. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed), sent by overnight courier (provided proof of delivery) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by written notice):

         If to the Escrow Committee:

                  Mr. Araldo Cossutta
                  Cossutta & Associates
                  600 Madison Avenue
                  New York, New York  10022
                  Fax No.:  (212) 371-2722

ESCROW AGREEMENT - Page 8

         With a copy (which shall not constitute effective notice) to:

                  Holland & Knight LLP
                  One East Broward Boulevard
                  P.O. Box 14070
                  Ft. Lauderdale, Florida  33301
                  Attn.:  Donn Beloff, Esq.
                  Fax No.:  (954) 463-2030

         If to CompuCom, Purchaser or the Surviving Corporation:

                  CompuCom Systems, Inc.
                  7171 Forest Lane
                  Dallas, Texas  75230
                  Attn.: Lazane Smith, Sr. Vice President, Finance and Chief Financial Officer
                  Fax No.:  (972) 856-5395

         With a copy (which shall not constitute effective notice) to:

                  Strasburger & Price, L.L.P.
                  901 Main Street, Suite 4300
                  Dallas, Texas  75202
                  Attn.:  Frederick J. Fowler, Esq.
                  Fax No.:  (214) 651-4330

         If to Escrow Agent:

                  Mr. Araldo Cossutta
                  Cossutta & Associates
                  600 Madison Avenue
                  New York, New York  10022
                  Fax No.:  (212) 371-2722

         13. ASSIGNMENT. This Escrow Agreement shall not be assigned by any party without the written consent of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect. This Escrow Agreement shall be binding upon and inure to the benefit of the respective parties hereto and, provided any consent required by this SECTION 13 is duly obtained, the successors and assigns of such party. Nothing herein is intended or shall be construed to give any other person any right, remedy or claim under, in or with respect this Escrow Agreement or any property held hereunder.

         14. GOVERNING LAW. This Escrow Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of ________, without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction. All actions and proceedings arising out of or relating to this Escrow Agreement shall

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



be heard and determined in any _________ state court or in any federal court sitting in ___________.

         15. COUNTERPARTS. This Escrow Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         16. AMENDMENT. This Escrow Agreement may only be amended by a writing signed by CompuCom, the Surviving Corporation and the Escrow Committee. The Escrow Agent's duties and obligations under this Agreement shall not be altered, changed, or modified without its prior written consent.


                [Remainder of this page intentionally left blank]


ESCROW AGREEMENT - Page 10

         IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

                                      COMPUCOM SYSTEMS, INC.



                                      By:
                                         ----------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------


                                      CIC ACQUISITION CORP.



                                      By:
                                         ----------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------


                                      COMPUTER INTEGRATION CORP.



                                      By:
                                         ----------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------


                                      ----------------------------------------
                                      Araldo Cossutta, Escrow Committee Member


                                      ----------------------------------------
                                      Frank Zappala, Escrow Committee Member


                                      ESCROW AGENT

                                      By:
                                         ----------------------------------
                                         Name:
                                              -----------------------------
                                         Title:
                                               ----------------------------



ESCROW AGREEMENT - Page 11

                                    EXHIBIT A

                                  FEE SCHEDULE

                                --see attached--

                                                      =====================
                                                       J.C. Bradford & Co.
                                                      =====================

                                                       CORPORATE FINANCE


                                   APPENDIX D

                                FAIRNESS OPINION

                                  April 9, 1998



The Board of Directors
Computer Integration Corp.
15720 John J. Delaney Drive
Suite 500
Charlotte, North Carolina 28277

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Computer Integration Corp. (the "Company"), of the consideration proposed to be paid pursuant to the terms of the Agreement and Plan of Merger, dated as of March 31, 1998 (the "Merger Agreement"), between the Company and CompuCom Systems, Inc. (the "Acquiror"). The Merger Agreement provides for the merger (the "Merger") of the Company with the Acquiror pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (other than shares held by the Acquiror) will be converted into the right to receive $0.723 per share in cash at Closing and an additional $0.196 per share to be deposited in escrow and held as contingent consideration (such amounts being collectively referred to herein as the "Merger Consideration"). Capitalized terms used herein, if not otherwise defined herein, shall have the respective meanings set forth in the Merger Agreement.

J.C. Bradford & Co., L.L.C., as part of its investment banking business, engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of the Company in connection with the proposed Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger.

In conducting our analysis and arriving at our opinion, we have considered such financial and other information as we deemed appropriate including, among other things, the following: (1) the Merger Agreement; (ii) the historical and current financial position and results of operations

------------------
330 Commerce Street
Nashville, TN 37201
615-748-9671
1-800-522-4750
Members New York Stock Exchange, Inc.

The Board of Directors
Computer Integration Corp.
April 9, 1998
Page 2


of the Company; (iii) certain internal financial analyses and forecasts of the Company prepared by senior management; (iv) certain financial and securities data of certain other companies in businesses similar to the Company, the securities of which are publicly traded; (v) prices and premiums paid in certain other acquisitions and transactions that we believed to be relevant; and (vi) such other financial studies, analyses and investigations as we deemed appropriate for purposes of our opinion. We also have held discussions with members of the senior management of the company regarding the past and current business operations, financial condition and future prospects of the Company. During such discussions, members of senior management of the Company have advised us that if the proposed Merger were not to occur the Company would likely not have sufficient liquidity to execute its business plan which would likely render the Company unable to pay its debts as they became due in the usual course of business.

We have taken into account our assessment of general economic, market, financial and other conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the industry in which the Company operates generally. Our opinion is necessarily based upon the information made available to us and conditions as they currently exist and can be evaluated as of the date hereof. We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of our opinion and have not assumed any responsibility for, nor undertaken an independent verification of, such information. With respect to the internal operating data and financial analyses and forecasts supplied to us, we have assumed that such data, analyses and forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's senior management as to the recent and likely future performance of the Company. Accordingly, we express no opinion with respect to such analyses or forecasts or the assumptions on which they are based.

         Our opinion does not address the relative merits of the proposed Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transactions in which the Company might engage. Furthermore, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.

         In the ordinary course of our business, we may actively trade the equity securities of both the Company and the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         It is understood that this letter is for the information of the Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger, and is not to be quoted or referred to, in whole or in part, in any proxy statement, nor shall this letter be used for any other purposes, without our prior written consent.

The Board of Directors
Computer Integration Corp.
April 9, 1998
Page 3



         Based upon and subject to the foregoing, and based upon such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the common stockholders of the Company from a financial point of view.



                                                  Very truly yours,



                                                  J.C. BRADFORD & CO.

                                   APPENDIX E

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

         (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

         (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to section 251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                  (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of this title.

                  (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sections 251, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                         c. Cash in lieu of fractional shares or fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                         d. Any combination of the shares of stock, depository
receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

                  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

         (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

         (d) Appraisal rights shall be perfected as follows:

                  (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of orconsented to the merger or consolidation of the date that the merger or consolidation has become effective; or

                  (2) If the merger or consolidation was approved pursuant to section 228 or section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

         (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

         (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

         (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

         (h) After determining the stockholders entitled to any appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

         (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

         (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.